Exhibit 10.1 Dated 20th February 2018
PRECITOX HOLDINGS CO. LIMITED

and

ORATOSIO HOLDINGS CO. LIMITED

and

HUMBERTO FINANCE CO.
(as sellers)

and

AMPNI HOLDINGS CO. LIMITED
(as buyer)

and

AEGEAN MARINE PETROLEUM NETWORK INC.
(as issuer of Consideration Shares)

A SHARE PURCHASE AGREEMENT for the sale and purchase of 100% of the share capital of H.E.C. Europe Limited

Ince & Co LLP
Aldgate Tower
2 Leman Street
London
E1 8QN
Tel: +44(0)20 7481 0010
Fax: +44(0)20 7481 4968

TABLE OF CONTENTS

1.	INTERPRETATION	2
2.	CONDITIONS PRECEDENT	9
3.	SALE AND PURCHASE	10
4.	CONSIDERATION	11
5.	CONSIDERATION SHARES	13
6.	COMPLETION	14
7.	SELLERS' WARRANTIES	15
8.	BUYER'S AND AEGEAN'S WARRANTIES	17
9.	LIMITATIONS ON CLAIMS AND INDEMNITY CLAIMS	19
10.	PROPERTIES	21
11.	TAX COVENANT	21
12.	INDEMNITIES AND WARRANTIES ON AN INDEMNITY BASIS	21
13.	RESTRICTIONS ON THE SELLERS	22
14.	CONFIDENTIALITY AND ANNOUNCEMENTS	24
15.	FURTHER ASSURANCE	26
16.	ASSIGNMENT	27
17.	NO AGENCY	27
18.	ENTIRE AGREEMENT	27
19.	VARIATION AND WAIVER	28
20.	COSTS	28
21.	NOTICES	28
22.	JOINT OBLIGATIONS	30
23.	SEVERANCE	30
24.	AGREEMENT SURVIVES COMPLETION	31
25.	THIRD PARTY RIGHTS	31
26.	COUNTERPARTS	31
27.	RIGHTS AND REMEDIES	31
28.	INADEQUACY OF DAMAGES	31
29.	GOVERNING LAW AND ARBITRATION	31
SCHEDULE 1 Particulars of Sellers and apportionment of Consideration		34
SCHEDULE 2 Particulars of the Company and the Subsidiaries		35
	PART 1 - The Company	35
	PART 2 - The Subsidiaries	36
SCHEDULE 3 Completion Conditions and conduct of business		54
	PART 1 - Conditions to Completion	54
	PART 2 - Conduct of business during the Interim Period	58
SCHEDULE 4 Parties' obligations at Completion		62
SCHEDULE 5 Warranties		65
	PART 1 - General Warranties:	65
	PART 2 - Tax Warranties	90
SCHEDULE 6 Tax Covenant		93
SCHEDULE 7 Intellectual Property Rights		111
	PART 1 - Registered Intellectual Property Rights	111
	PART 2 - Material unregistered Intellectual Property Rights	111
	PART 3 - Intellectual Property Rights licensed from third parties	111
	PART 4 - Intellectual Property Rights licensed to third parties	112
SCHEDULE 8 Information technology		113
	PART 1 - Material IT System	113
	PART 2 - Material IT Contracts	115
SCHEDULE 9 The Properties		116
	PART 1 - Particulars of the Freehold Properties	116
	PART 2 - Particulars of the Leasehold Properties	116
	PART 3 – Other Real Property	124
SCHEDULE 10 Verification of Net Working Capital and Net Debt		125
SCHEDULE 11 Investors' Rights Agreement		130

THIS DEED IS MADE ON THE 20th DAY OF February 2018
BETWEEN
(1)
PRECITOX HOLDINGS CO. LIMITED, a company incorporated and registered in the Republic of Cyprus with company number HE300298 whose registered office is at Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus (Precitox);

(2)
ORATOSIO HOLDINGS CO. LIMITED, a company incorporated and registered in the Republic of Cyprus with company number HE300283 whose registered office is at Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus (Oratosio);

(3)
HUMBERTO FINANCE CO., a company incorporated and registered in the Republic of the Marshall Islands with company number 94285 whose registered office is at Trust Company Complex, Ajeltake Road, Majuro, Ajeltake Island, MH96960 Marshall Islands (Humberto),

(each a Seller and together the Sellers); and
(4)
AMPNI HOLDINGS CO. LIMITED a company incorporated and registered in the Republic of Cyprus with company number HE 245361 whose registered office is at Vyronos, 36 Nicosia Tower Center, 8th Floor, 1506, Nicosia, Cyprus (the Buyer); and

(5)
AEGEAN MARINE PETROLEUM NETWORK INC. a company incorporated and registered in the Republic of the Marshall Islands with company number 14958 whose registered office is at Trust Company Complex, Ajeltake Road, Majuro, Ajeltake Island, MH96960 Marshall Islands (Aegean).

RECITALS
The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.
Aegean is the ultimate parent company of the Buyer. Aegean is a party to this agreement for the purposes of inter alia issuing the Consideration Shares (pursuant to clause 4.3), giving certain warranties (pursuant to clause 8), benefitting from obligations of the Sellers in respect of the issuance of the Consideration Shares (pursuant to clause 5) and benefiting from certain warranties of the Sellers (pursuant to clause 7).
IT IS HEREBY AGREED
1.	INTERPRETATION
1.1	The definitions and rules of interpretation in this clause apply in this agreement.
Accounts: the Group Accounts and the Individual Accounts.
Accounts Date: 31 December 2016.

Accounts Receivable Assignment: the Assignment of Debts in the agreed form, to be entered into on the Completion Date.
Base Rate: the Federal Reserve Bank of New York's base rate as set from time to time.
Book Entry Statement: a statement in electronic or paper form issued by Computershare Trust Company, N.A., the Buyer's U.S. transfer agent and registrar, confirming the issuance of the Consideration Shares to the Sellers, as contemplated herein.
Business: the business carried on by the Company and the Subsidiaries, namely the provision of port reception facilities services for ship-generated waste, or any part of it.
Business Day: a day other than a Saturday, Sunday or public holiday in Cyprus, Greece and/or the USA when banks in Nicosia and New York are open for business.
Buyer's Solicitors: Ince & Co LLP, Aldgate Tower, 2 Leman Street, London, E1 8QN (ref: 8865/8351).
CA 2006: the Companies Act 2006.
Claim: a claim for breach of any of the Warranties.
Company: H.E.C. Europe Limited, a company incorporated and registered in the Republic of Cyprus with company number HE 333703 whose registered office is at Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus, further details of which are set out in Part 1 of Schedule 2.
Company's Group: the Company and the Subsidiaries.
Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.
Completion Date: has the meaning given in clause 6.2.
Conditions: the conditions to Completion, being the matters set out in clauses 2.2 and 2.3.
Connected: has, in relation to a person, the meaning given in section 1122 of the CTA 2010.
Consideration: the consideration for the Sale Shares to be paid by the Buyer in accordance with clause 4.
Consideration Shares: shares of common stock, par value $0.01 per share, of Aegean to be issued to the Sellers in accordance with clause 4.1.4 as partial Consideration for the sale of the Sale Shares.
Control: has the meaning given in section 1124 of the CTA 2010, and the expression change of Control shall be construed accordingly.
CTA 2010: the Corporation Tax Act 2010.

Director: each person who is a director or shadow director of the Company or any of the Subsidiaries, as set out in Schedule 2.
Disclosed: fairly disclosed in the Disclosure Letter, with sufficient information and particulars to enable the Buyer to identify the nature and scope of the matter disclosed.
Disclosure Bundle: the bundle of documents, in agreed form, annexed to the Disclosure Letter.
Disclosure Letter: the letter, in agreed form, from the Sellers to the Buyer with the same date as this agreement and described as the Disclosure Letter, together with the Disclosure Bundle.
Dividend Waivers: the waivers for dividend payments, in agreed form, given by Precitox and Oratosio and to be delivered by the Sellers pursuant to paragraph 1.1.8 of Schedule 4.
EHS Laws: all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal and legally binding codes of practice and guidance notes to the extent that they relate to or apply to the Environment, energy efficiency, climate change or the health and safety of any person including, but not limited to, all applicable ISO standards (including, but not limited to ISO 14001:2004 and 16304:2013) and the European Commission Eco-Management and Audit Scheme (EMAS).
EHS Matters: all matters relating to:
(a)	pollution or contamination of the Environment;
(b)	the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;
(c)	the exposure of any person to Hazardous Substances or Waste;
(d)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;
(e)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; and/or
(f)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it.
EHS Permits: any permits, licences, consents, certificates, registrations, notifications or other authorisations required under any EHS Laws for the operation of the Business or in relation to any of the Properties.
Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.
Environment: the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media.

EUR: means the single currency of the European Monetary Union.
Expansion Projects: mean those proposed acquisitions and/or greenfield projects of the Company set forth in clause 2.1.19 of Part 2 of Schedule 3.
Financial VDD Report: the Vendor Financial Due Diligence Report dated 26 July 2017 and prepared by Deloitte.
Group: in relation to a company, that company, any subsidiary or subsidiary undertaking or any holding company or parent undertaking from time to time of that company, and any subsidiary or subsidiary undertaking from time to time of a holding company or parent undertaking of that company. Each company in a Group is a member of the Group.
Group Accounts: the audited consolidated accounts of the Company and the Subsidiaries for the accounting period ended on the Accounts Date, including the statement of financial position as at the Accounts Date and the income statement and statement of other comprehensive income, statement of cash flows and statement of changes in equity for the accounting period ended on the Accounts Date, and the related notes to such accounts as required by law and applicable accounting standards, copies of which are included in the Disclosure Bundle.
Guarantee: a guarantee in the agreed form in favour of the Buyer and Aegean from the individual ultimate legal and beneficial shareholders of the Sellers.
Harm: harm to the Environment, and in the case of man, this includes offence caused to any of his senses or harm to his property.
Hazardous Substances: any material, substance or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances, materials containing asbestos and Japanese knotweed.
holding company: has the meaning given in clause 1.11.
IFRS: International Financial Reporting Standards (including international accounting standards, international financial reporting standards and interpretations of such standards) as formally adopted for use in the European Union under EU Regulation 1606/2002 and in force for the accounting period ended on the Accounts Date.
Indemnity Claim: a claim for breach of the indemnity in clause 12.1.1.
Individual Accounts: the audited individual company accounts of the Company and each of the Subsidiaries for the accounting period ended on the Accounts Date, including the statement of financial position as at the Accounts Date, and the income statement and statement of other comprehensive income, the statement of cash flows and statement of changes in equity for the accounting period ended on the Accounts Date, and the related notes to the accounts as required by law and applicable accounting standards, copies of which are included in the Disclosure Bundle.
Intellectual Property Rights: has the meaning given in paragraph 23.1 of Part 1 of Schedule 5.

Interim Period: the period from (and including) the date of this agreement up to (and including) the Completion Date or, if earlier, the date of termination of this agreement in accordance with its terms.
Investors' Rights Agreement: the Investors' Rights Agreement in the form attached hereto at Schedule 11 to be entered into on the Completion Date.
Legal VDD Report: the Vendor Legal Due Diligence Report dated 22 December 2017 and prepared by Deloitte Legal.
Lock-in Period: the period during which the Consideration Shares shall be non-transferable in accordance with the Investors' Rights Agreement, being the period commencing on the date of issue of the Consideration Shares and expiring on the date provided in clause 9.4.3, or such later date as is required pursuant to clause 4.7.
Longstop Date: 6.00pm New York time on the date falling 35 days after the date of this agreement provided that, if at that date, clearance for the Transaction has not yet been granted by the German Federal Cartel Office (Bundeskartellamt), and such clearance is the only outstanding Condition, the Longstop Date shall be extended to the earlier of (i) 6.00pm New York time on the last date on which such clearance may be provided, and (ii) 6.00pm New York time on the date falling 60 days after the date of this agreement, or such other date as may be agreed by the Buyer and the Sellers in writing.
Management Accounts: the unaudited consolidated condensed statement of financial position as at 31 October 2017, and the unaudited consolidated condensed income statement of the Company and the Subsidiaries for the period of 10 months ended 31 October 2017 (a copy of which is included in the Disclosure Bundle).
NBG Encumbrances: means any and all Encumbrances granted to secure the obligations under the NBG Facility as Disclosed.
NBG Facility: means the Term Loan Facility Agreement between the Company and National Bank of Greece S.A., as mandated lead arranger, and the other parties thereto, dated 3 December 2014, as extended or otherwise amended from time to time.
NYSE: New York Stock Exchange.
Per Share Surrender Value: means an assumed value of $4.28 per Consideration Share.
Permitted Encumbrances: means: (i) the NBG Encumbrances; and (ii) the following items, but only to the extent that the aggregate total potential liability thereunder does not exceed $100,000:
(a)
mechanic's, materialmen's, carriers, repairers' and other Encumbrances in each case arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith;

(b)	in relation to the Tax Warranties, Encumbrances for Taxes, assessments or other governmental charges not yet due and payable as of the Completion Date or which are being contested in good faith;

(c)
in relation to the property Warranties, Encumbrances and other restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) and other title defects that have been Disclosed or are otherwise not material; and

(d)
in relation to the property Warranties, zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the Business or any other violations.

Previous Accounts: the accounts equivalent to the Group Accounts or the Individual Accounts (as the case may be) in respect of each of the two accounting periods immediately preceding the accounting period ended on the Accounts Date.
Previously-owned Land and Buildings: has the meaning given in paragraph 28.1 of Part 1 of Schedule 5.
Properties: has the meaning given in paragraph 28.1 of Part 1 of Schedule 5.
Purchase Price: $325,356,910.52.
Sale Shares: the 5,000 Ordinary Class A shares of nominal value EUR 1.00 each in the Company and the 2,000 Ordinary Class B shares of nominal value EUR 2.00 in the Company, all of which are issued and fully paid, and which comprise the whole of the issued share capital of the Company.
SEC: the U.S. Securities and Exchange Commission.
Securities Act: the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
Sellers' Adviser: AB Management LLC.
Subsidiaries: the companies, brief details of which are set out in Part 2 of Schedule 2, each a Subsidiary.
subsidiary: has the meaning given in clause 1.11.
Tax: has the meaning given in paragraph 1 of Schedule 6.
Taxation Authority: has the meaning given in paragraph 1 of Schedule 6.
Tax Covenant: the tax covenant set out in Schedule 6.
Tax Warranties: the Warranties set out in Part 2 of Schedule 5.
Transaction: the transaction contemplated by this agreement or any part of that transaction.
Transaction Documents: this agreement, the Accounts Receivable Assignment, the Investors' Rights Agreement, the Disclosure Letter and any other document referred to as being in the agreed form or otherwise to be entered into pursuant to this agreement in connection with the Transaction.

USD or $: the lawful currency of the United States of America.
Warranties: the warranties given by the Sellers in and pursuant to clause 7 and as set out in Schedule 5.
Waste: any waste, including any by-product of an industrial process and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.
1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.
1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.
1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.
1.5
A reference to this agreement or any other agreement or document referred to in this agreement, is a reference to this agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this agreement) from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.
1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.
1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's successors and permitted assigns.
1.9
This agreement shall be binding on and enure to the benefit of, the parties to this agreement and their respective, successors and permitted assigns, and references to a party shall include that party's successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.
1.11
A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the CA 2006 and for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), a company shall be treated as a member of another company even if its shares in that other company are registered in the name of another person (or its nominee), by way of security or in connection with the taking of security; or its nominee.

1.12	A reference to the Sellers shall include a reference to each of them.
1.13	Unless otherwise expressly provided in this agreement, a reference to writing or written includes fax but not email.

1.14
Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms and those terms shall be deemed to be followed by the words without limitation.

1.15	Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.
1.16	References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification.
1.17
Unless otherwise provided, a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.18	A reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.
1.19
Any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to that which most nearly approximates to the English legal term in that jurisdiction.

1.20	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.
2.	CONDITIONS PRECEDENT
2.1	Completion of the sale and purchase of the Sale Shares is subject to and conditional upon the following Conditions set forth in clauses 2.2 and 2.3 below.
2.2
The obligations of each of Aegean and the Buyer to effect the Transaction are subject to and conditional upon the satisfaction (to the reasonable satisfaction of Aegean and the Buyer) of the following Conditions, any and all of which may be waived by Aegean and the Buyer to the extent permitted by applicable law:

2.2.1	the Conditions in sub-clauses 2.1 and 2.2 (Consents and Clearances), 3.1 (Confirmations and Agreements), 4.1 (Material Adverse Change) and 5 (Litigation and Laws) of Part 1 of Schedule 3; and
2.2.2	the Sellers having performed and/or complied with the undertakings set out in Part 2 of Schedule 3 on each day of the Interim Period.
2.3
The obligations of the Sellers to effect the Transaction are subject to and conditional upon the satisfaction (to the reasonable satisfaction of the Sellers) of the following Conditions, any and all of which may be waived by the Sellers to the extent permitted by applicable law:

2.3.1	the Conditions in sub-clauses 1.1 and 1.2 (Consideration Shares), 2.1 and 2.2 (Consents and Clearances), 4.2 (Material Adverse Change) and 5 (Litigation and Laws) of Part 1 of Schedule 3.

2.4
If any one or more of the Conditions is not fully satisfied (or waived in accordance with clauses 2.2 and/or 2.3 (as applicable)) by the Longstop Date, this agreement shall automatically terminate with immediate effect, except as provided in clause 2.5.

2.5
If this agreement terminates in accordance with clause 2.4, or is terminated pursuant to clauses 6.4.3, 6.5.3, 7.4.1 or 8.3.1, it will immediately cease to have any further force and effect except for:

2.5.1
any provision of this agreement that expressly or by implication is intended to come into or continue in force on or after termination of this agreement (including clause 1 (Interpretation), clause 2.4 and this clause 2.5 (Conditions precedent), clause 9 (Limitations on claims), clause 14 (Confidentiality and announcements) and clause 18 (Entire agreement) to clause 29 (Governing law and jurisdiction) (inclusive)), each of which shall remain in full force and effect; and

2.5.2
any rights, remedies, obligations or liabilities of the parties that have accrued before termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

2.6
The Sellers shall use all reasonable endeavours to procure (so far as it lies within their respective powers so to do) that the Conditions in sub-clauses 2.2 (Consents and Clearances), 3 (Confirmations and Agreements), 4.1 (Material Adverse Change) and 5 (Litigations and Laws) of Part 1 of Schedule 3 are satisfied and (other than those to be satisfied on Completion) that they are satisfied as soon as practicable and in any event no later than the Longstop Date.

2.7
The Buyer and Aegean shall use all reasonable endeavours to procure (so far as it lies within its powers so to do) that the Conditions in sub-clauses 1 (Consideration Shares), 2.1 (Consents and Clearances), 4.2 (Material Adverse Change) and 5 (Litigation and Laws) of Part 1 of Schedule 3 are satisfied and (other than those to be satisfied on Completion) that they are satisfied as soon as practicable and in any event no later than the Longstop Date.

2.8
The Buyer and Aegean and the Sellers shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions including (but not limited to) the provision by the parties of all information reasonably necessary to make any notification or filing that may be required by any relevant authority, keeping the other parties informed of the progress of any notification or filing and providing such other assistance as may reasonably be required.

2.9	At all times during the Interim Period, the Sellers shall comply with their undertakings and obligations set out in Part 2 of Schedule 3.
3.	SALE AND PURCHASE
3.1
On the terms of this agreement and subject to the Conditions, at Completion the Sellers shall sell and the Buyer shall buy, with effect from Completion, the Sale Shares for the Consideration with full title guarantee and free from all Encumbrances, together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

3.2
Each Seller waives any rights of pre-emption/first-refusal or other restrictions on transfer in respect of the Sale Shares (or any of them) conferred by the Company's articles of association or otherwise and shall, before Completion, procure the irrevocable waiver of any such rights or restrictions conferred on any other person who is not a party to this agreement.

4.	CONSIDERATION
4.1	The total consideration for the sale of the Sale Shares shall be satisfied by the Buyer (or with respect to sub-clause 4.1.4, by Aegean) as follows:
4.1.1	Procuring the assignment to the Sellers of certain accounts receivables (by way of the execution of Accounts Receivable Assignments and always subject to clause 7.10.4(iii)); and
4.1.2
Granting to the Sellers an unsecured note of a total principal amount of $25,000,000 for a term of two years bearing interest of 4% per annum in the agreed form (the $25m Note) on the terms, and subject to the conditions, of the $25m Note to be delivered in accordance with clause 6.3.2(a); and

4.1.3	either:
(a)	paying to the Sellers $15,000,000 in cash; or
(b)
if the Buyer determines (having used its reasonable endeavours acting in good faith) that its cash resources are insufficient to make the full cash payment under clause 4.1.3(a), by granting to the Sellers an unsecured note in the total principal amount of up to $15,000,000 for a term of two years bearing interest of 4% per annum in the agreed form (the Additional Note) on the terms, and subject to the conditions, of the Additional Note to be delivered in accordance with clause 6.3.2(a) and the balance in cash to the extent that its cash reserves are sufficient; and

4.1.4
Aegean issuing on Completion to each Seller, credited as fully paid, a number of Consideration Shares in book entry form as provided in clause 4.3, which Consideration Shares shall be, during the Lock-in Period, subject to certain transfer restrictions and/or cancellation, as provided in this agreement and the Investors' Rights Agreement, and will be marked with the appropriate legend and/or stop transfer order in connection therewith.

4.2	The part of the Consideration due under clauses 4.1.1, 4.1.2 and 4.1.3 shall be apportioned between the Sellers as set out opposite their respective names in Schedule 1.
4.3
The total number of Consideration Shares to be issued pursuant to clause 4.1.4 shall be 20,026,775 and shall be allocated to, and registered in the name of, each Seller as follows, provided that in the event that such number represents less than 33% of the issued and outstanding (including (for this purpose disregarding clause 1.14) vested, unvested and/or restricted shares or options, if any) share capital of Aegean at Completion, Aegean shall issue that number of additional Consideration Shares to the Sellers at Completion in the proportions set out below such that Sellers shall receive 33% of the issued and outstanding (including (for this purpose disregarding clause 1.14) vested, unvested and/or restricted shares or options, if any) share capital of Aegean at Completion:

4.3.1	13,351,183 Consideration Shares to Precitox;

4.3.2	6,675,592 Consideration Shares to Oratosio; and
4.3.3	Zero Consideration Shares to Humberto.
4.4
All cash payments to be made to the Sellers under this agreement shall be made in USD by electronic transfer of immediately available funds to the Sellers' accounts notified to the Buyer not less than two (2) Business Days in advance of Completion.

4.5	Subject to clauses 9 any amount paid in respect of a Claim, an Indemnity Claim or a claim under the Tax Covenant shall be deemed to give rise to a corresponding reduction in the Consideration.
4.6
Any undisputed and final liability of the Sellers (or any of them) in respect of a Claim (always subject to clause 12.3), Indemnity Claim, a claim under the Tax Covenant, or True-up Liability claim pursuant to clause 4.9 (always subject to clause 4.8) shall be satisfied as follows and in the following order:

4.6.1	by way of set off against the $25m Note in accordance with the terms thereof; and
4.6.2
to the extent that such amounts extinguish the $25m Note but a balance remains due to be paid, at the Sellers' option, by way of either a return of any cash paid pursuant to clause 4.1.3(a), and/or set off against the Additional Note in accordance with the terms thereof and/or by a pro rata cancellation by Aegean of Consideration Shares of the Sellers (such number of cancelled Consideration Shares to be determined based on the Per Share Surrender Value); and

4.6.3	by way of cash.
4.7
If a Claim, Indemnity Claim, a claim under the Tax Covenant or True-up Liability claim pursuant to clause 4.9 has been notified to the Sellers pursuant to clause 9.4 and the amount of the liability with respect to any such Claim, Indemnity Claim, a claim under the Tax Covenant or True-up Liability claim pursuant to clause 4.9 (as reasonably determined by the parties if not finally resolved, the Claim Liability) is not finally resolved and paid at the point of the expiry of the Lock-in Period or at the maturity date for the $25m Note, the parties agree that as security for such claim:

4.7.1
at the Sellers' option, the $25m Note shall be paid in accordance with its terms except for an amount equal to the Claim Liability and/or (depending on the value of the Claim Liability) the Consideration Shares shall be released from the Lock-in Period except for an amount of Consideration Shares equal to the Claim Liability (determined based on the Per Share Surrender Value); and

4.7.2
the Lock-in Period for such remaining number of Consideration Shares and/or the maturity date for the remaining principal owing under the $25m Note, as applicable, shall be extended only until the date upon which the Claim Liability has been finally resolved and either extinguished or paid.

4.8	Any undisputed and final liability of the Sellers under paragraph 1.10 of Schedule 10 (the True-up Liability) shall be satisfied as follows:

4.8.1
if the Buyer did not pay any cash consideration pursuant to clause 4.1.3(a) (the Cash Consideration), by way of set off against the Additional Note in accordance with the terms thereof by an amount equal to the True-up Liability;

4.8.2
if the Buyer did pay Cash Consideration and such amount was equal to, or in excess of, the True-up Liability, by way of cash payment in USD by electronic transfer of immediately available funds by the Sellers to the Buyer's account (as notified to the Sellers) within three Business Days of the determination of the True-up Liability; and

4.8.3	if the Buyer did pay Cash Consideration and such amount was less than the True-up Liability, by way of:
(a)
cash payment in USD by electronic transfer of immediately available funds by the Sellers to the Buyer's account (as notified to the Sellers) within three Business Days of the determination of the True-up Liability up to an amount equal to the Cash Consideration; and

(b)	a set off against the Additional Note in accordance with the terms thereof by an amount equal to the difference between the True-up Liability and the Cash Consideration.
4.9	To the extent that a True-up Liability remains outstanding after the satisfaction of clause 4.8.3(a) and 4.8.3(b), the provision of clause 4.6 shall apply.
4.10
The parties agree that, as security for the Sellers' obligations pursuant to clauses 4.8.2 and 4.8.3(a), to the extent that any cash payment in respect of the True-up Liability remains unpaid after the three Business Days of its due date for payment in accordance with such clauses, the Buyer shall be entitled to recover such outstanding amount under the Guarantee without notice to the Sellers.

5.	CONSIDERATION SHARES
5.1	The Sellers understand and agree that:
5.1.1
the Consideration Shares have not been, and at issuance upon Completion will not be, registered under the Securities Act, and are being issued and sold in reliance on an exemption from the registration requirements of the Securities Act or any state securities laws;

5.1.2
their warranties contained herein are being relied upon by Aegean as a basis for exemption of the sale of the Consideration Shares under the Securities Act, under the securities laws of all applicable states and for other purposes;

5.1.3
the Consideration Shares are "restricted securities" under the Securities Act and such Consideration Shares may be resold without registration under the Securities Act only in certain limited circumstances;

5.1.4	the Sellers will conduct any resale or transfer of the Consideration Shares in strict compliance with the U.S. Federal and State Securities laws;
5.1.5
except as set forth in the Investors' Rights Agreement, neither Aegean nor any other person is under any obligation to register the Consideration Shares under the Securities Act or any other securities laws; and

5.1.6	Aegean may, without the prior consent or other action by any Seller, cancel Consideration Shares pursuant to and in accordance with clause 4.6.
6.	COMPLETION
6.1	Completion shall take place on the Completion Date at the offices of the Buyer's Solicitors (or at any other place as may be agreed in writing by the parties).
6.2
In this agreement, Completion Date means the date falling two (2) Business Days following the satisfaction (or waiver in accordance with clause 2.2 and/or 2.3 as applicable) of all of the Conditions (or on such later date as may be agreed in writing by the parties), unless Completion is deferred in accordance with clause 6.4, in which event the Completion Date shall be the date to which Completion is so deferred.

6.3	At Completion, the following shall occur simultaneously:
6.3.1	the Sellers shall:
(a)	deliver or cause to be delivered to the Buyer the items listed in paragraph 1.1 of Schedule 4;
(b)	procure that a board meeting of the Company is held at which the registration of the transfer of the Sale Shares to the Buyer (or its nominee) is approved, subject only to stamping; and
6.3.2	the Buyer shall:
(a)	deliver or cause to be delivered to the Sellers the items listed in paragraph 1.2 of Schedule 4;
(b)	procure the issuance to the Sellers of the Consideration Shares in accordance with clause 4.1.4; and
(c)	effect the corporate actions set out in paragraph 2 of Schedule 4.
6.4
If the Sellers do not comply with their obligations in clause 6.3.1, the Buyer may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this agreement):

6.4.1	proceed to Completion;
6.4.2	defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place; or
6.4.3	terminate this agreement by notice in writing to the Sellers (in which case clause 2.5 shall apply).
6.5
If the Buyer does not comply with its obligations in clause 6.3.2, the Sellers may (at their sole discretion and without prejudice to any other rights or remedies they have, including the right to claim damages for breach of this agreement):

6.5.1	proceed to Completion;

6.5.2	defer Completion to a date no more than 28 days after the date on which Completion would otherwise have taken place; or
6.5.3	terminate this agreement by notice in writing to the Buyer (in which case clause 2.5 shall apply).
6.6
Each of the Sellers and the Buyer may defer Completion under clause 6.4 or 6.5, as applicable, only once, but otherwise this clause 6 applies to a Completion so deferred as it applies where Completion has not been deferred.

6.7	On the date of this agreement, the Sellers shall deliver (or cause to be delivered) to the Buyer:
6.7.1	signed minutes, in agreed form, of the board of each of the Sellers, approving this agreement and the Transaction; and
6.7.2	the duly executed Disclosure Letter.
6.8	On the date of this agreement, the Buyer shall deliver (or cause to be delivered) to the Seller:
6.8.1	signed minutes, in agreed form, of the board of the Buyer, approving this agreement and the Transaction;
6.8.2
signed minutes, in agreed form, of the board (and committee, as applicable) of Aegean, approving this agreement, including the matters set forth in paragraph 2.1 of Schedule 4, and the Transaction; and

6.8.3	a signed acknowledgement of the Disclosure Letter.
7.	SELLERS' WARRANTIES
7.1	The Sellers acknowledge that the Buyer and Aegean are entering into this agreement on the basis of, and in reliance on, the Warranties.
7.2	The Sellers warrant to the Buyer and Aegean that except as Disclosed, each Warranty is true, accurate and not misleading on the date of this agreement.
7.3
The Sellers further warrant to the Buyer and Aegean that each of the Warranties on the Completion Date will be, true, accurate and not misleading in all material respects. For this purpose, each of the Warranties shall be deemed to be repeated on the Completion Date by reference to the facts and circumstances then subsisting.

7.4
If at the Completion Date it becomes apparent that a Warranty is not true or accurate in all material respects or that the Sellers have breached any other term of this agreement that is material to the Transaction the Buyer may:

7.4.1	terminate this agreement by notice in writing to the Sellers (in which case clause 2.5 shall apply); or
7.4.2	proceed to Completion and at its sole discretion and without prejudice to any other rights or remedies it has, have the right to claim damages for breach of this agreement; or
7.4.3
proceed to Completion, reduce the amounts due to be delivered pursuant to clauses 6.3.2(a) and 6.3.2(b) by an amount equal to the liability agreed by the Buyer and the Sellers and, at its sole discretion and without prejudice to any other rights or remedies it has, have the right to claim damages for breach of this agreement to the extent of any shortfall.

7.5
Warranties qualified by the expression so far as the Sellers are aware or any similar expression are deemed to be given to the knowledge, information and belief of the Sellers after they have made reasonable enquiries of each of Dimitris Melissanidis, Ioannis Agiostratitis, Darren Laguea, Andreas Kallergis, Maria Stamatogianni and Christos Ntegiannis.

7.6
Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement, and the Buyer shall have a separate claim and right of action in respect of every breach of Warranty.

7.7
None of the Warranties, nor any provision in the Tax Covenant shall be, or shall be deemed to be, qualified, modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Buyer and no information relating to the Company or the Subsidiaries of which the Buyer has, or its agents or advisers have, knowledge (whether actual, imputed or constructive), other than in the case of the Warranties by reason of its being Disclosed, shall prejudice any claim which the Buyer shall be entitled to bring or shall operate to reduce any amount recoverable by the Buyer under this agreement.

7.8
The Sellers agree that the supply of any information by or on behalf of the Company, any of the Subsidiaries or any of their respective employees, directors, agents or officers (Officers) to the Sellers or their advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers. The Sellers unconditionally and irrevocably waive all and any rights and claims that they may have against any of the Company, the Subsidiaries or the Officers on whom they have, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this agreement, and further undertake to the Buyer, the Company, each of the Subsidiaries and the Officers not to make any such claims.

7.9	The Buyer's rights and remedies in respect of any Claim or claim under the Tax Covenant shall not be affected by Completion.
7.10	The Sellers warrant that:
7.10.1
they have conducted their own independent review and analysis of, and, based thereon, have formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Buyer, Aegean and their respective subsidiaries;

7.10.2	they have been furnished with or given full access to such information about the Buyer, Aegean and their respective subsidiaries and their respective businesses and operations as they have requested;
7.10.3	in entering into this agreement, they have relied solely upon their own investigation and analysis and the warranties set forth in clause 8; and
7.10.4
neither the Buyer, Aegean nor any of their respective directors, officers, employees, affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to the Sellers or any of their respective agents, representatives, lenders or affiliates prior to the execution of this agreement, (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Buyer or Aegean heretofore or hereafter delivered to or made available to the Sellers or any of their respective agents, representatives, lenders or affiliates, or (iii) without limiting the warranty set forth in clause 8.1.3, in respect of the collectability or enforceability of the accounts receivable referred to in clause 4.1.1.

8.	BUYER'S AND AEGEAN'S WARRANTIES
8.1	The Buyer warrants to the Sellers that:
8.1.1	it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has full power to conduct its business as conducted at the date of this agreement;
8.1.2	it has all requisite power and authority to enter into, deliver and perform this agreement and any other Transaction Documents to which the Buyer is a party in accordance with their respective terms;
8.1.3
this agreement and any other Transaction Documents to which the Buyer or Aegean Marine Petroleum SA is a party constitute (or shall constitute when executed) valid, legal and binding obligations of the Buyer or Aegean Marine Petroleum SA in accordance with their respective terms;

8.1.4
the execution, delivery and performance by the Buyer of this agreement and any other Transaction Documents to which it is a party and compliance with their respective terms shall not, as of the Completion Date, result in:

(a)	a breach of any provision of the Buyer's constitutional documents in effect as of the date hereof;
(b)	a breach of, or constitute a default under, any material agreement or instrument to which the Buyer is a party or by which it is otherwise bound; or
(c)	a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Buyer is subject or by which it is bound;
8.1.5
save as referred to in the Conditions, there are no contracts, agreements or arrangements (written or oral) to which the Buyer is a party which may require the consent of any third party for the Transaction or other transactions contemplated by the Transaction Documents;

8.1.6
save as referred to in the Conditions, there are no consents, filings or approvals which are required to be made by the Buyer or filed or obtained by the Buyer for the Transaction or other transactions contemplated by the Transaction Documents;

8.1.7
no entity in the Buyer Group, nor any of their respective directors, nor so far as the Buyer is aware any other person for who acts for any of them may be vicariously liable, is engaged or involved in, or otherwise subject to (other than frivolous or vexatious claims) any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency, which would reasonably be expected to materially adversely affect or prohibit the consummation of the Transaction or other transactions contemplated by the Transaction Documents;

8.1.8	it acknowledges and agrees that:
(a)
it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and its Subsidiaries;

(b)	it has been furnished with or given full access to such information about Sellers, the Company and its Subsidiaries and their respective businesses and operations as it has requested;
(c)	in entering into this agreement, it has relied solely upon its own investigation and analysis and the Warranties of the Sellers set forth in this agreement; and
(d)
none of the Sellers or any of their respective directors, officers, employees, affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, (i) other than as set forth in this agreement, as to the accuracy or completeness of any of the information provided or made available to the Buyer or Aegean or any of their respective agents, representatives, lenders or affiliates prior to the execution of this agreement or (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company and/or its Subsidiaries heretofore or hereafter delivered to or made available to the Buyer or any of its respective agents, representatives, lenders or affiliates.

8.2	Aegean warrants to the Sellers that:
8.2.1	it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has full power to conduct its business as conducted at the date of this agreement;
8.2.2
it has all requisite power and authority to enter into, deliver and perform its obligations under this agreement and any other Transaction Documents to which it is a party in accordance with their respective terms;

8.2.3
this agreement and any other Transaction Documents to which it is a party constitute (or shall constitute when executed) valid, legal and binding obligations of Aegean in accordance with their respective terms;

8.2.4
the Consideration Shares are duly authorized and, when issued in accordance with this agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Encumbrances other than restrictions on transfer provided for in this agreement, in the Investors' Rights Agreement or under applicable law and as otherwise contemplated by clause 4.6;

8.2.5
the common stock, par value $0.01 per shares, of Aegean (the Common Stock) is registered pursuant to Section 12(b) of the Exchange Act, and Aegean has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Aegean received any notification that the SEC is contemplating terminating such registration. Aegean has not, in the 12 months preceding the date hereof, received notice from the NYSE to the effect that Aegean is not in compliance with the NYSE's listing or maintenance requirements; and

8.2.6
Aegean and its board of directors have taken, or will have taken prior to Completion, as applicable, all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under Aegean's certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Sellers as a result of the Transaction and Aegean fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of Aegean's issuance of the Consideration Shares and the Sellers' ownership of the Consideration Shares.

8.3
The Buyer and Aegean further warrant to the Sellers that each of their respective warranties in clause 8 on the Completion Date will be, true, accurate and not misleading in all material respects. For this purpose, each of such warranties shall be deemed to be repeated on the Completion Date by reference to the facts and circumstances then subsisting. If at the Completion Date it becomes apparent that any of the Buyer's or Aegean's warranties in this clause 8 is not true or accurate in all material respects at Completion, or that the Buyer or Aegean has breached any other term of this agreement that is material to the Transaction, the Sellers may:

8.3.1	terminate this agreement by notice in writing to the Buyer and Aegean (in which case clause 2.5 shall apply); or
8.3.2
proceed to Completion and at their sole discretion and without prejudice to any other rights or remedies they have, have the right to claim damages for breach of this agreement provided that the right to claim damages or assert any other right or remedy shall not apply in respect of a breach of warranty at clause 8.1.7.

9.	LIMITATIONS ON CLAIMS AND INDEMNITY CLAIMS
9.1	Save as provided in clause 9.6, the provisions of:
9.1.1	this clause 9 limits the liability of the Sellers in relation to any Claim and (where specifically provided) any claim under the Tax Covenant; and
9.1.2	paragraph 4 of Schedule 6 limits the liability of the Sellers in relation to any claim under the Tax Covenant.

9.2	The aggregate liability of the Sellers shall be
9.2.1
for all Indemnity Claims, any claims under the Tax Covenant or any claim under the Tax Warranties set out in Part 2 of Schedule 5 or any claim under paragraph 19.1.3 of Schedule 5, $125,714,597 being an amount equal to the aggregate of the amounts set out in clauses 4.1.2, 4.1.3 and 4.1.4 (and in the case of the Consideration Shares, having an assumed value of US$4.28 per Consideration Share);

9.2.2	for any Claim (save for a claim under a Fundamental Warranty or a claim under the Tax Warranties set out in Part 2 of Schedule 5 or any claim under paragraph 19.1.3 of Schedule 5), $50,000,000; and
9.2.3	for any claim under a Fundamental Warranty an amount equal to the Purchase Price.
9.3
The Sellers shall not be liable for any Claim (other than a breach of the Tax Warranties set out in Part 2 of Schedule 5, a Fundamental Warranty or any claim under paragraph 19.1.3 of Schedule 5) unless:

9.3.1	the Sellers' liability in respect of such Claim together with any connected Claim exceeds $200,000; and
9.3.2
then only until the amount of the Sellers' liability in respect of such Claim, either individually or when aggregated with the Sellers' liability for all other Claims (other than those excluded under clause 9.3.1), exceeds $2,000,000 (the Threshold), provided that once all Claims exceed the Threshold, the Sellers shall only be liable for the whole amount claimed in excess of $1,000,000.

For the purposes of this clause 9.3, a Claim is connected with another Claim if the Claims arise from the same facts, events or circumstances.
9.4
Subject to clause 9.6, the Sellers shall not be liable for a Claim, Indemnity Claim or a claim under the Tax Covenant unless notice in writing summarising the nature of the Claim, Indemnity Claim or a claim under the Tax Covenant (in so far as it is known to the Buyer) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Sellers:

9.4.1	in the case of a claim made under the Tax Warranties or the Tax Covenant or clause 12.1.1, on or before the seventh anniversary of Completion;
9.4.2	in the case of a claim for the breach of a Fundamental Warranty, before expiry of the statutory limitation period under English law; or
9.4.3
in any other case, on or before one year commencing on the Completion Date or ten (10) Business Days following the filing of the audited accounts of the Company for the year ended 31 December 2018, whichever occurs last.

9.5	The Sellers shall not be liable for a Claim to the extent that the Claim arises from matters Disclosed.
9.6	Nothing in this agreement applies to exclude or limit the liability of the Sellers:

9.6.1
to the extent that a Claim, Indemnity Claim or a claim under the Tax Covenant arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by any of the Sellers, their agents or advisers; or

9.6.2
save for clauses 9.2.3 and 9.4.2, in respect of a breach of any of the warranties in clauses 1.1, 1.2, 1.3.1, 1.3.3, 2.1, 2.2, 2.3, 2.4, 2.5, 2.6 and 2.7 of Part 1 of Schedule 5 (the Fundamental Warranties).

9.7	The Sellers shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant.
9.8	In no event shall the amount of any Claim, Indemnity Claim or claim under the Tax Covenant include any punitive, incidental, consequential, special or indirect damages.
9.9
With respect to the making of any Claim for a breach of the Warranties, as of the Completion Date in accordance with clause 7.3, in determining whether any Warranty is true, accurate and not misleading in all material respects, any qualification contained in such Warranty for the purposes of establishing whether a Claim may be asserted and the amount of such Claim, with respect to "materiality", "material adverse change" or "material adverse effect" shall be disregarded and a Claim may be made subject to the limitations contained in clauses 9.1 to 9.8.

10.	PROPERTIES
Details of the Properties are set out in Schedule 9.
11.	TAX COVENANT
The provisions of Schedule 6 apply in relation to Tax.
12.	INDEMNITIES AND WARRANTIES ON AN INDEMNITY BASIS
12.1
Subject to clause 9, the Sellers shall indemnify the Buyer, the Company and the Subsidiaries against, and shall pay to the Buyer a sum equal to, all liabilities, costs, damages and losses and all interest, penalties and reasonable legal costs and other reasonable expenses suffered or incurred by the Buyer, the Company or any of the Subsidiaries arising out of or in connection with the following matter:

12.1.1
the payment of the Consideration to the Sellers in the manner set out in clause 4 and Schedule 1 which it is acknowledged is inconsistent with the respective proportions in which the Sellers own the Sale Shares.

12.2	Any payment made by the Sellers in respect of an Indemnity Claim, or a Claim arising under clause 12.3 shall include:
12.2.1
an amount in respect of all reasonable costs and expenses incurred by the Buyer, the Company and/or any of the Subsidiaries in bringing the relevant Indemnity Claim or Claim (excluding for the avoidance of doubt any amount in respect of management time); and

12.2.2
any amount necessary to ensure that, after the deduction of any Tax due on the payment (whether pursuant to a withholding obligation or otherwise), the Buyer, the Company or the relevant Subsidiary (as the case may be) is left with the same amount it would have had if the payment was not subject to Tax.

12.3
Subject to clause 9, the Sellers shall indemnify the Buyer, the Company and the Subsidiaries against, and shall pay to the Buyer a sum equal to, all liabilities, costs, damages and losses and all interest, penalties and reasonable legal costs and other reasonable expenses suffered or incurred by the Buyer, the Company or any of the Subsidiaries arising out of or in connection with any Claim.

12.4	All sums payable by the Sellers to the Buyer under this agreement shall be paid free and clear of all deductions or withholdings of any kind, save only as may be required by law.
12.5
Should the Sellers be required by law to make a deduction or withholding for or on account of Tax from any payment referred to in this agreement, the Sellers shall provide such evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer the sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as the Buyer would have received had no deduction or withholding been made.

12.6
If any sum payable by the Sellers to the Buyer under this agreement is subject to Tax in the hands of the Buyer, the Sellers shall pay such additional amount as shall ensure that the net amount received by the Buyer shall be the amount that the Buyer would have received if the payment had not been subject to Tax.

12.7
If the Buyer would, but for the availability of a Buyer's Relief (as defined in Schedule 6), incur a liability to Tax falling within clause 12.6 above, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

13.	RESTRICTIONS ON THE SELLERS
13.1	In this clause, the following words and expressions shall have the following meanings:
Prospective Customer: a person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, in discussions with the Company or any of the Subsidiaries with a view to becoming a client or customer of the Company or any of the Subsidiaries.
Restricted Business: any business that is or would be in competition with any part of the Business.
Restricted Customer: any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, a client or customer of, or in the habit of dealing with, the Company or any of the Subsidiaries.
Restricted Person: any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, employed or directly or indirectly engaged by the Company or any of the Subsidiaries in an executive role.
13.2	Each Seller undertakes to each of the Buyer, the Company and the Subsidiaries that it shall not, and that it shall procure that each individual that is an owner of such Seller shall not:

13.2.1
at any time during the period of 24 months commencing on the Completion Date, in any geographic area in which the Business (or any part of it) is carried on at the Completion Date, carry on or be employed, engaged, concerned or interested in, or in any way assist, a Restricted Business;

13.2.2	at any time during the period of 24 months commencing on the Completion Date:
(a)	canvass, solicit or otherwise seek the custom of any Restricted Customer or Prospective Customer with a view to providing goods or services to them in competition with the Business; or
(b)
induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, the Company or any of the Subsidiaries, or do any other thing which is reasonably likely to have such an effect;

13.2.3
at any time during the period of 24 months commencing on the Completion Date, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to them in competition with the Business;

13.2.4
at any time during the period of 24 months commencing on the Completion Date, have any business dealings with, or solicit, entice or attempt to entice away, any person who is at Completion, or has been at any time during the period of 12 months immediately preceding the Completion Date, a supplier of goods or services to the Company or any of the Subsidiaries, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or to reduce its supply of goods or services to, the Company or any of the Subsidiaries, or to vary adversely the terms upon which it conducts business with the Company or any of the Subsidiaries;

13.2.5
at any time during the period of 24 months commencing on the Completion Date, offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company or any of the Subsidiaries, any Restricted Person, or procure or facilitate in relation to a Restricted Person the making of any such offer or attempt by any other person;

13.3
The undertakings in clause 13.2 are intended for the benefit of, and shall be enforceable by, each of the Buyer, Aegean, the Company and their respective Subsidiaries, and shall apply to actions carried out by the relevant Seller in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on the Seller's own behalf or on behalf of, or jointly with, any other person and the Sellers shall procure that none of the individual ultimate shareholders of the Sellers shall carry out such actions.

13.4	Nothing in clause 13.2 shall prevent any Seller from holding for investment purposes only:
13.4.1	units of any authorised unit trust; or

13.4.2	any class of shares or securities of any company traded on the NYSE or another recognised securities exchange.
13.5
Each of the undertakings in clause 13.2 is a separate undertaking by each Seller in relation to itself and its interests and shall be enforceable by the Buyer, the Company and the Subsidiaries separately and independently of their right to enforce any one or more of the other undertakings contained in that clause.

13.6	To the extent that the rights of the Buyer, the Company and the Subsidiaries are asserted under this clause the Buyer agrees not to assert any equivalent rights under the Investors' Rights Agreement.
13.7
The parties acknowledge that the Sellers have confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the covenants in clause 13.2 is considered fair and reasonable by the parties.

13.8	The consideration for the covenants in clause 13.2 is included in the Consideration.
14.	CONFIDENTIALITY AND ANNOUNCEMENTS
14.1	Each Seller undertakes to the Buyer, the Company and the Subsidiaries that it shall:
14.1.1
keep confidential the terms of this agreement and the other Transaction Documents, and all and any confidential information, know how or trade secrets in its knowledge or possession concerning the business, affairs, customers, clients or suppliers of the Company, the Subsidiaries or any member of the Buyer's Group;

14.1.2	not disclose any of the information referred to in clause 14.1.1 in whole or in part to any third party, except as expressly permitted by this clause 14; and
14.1.3	not make any use of any of the information referred to in clause 14.1.1, other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.
14.2	The Buyer undertakes to each Seller that it shall:
14.2.1	keep confidential the terms of this agreement and the other Transaction Documents;
14.2.2	not disclose any of the information referred to in clause 14.2.1 in whole or in part to any third party, except as expressly permitted by this clause 14; and
14.2.3	not make any use of any of the information referred to in clause 14.2.1, other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.
14.3
Nothing in this agreement shall be construed as imposing on Aegean or the Buyer an obligation to keep confidential any information relating to the Company or any of the Subsidiaries, or to restrict its use of such information after Completion.

14.4	Notwithstanding any other provision of this agreement, none of the parties shall be obliged to keep confidential or to restrict their use of any information that:
14.4.1
is or becomes generally available to the public (including pursuant to clause 14.10) other than as a result of its disclosure by a party (or any person to whom that party has disclosed the information in accordance with clause 14.5.1) in breach of this agreement; or

14.4.2
was, is or becomes available to the relevant party on a non-confidential basis from a person who, to that party's knowledge, is not bound by a confidentiality agreement or otherwise prohibited from disclosing the information to that party.

14.5	The parties may disclose any information that they are otherwise required to keep confidential under this clause 14:
14.5.1
to any of their employees, officers, consultants, representatives or advisers who need to know such information for the purposes of advising on this agreement or facilitating the Transaction, provided that the party making the disclosure informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to them, comply with the obligations set out in this clause 14 as if they were that party. The party making a disclosure under this clause shall, at all times, be liable for any failure of its recipients to comply with the obligations set out in this clause 14;

14.5.2	in the case of Aegean or the Buyer only (subject to clause 14.10), to a proposed transferee of the Sale Shares for the purpose of evaluating the proposed transfer;
14.5.3
in the case of Aegean or the Buyer only (subject to clause 14.10), to its funders or investors (or potential funders or investors) and their respective advisers, employees, officers, representatives or consultants in connection with financing the Transaction;

14.5.4	in the case of Aegean or the Buyer only (subject to clause 14.10), to its lenders or otherwise in connection with financing and/or other capital raising efforts;
14.5.5
in the case of the Sellers only, to consultants, advisers and other third parties (including proposed transferees) for the purpose of enforcing and/or otherwise carrying out the transactions contemplated by the Accounts Receivable Assignment;

14.5.6	in the case of the parties, to their respective affiliates;
14.5.7	with the prior consent in writing of all the other parties;
14.5.8	if such information relates to one party only, with the prior consent in writing of that party;
14.5.9	to confirm that the Transaction has taken place, or the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement);
14.5.10	to the extent that the disclosure is required:

(a)	by the laws of any jurisdiction to which the disclosing party is subject;
(b)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction;
(c)	to make any filing with, or obtain any authorisation from, any regulatory, governmental or similar body, or any Taxation Authority or securities exchange of competent jurisdiction; or
(d)	to protect the disclosing party's interest in any legal proceedings,
PROVIDED that in each case (and to the extent it is legally permitted to do so) the party making the disclosure gives the other parties as much notice of the disclosure as possible.
14.6
Each party shall supply the other parties (or any of them) with such information about itself, its Group or this agreement as they may reasonably require for the purposes of satisfying the requirements of any law or any judicial, governmental, regulatory or similar body or any Taxation Authority or securities exchange of competent jurisdiction.

14.7
Subject to clause 14.8 to clause 14.10 (inclusive), none of the parties shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement or the Transaction (announcement) without the prior written consent of the other parties.

14.8
Nothing in clause 14.7 shall prevent a party from making an announcement required by law or any governmental or regulatory authority (including any Taxation Authority), any securities exchange, or any court or other authority of competent jurisdiction, provided that the party required to make the announcement consults with the other parties and takes into account their reasonable requests concerning the content of the announcement before it is made, to the extent it is lawfully able to do so.

14.9
Aegean or the Buyer may at any time after signing announce its proposed acquisition of the Sale Shares and at any time after Completion announce its acquisition of the Sale Shares; provided that Aegean or the Buyer consults with the Sellers and takes into account the Seller's reasonable requests covering the content of the announcement before it is made, to the extent it is lawfully able to do so.

14.10
The parties agree that nothing contained in this clause 14 shall limit, restrict, or otherwise prevent Aegean or the Buyer from publicly disclosing the Transaction or the terms and subject matter of the Transaction Documents in connection with any disclosure of the type set forth in clause 14.5 (including, without limitation, any disclosure that is required by law, any regulatory authority or any securities exchange).

15.	FURTHER ASSURANCE
At their own expense, each of the parties shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the other parties may reasonably require from time to time for the purpose of giving full effect to this agreement.

16.	ASSIGNMENT
16.1
Subject to the further provisions of this clause 16, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement.

16.2	The Buyer may assign or transfer its rights (but not its obligations) under this agreement to:
16.2.1	another member of its Group; or
16.2.2	any person to whom the Sale Shares are sold or transferred by the Buyer following Completion.
16.3
The Buyer may grant security over, or assign by way of security, any or all of its rights under this agreement for the purposes of, or in connection with, the financing (whether in whole or in part) by the Buyer of the Transaction, any of its working capital or other requirements. On the enforcement of any security of a kind referred to in this clause, the Buyer, or any administrative receiver of the Buyer or any person having the benefit of such security may assign any or all of the relevant rights to any person, but the Sellers' liability to any assignee in respect of those rights shall not be greater than if no assignment had taken place.

16.4	If there is an assignment or transfer of the Buyer's rights in accordance with clause 16.2 or clause 16.3:
16.4.1	the Sellers may discharge their obligations under this agreement to the Buyer until they receive notice of the assignment or transfer; and
16.4.2	the assignee or transferee may enforce this agreement as if it were named in this agreement as the Buyer, but the Buyer shall remain liable for any obligations under this agreement.
17.	NO AGENCY
The parties confirm that they are acting on their own behalf in relation to the Transaction and not for the benefit of any other person.
18.	ENTIRE AGREEMENT
18.1
This agreement (together with the other Transaction Documents) constitutes the entire agreement between the parties and supersede and extinguish all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

18.2
Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

18.3	Nothing in this clause shall limit or exclude any liability for fraud.

19.	VARIATION AND WAIVER
19.1	No variation of this agreement shall be effective unless it is in writing and executed by the parties (or their authorised representatives) as a deed.
19.2
A waiver of any right or remedy under this agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

19.3
A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

19.4	No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.
19.5
A party that waives a right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

19.6
The Buyer may take action against, grant time or other indulgence to, or release or compromise in whole or part the liability of, any one or more of the Sellers in respect of any warranty, indemnity, representation or other obligation under this agreement without affecting the liability of any of the other Sellers who are liable (whether jointly and severally or otherwise) in respect of that warranty, indemnity, representation or other obligation.

20.	COSTS
Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement (and any other Transaction Documents).
21.	NOTICES
21.1	For the purposes of this clause 21, but subject to clause 21.8, notice includes any communication.
21.2	A notice given to a party under or in connection with this agreement:
21.2.1	shall be in writing and in English;
21.2.2	shall be signed by or on behalf of the party giving it;
21.2.3
shall be sent to the relevant party for the attention of the named contact and to the address or fax number or email address specified in clause 21.4 (as the case may be), or such other named contact or address or fax number or email address as that party may notify to the others in accordance with the provisions of this clause 21; and

21.2.4	shall be:
(a)	delivered by hand;

(b)	sent by fax or email;
(c)	sent by pre-paid first class post or another next working day delivery service ; or
(d)	sent by airmail or by reputable international overnight courier (if the notice is to be served by post to an address outside the country from which it is sent); and
21.2.5	is deemed received as set out in clause 21.6.
21.3
Any notice to be given under this agreement to or by all of the Sellers, shall be deemed to have been properly given if it is given to or by (as the case may be) the Sellers' representative specified in clause 21.4.2.

21.4	The addresses, fax numbers and email addresses for service of notices on the Buyer and the Sellers' representative are:
21.4.1	Buyer
(a)	address: 10 Akti Kondili, 185 45 Piraeus, Greece
(b)	for the attention of: Mr Spyros Fokas, General Counsel and Corporate Secretary (sfokas@ampni.com)
(c)	fax number: +30 210 4586 271
(d)	copied to: the Buyer's Solicitors, attention Matthew Stratton (matthew.stratton@incelaw.com) and Stephen Jarvis (stephen.jarvis@incelaw.com);
21.4.2	Sellers' representative
(a)	name: Christina Sarris
(b)	address: c/o Oratosio Holdings Co. Limited, Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus
(c)	email address: chr.sarris@polakissarris.com
(d)	fax number: + 357 22 675605
(e)	copied to: agiostratitis@hec.gr and the Sellers' Adviser, attention Antonios Backos ().
21.5
A party may change its details for service of notices as specified in clause 21.4 by giving notice to each of the other parties. Any notice of a change to the identity of the Sellers' representative must be signed by all the Sellers to be effective. Any change notified pursuant to this clause shall take effect at 9.00 am on the later of:

21.5.1	the date, if any, specified in the notice as the effective date for the change; and
21.5.2	five Business Days after deemed receipt of the notice of change.

21.6	Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause have been satisfied):
21.6.1	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address;
21.6.2	if sent by fax or email, at the time of transmission;
21.6.3
if sent by pre-paid first class post or another next working day delivery service to an address inside the country from which it is sent, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service;

21.6.4	if sent by pre-paid airmail to an address outside the country from which it is sent, at 9.00 am on the fifth Business Day after posting;
21.6.5	if sent by reputable international overnight courier to an address outside the country from which it is sent, on signature of a delivery receipt or at the time the notice is left at the address; or
21.6.6
if deemed receipt under the previous paragraphs of this clause 21.6 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), at 9.00 am on the day when business next starts in the place of deemed receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

21.7	To prove service, it is sufficient to prove that:
21.7.1	if delivered by hand or by reputable international overnight courier, the notice was delivered to the correct address;
21.7.2	if sent by fax or email, a transmission report was received confirming that the notice was successfully transmitted to the correct fax number or email address; or
21.7.3	if sent by post or by airmail, the envelope containing the notice was properly addressed, paid for and posted.
21.8	This clause 21 does not apply to the service of any proceedings or other documents in any legal action.
22.	JOINT OBLIGATIONS
22.1	Unless expressly provided otherwise, the Sellers shall be jointly and severally liable for their obligations, undertakings and liabilities under this agreement.
22.2	The liability of the Sellers for their obligations under clause 13 and clause 14 shall be several and extend only to any loss or damage arising out of their own breaches.
23.	SEVERANCE
If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

24.	AGREEMENT SURVIVES COMPLETION
This agreement (other than obligations that have already been fully performed) remains in full force after Completion.
25.	THIRD PARTY RIGHTS
25.1	This agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.
25.2	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.
26.	COUNTERPARTS
This agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.
27.	RIGHTS AND REMEDIES
Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.
28.	INADEQUACY OF DAMAGES
Without prejudice to any other rights or remedies that the parties may have, the parties acknowledge and agree that damages alone would not be an adequate remedy for any breach of the terms of clause 13 or clause 14 or other provisions of this agreement. Accordingly, the parties shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of this agreement.
29.	GOVERNING LAW AND ARBITRATION
29.1
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

29.2
Any dispute, controversy or claim arising out of or in connection with this agreement, including any question regarding its breach, existence, validity or termination, shall be referred to and finally resolved by arbitration under the UNCITRAL Rules in effect at the date of this agreement, which are deemed to be incorporated by reference into this clause. It is agreed that:

29.2.1	the appointing authority shall be the London Maritime Arbitrators' Association;

29.2.2	the number of arbitrators shall be three;
29.2.3	the seat, or legal place, of arbitration shall be City of London; and
29.2.4	the language to be used in the arbitral proceedings shall be English.
29.3	Without prejudice to any other mode of service each Seller:
29.3.1
irrevocably empowers and appoints Portland Place Nominees Limited at present of 34 Anyards Road, Cobham, Surrey KT11 2LA, England as its agent to receive and accept on its behalf any process or other document relating to any arbitration or proceedings before the English courts in connection with this agreement;

29.3.2	agrees to maintain such an agent for service of process in England from the date of this agreement;
29.3.3	agrees that failure by a process agent to notify the Sellers of service of process will not invalidate the proceedings concerned;
29.3.4
without prejudice to the effectiveness of service of process on its agent under clause 29.3.1 above, but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 21.4.2;

29.3.5
agrees that, if the appointment of any person mentioned in clause 29.3.1 ceases to be effective, he shall immediately appoint a further person in England to accept service of process on his behalf in England and, failing such appointment within seven (7) days, either of the Buyer or the Company shall thereupon be entitled and is hereby irrevocably authorised by the Seller in those circumstances to appoint such person by notice to the Seller.

29.4	Without prejudice to any other mode of service the Buyer:
29.4.1
irrevocably empowers and appoints Ince Process Agents Limited at present of Aldgate Tower, 2 Leman Street, London, E1 8QN, England as its agent to receive and accept on its behalf any process or other document relating to any arbitration or proceedings before the English courts in connection with this agreement;

29.4.2	agrees to maintain such an agent for service of process in England from the date of this agreement;
29.4.3	agrees that failure by a process agent to notify the Buyer of service of process will not invalidate the proceedings concerned;
29.4.4
without prejudice to the effectiveness of service of process on its agent under clause 29.4.1 above, but as an alternative method, consents to the service of process relating to any such proceedings by mailing or delivering a copy of the process to its address for the time being applying under clause 21.4.2;

29.4.5
agrees that, if the appointment of any person mentioned in clause 29.3.1 ceases to be effective, he shall immediately appoint a further person in England to accept service of process on his behalf in England and, failing such appointment within seven (7) days, either of the Buyer or the Company shall thereupon be entitled and is hereby irrevocably authorised by the Seller in those circumstances to appoint such person by notice to the Seller.

29.5
It is acknowledged by each of the parties hereto that the Sellers and the Company have retained Deloitte, Deloitte Legal, Polakis Sarris LLC (only those advisors instructed by the Sellers or the Company) and the Sellers' Adviser (the Specified Advisers) to act as their counsels and/or advisers in connection with the transactions contemplated hereby and the Buyer hereby further agrees that, as to all communications among the Specified Advisers, the Company, any of the Company's Subsidiaries and the Sellers (or any of Seller's direct or indirect equityholders) that relate in any way to the Transaction or to this agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong only to the Sellers and the Sellers' direct or indirect equityholders and may be controlled by the Sellers and shall not pass to or be claimed by the Buyer, the Company or any of its Subsidiaries. The Buyer agrees to take, and to cause its Subsidiaries to take, all steps reasonably necessary and within its control to implement the intent of this clause 29.5.

THIS DEED has been entered into on the date stated at the beginning of it.

SCHEDULE 1
 Particulars of Sellers and apportionment of Consideration
Seller	Seller address	Number of Sale Shares	Proportion of Consideration	Consideration Shares to be received (subject to clause 4.3)
Precitox Holdings Co. Limited	Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus	1,700 Ordinary Shares Class A (with a nominal value of EUR 1.00) 680 Ordinary Shares Class B (with nominal value of EUR 2.00)	Accounts Receivable: 4.1.1: zero $25m Note: 4.1.2: held jointly with Oratosio Additional Note (if any): 4.1.3: held jointly with Oratosio	13,351,183
Oratosio Holdings Co. Limited	Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus	850 Ordinary Shares Class A (with a nominal value of EUR 1.00) 340 Ordinary Shares Class B (with nominal value of EUR 2.00)	Accounts Receivable: 4.1.1: zero $25m Note: 4.1.2: held jointly with Precitox Additional Note (if any): 4.1.3: held jointly with Precitox	6,675,592
Humberto Finance Co.	Ajeltake Road Trust Company Complex MH 96960, Majuro, Ajeltake Island, Marshall Islands	2,450 Ordinary Shares Class A (with a nominal value of EUR 1.00) 980 Ordinary Shares Class B (with nominal value of EUR 2.00)	Accounts Receivable: 4.1.1: 100% $25m Note: 4.1.2: zero Additional Note (if any): 4.1.3: zero	Nil

SCHEDULE 2
 Particulars of the Company and the Subsidiaries
PART 1 - The Company
Name:	H.E.C. Europe Limited
Registration number:	HE 333703
Registered office:	Vyronos 36, Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus
Issued share capital:	Amount: EUR 9,000 Divided into: 5,000 Ordinary Class A shares of nominal value EUR 1.00 each and the 2,000 Ordinary Class B shares of nominal value EUR 2.00 each
Registered shareholders (and number of Sale Shares held):	As set out in Schedule 1.
Directors and shadow directors:
Irene Georgiou of Agiou Mamantos, 57 Kato Lakatameia, 2330, Nicosia, Cyprus (now Kresnas 4, Lakatamia, 2311, Nicosia, Cyprus)
Alexia Charalambous of Iakovou Patatsou, 12 Astromeritis, 2772, Nicosia, Cyprus

Secretary:	Christina Sarri of Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus
Auditor:	C. VARIANOS CO LTD
Registered charges:
Share Pledge granted in favour of National Bank of Greece S.A. London Branch, dated 19.12.2014 over 180,166 (now 112,530) shares of HELLENIC ENVIRONMENTAL CENTER S.A., of Greece
Share Pledge granted in favour of National Bank of Greece S.A. London Branch, dated 19.12.2014 over 35,412 shares of OIL ONE S.A., of Greece
First charge of IBAN GB83 ETHN 4062 0465 5981 01 with National Bank of Greece S.A., London Branch according to an agreement dated 19.01.2015
First charge of IBAN CY41 0060 5491 0000 1000 0783 5727 with National Bank of Greece (Cyprus) Ltd according to an agreement dated 16.01.2015
Share Pledge granted in favour of National Bank of Greece S.A. London Branch, dated 30.03.2016 over 200,000 shares of Green Ports Hamburg GmbH, of Germany

PART 2 - The Subsidiaries
Name:	MARPOL FLEET SHIPMANAGEMENT S.A.
Registration number:	80430
Registered office:	Trust Company Complex, Ajeltake Road, Majuro, Ajeltake Island, MH 96960 Marshall Islands
Issued share capital:	Amount: no par value Divided into: 500 shares of no par value
Registered shareholders (and number of shares held):	The Company – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Secretary
Aimilios Vrachypedis of 19 Aretis street, 16672, Vari, Attika, Greece – Treasurer

Secretary:	Stavroula Fragkoulaki
Auditor:	N/A
Registered charges:	None

Name:	MARPOL FLEET SHIPHOLDINGS LIMITED
Registration number:	HE348683
Registered office:	Vyronos 36, Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus
Issued share capital:	Amount: EUR 2,000 Divided into: 2,000 ordinary shares of nominal value €1.00 each
Registered shareholders (and number of shares held):	The Company – sole shareholder
Directors and shadow directors:	Irene Georgiou of Agiou Mamantos, 57 Kato Lakatameia, 2330, Nicosia, Cyprus (now Kresnas 4, Lakatamia, 2311, Nicosia, Cyprus( Kyriakos Kyriakou of Nafpaktou 24, Lakatamia, 2320, Nicosia, Cyprus
Secretary:	Christina Sarri of Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus
Auditor:	N/A
Registered charges:	None

Name:	RED LASER HOLDINGS LTD
Registration number:	113618
Registered office:	57/63 Line Wall Road, GX11 1AA, Gibraltar
Issued share capital:	Amount: GBP3,000 Divided into: 3,000 shares of GBP 1.00 each
Registered shareholders (and number of shares held):	The Company – sole shareholder
Directors and shadow directors:	Spyridon Maltezos of 12 Sklavounou, 18539, Piraeus, Greece Darren Paul Laguea of c/Dulcinea 34, 11360 San Roque, Cadiz, Spain
Secretary:	Line Secretaries Limited of 57/63 Line Wall Road, GX11 1AA, Gibraltar
Auditor:	ACUMUS ACCOUNTANTS
Registered charges:	None

Name:	H.E.C. SHIPHOLDINGS LIMITED
Registration number:	HE333701
Registered office:	Vyronos 36, Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus
Issued share capital:	Amount: EUR 13,020 Divided into: 13,020 Ordinary Shares of nominal value €1.00 each
Registered shareholders (and number of shares held):	The Company – sole shareholder
Directors and shadow directors:	Maria Yiavri of Agiou Dimitriou 1A, Akaki, 2720, Nicosia, Cyprus Eleni Kyriacou of Afxentiou 9, Anthoupolis, 2350, Nicosia, Cyprus
Secretary:	Christina Sarri of Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus
Auditor:	C. VARIANOS CO LTD
Registered charges:	Share Pledge granted in favour of National Bank of Greece S.A. London Branch, dated 19.12.2014 over 30 shares of ECOLOGICAL MARITIME COMPANY, of Greece

Name:	HELLENIC ENVIRONMENTAL CENTER S.A.
Registration number:	0446 347 07 000
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR 3,302,755.50 Divided into: 112,530 registered shares of €29,35 each
Registered shareholders (and number of shares held):	The Company – sole shareholder
Directors and shadow directors:
Panagiotis Stamatogiannis, of 10 AKti Kondili, 18545, Piraeus, Greece – President
Panagiotis Thomoglou, of 5 Melounas street, 18452, Nikaia, Attika, Greece – Vice-President
Aimilios Vrachypedis of 19 Aretis street, 16672, Vari, Attika, Greece – Director

Secretary:	N/A
Auditor:	PWC, Greece
Registered charges:	Shares pledged in favour of National Bank of Greece S.A., London Branch (details in the Company's particulars)

Name:	OIL ONE S.A.
Registration number:	1222 5750 7000
Registered office:	10 Michalinou street, 18648, Drapetsona, Greece
Issued share capital:	Amount: EUR 3,541,200.00 Divided into: 35,412 registered shares of €100.00 each
Registered shareholders (and number of shares held):	The Company – sole shareholder
Directors and shadow directors:
Konstantinos Floudopoulos of 36 Amarisias Artemidos street, 15124, Maroussi, Attika, Greece – President & Managing Director
Stylianos Kostopoulos, of 9 Them.Sofouli, 17122, Nea Smirni, Attika, Greece – Director
Malamatenia Fotiadou, of 32 Fleming street, 18757, Keratsini, Attika, Greece – Director

Secretary:	N/A
Auditor:	PWC, Greece
Registered charges:
Shares pledged in favour of National Bank of Greece S.A., London Branch (details in the Company's particulars)
Oil One S.A. has granted a first priority prenotation of mortgage in favour of National Bank of Greece S.A., London Branch on 14.01.2015 over its plot in Drapetsona for an amount of up to €36mio

Name:	GREEN PORTS (HAMBURG) GMBH
Registration number:	HRB115070
Registered office:	Harburger Schlossstrasse 18, 21079, Hamburg, Germany
Issued share capital:	Amount: EUR 200,000.00 Divided into: 200,00 shares of €1.00 each
Registered shareholders (and number of shares held):	The Company – sole shareholder
Directors and shadow directors:	Dimitrios Melidis – Managing Director Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – Managing Director
Secretary:	N/A
Auditor:	MAZARS, Germany
Registered charges:	Shares pledged in favour of National Bank of Greece S.A., London Branch (details in the Company's particulars)

Name:	HELLENIC ENVIROMENTAL CENTER INTERNATIONAL S.A.
Registration number:	23877
Registered office:	Trust Company Complex, Ajeltake Road, Majuro, Ajeltake Island, MH 96960 Marshall Islands
Issued share capital:	Amount: no par value Divided into: 500 shares of no par value
Registered shareholders (and number of shares held):	The Company – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Secretary
Aimilios Vrachypedis of 19 Aretis street, 16672, Vari, Attika, Greece –Treasurer

Secretary:	Stavroula Fragkoulaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece
Auditor:	N/A
Registered charges:	None

Name:	ECOFRIEND SHIPPING S.A.
Registration number:	80428
Registered office:	Trust Company Complex, Ajeltake Road, Majuro, Ajeltake Island, MH 96960 Marshall Islands
Issued share capital:	Amount: no par value Divided into: 500 shares of no par value
Registered shareholders (and number of shares held):	Marpol Fleet Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Secretary
Aimilios Vrachypedis of 19 Aretis street, 16672, Vari, Attika, Greece –Treasurer

Secretary:	Stavoula Fragkoulaki
Auditor:	N/A
Registered charges:	None

Name:	ECOFIGHTER SHIPPING S.A.
Registration number:	82784
Registered office:	Trust Company Complex, Ajeltake Road, Majuro, Ajeltake Island, MH 96960 Marshall Islands
Issued share capital:	Amount: no par value Divided into: 500 shares of no par value
Registered shareholders (and number of shares held):	Marpol Fleet Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Secretary
Aimilios Vrachypedis of 19 Aretis street, 16672, Vari, Attika, Greece –Treasurer

Secretary:	Stavoula Fragkoulaki
Auditor:	N/A
Registered charges:	None

Name:	GREEN PORTS (GIBRALTAR) LTD
Registration number:	109130
Registered office:	57/63 Line Wall Road, GX11 1AA, Gibraltar
Issued share capital:	Amount: GBP 100.00 Divided into: 100 ordinary shares of GBP 1.00 each
Registered shareholders (and number of shares held):	Red Laser Holdings Limited, of Gibraltar – sole shareholder
Directors and shadow directors:	Spyridon Maltezos of 12 Sklavounou, 18539, Piraeus, Greece Darren Paul Laguea of c/Dulcinea 34, 11360 San Roque, Cadiz, Spain
Secretary:	Line Secretaries Limited of 57/63 Line Wall Road, GX11 1AA, Gibraltar
Auditor:	ACUMUS ACCOUNTANTS
Registered charges:	None

Name:	ECOLOGICAL MARITIME COMPANY
Registration number:	2990
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR8,804.10 Divided into: 30 registered shares of nominal value €293.47 each
Registered shareholders (and number of shares held):	H.E.C. Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Secretary
Emmanouil Giannikouris of 66 Ellispontou street, 17124, Nea Smirni, Attika, Greece –Treasurer

Secretary:	N/A
Auditor:	N/A
Registered charges:	Shares pledged in favour of National Bank of Greece S.A., London Branch (details in the shareholder's particulars)

Name:	ECOSAILOR MARITIME COMPANY
Registration number:	3069
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR29,347.00 Divided into: 100 registered shares of nominal value €100.00 each
Registered shareholders (and number of shares held):	H.E.C. Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Secretary
Emmanouil Giannikouris of 66 Ellispontou street, 17124, Nea Smirni, Attika, Greece –Treasurer

Secretary:	N/A
Auditor:	N/A
Registered charges:	None

Name:	ECOKEEPER MARITIME COMPANY
Registration number:	2996
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR 8,804.10 Divided into: 30 registered shares of nominal value €293.47 each
Registered shareholders (and number of shares held):	H.E.C. Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Secretary
Emmanouil Giannikouris of 66 Ellispontou street, 17124, Nea Smirni, Attika, Greece –Treasurer

Secretary:	N/A
Auditor:	N/A
Registered charges:	None

Name:	ECOSPIRIT MARITIME COMPANY
Registration number:	4364
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR 306,000.00 Divided into: 6.120 registered shares of nominal value €50.00 each
Registered shareholders (and number of shares held):	H.E.C. Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Director
Panagiotis Thomoglou, of 5 Melounas street, 18452, Nikaia, Attika, Greece –Director

Secretary:	N/A
Auditor:	N/A
Registered charges:	None

Name:	ECO IX MARITIME COMPANY
Registration number:	4366
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR 186,000.00 Divided into: 3,720 registered shares of nominal value €50.00 each
Registered shareholders (and number of shares held):	H.E.C. Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Director
Panagiotis Thomoglou, of 5 Melounas street, 18452, Nikaia, Attika, Greece –Director

Secretary:	N/A
Auditor:	N/A
Registered charges:	None

Name:	ECO XI MARITIME COMPANY
Registration number:	2998
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR 132,061.50 Divided into: 450 registered shares of nominal value €293.47 each
Registered shareholders (and number of shares held):	H.E.C. Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Secretary
Emmanouil Giannikouris of 66 Ellispontou street, 17124, Nea Smirni, Attika, Greece –Treasurer

Secretary:	N/A
Auditor:	N/A
Registered charges:	None

Name:	SLOPS 9 MARITIME COMPANY
Registration number:	3468
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR 6,000.00 Divided into: 60 registered shares of €100.00 each
Registered shareholders (and number of shares held):	H.E.C. Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Secretary
Emmanouil Giannikouris of 66 Ellispontou street, 17124, Nea Smirni, Attika, Greece –Treasurer

Secretary:	N/A
Auditor:	N/A
Registered charges:	None

Name:	ECO I MARITIME COMPANY
Registration number:	4365
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR 6,000.00 Divided into: 120 registered shares of €50.00 each
Registered shareholders (and number of shares held):	H.E.C. Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Director
Panagiotis Thomoglou, of 5 Melounas street, 18452, Nikaia, Attika, Greece –Director

Secretary:	N/A
Auditor:	N/A
Registered charges:	None

Name:	ECO III MARITIME COMPANY
Registration number:	4355
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR 6,000.00 Divided into: 120 registered shares of €50.00 each
Registered shareholders (and number of shares held):	H.E.C. Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Director
Panagiotis Thomoglou, of 5 Melounas street, 18452, Nikaia, Attika, Greece –Director

Secretary:	N/A
Auditor:	N/A
Registered charges:	None

Name:	ECO V MARITIME COMPANY
Registration number:	4353
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR 6,000.00 Divided into: 120 registered shares of €50.00 each
Registered shareholders (and number of shares held):	H.E.C. Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Director
Panagiotis Thomoglou, of 5 Melounas street, 18452, Nikaia, Attika, Greece –Director

Secretary:	N/A
Auditor:	N/A
Registered charges:	None

Name:	ECO VII MARITIME COMPANY
Registration number:	2997
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR 8,804.10 Divided into: 30 registered shares of €293,47.00 each
Registered shareholders (and number of shares held):	H.E.C. Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Secretary
Emmanouil Giannikouris of 66 Ellispontou street, 17124, Nea Smirni, Attika, Greece –Treasurer

Secretary:	N/A
Auditor:	N/A
Registered charges:	None

Name:	ECOFRIEND MARITIME COMPANY
Registration number:	4332
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR 6,000.00 Divided into: 120 registered shares of €50.00 each
Registered shareholders (and number of shares held):	H.E.C. Shipholdings Limited, of Cyprus – sole shareholder
Directors and shadow directors:
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece – President
Stavroula Fragkoukaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Director
Panagiotis Thomoglou, of 5 Melounas street, 18452, Nikaia, Attika, Greece –Director

Secretary:	N/A
Auditor:	N/A
Registered charges:	None

Name:	H.E.C. - OIL ONE Joint Venture
Registration number:	1294 0630 7000
Registered office:	10, Akti Kondili, 18545 Piraeus, Greece
Issued share capital:	Amount: EUR 6,000.00 Divided into: n/a
Registered shareholders (and number of shares held):	Stakeholders: 70% Hellenic Environmental Center S.A. (€4,200) 30% Oil One S.A. (€1,800)
Directors and shadow directors:
Managing Director: Panagiotis Stamatogiannis, of 10 Akti Kondili, 18545, Piraeus, Greece
Deputy Managing Director: Konstantinos Floudopoulos of 36 Amarisias Artemidos street, 15124, Maroussi, Attika, Greece

Secretary:	N/A
Auditor:	PWC, Greece
Registered charges:	None

Name:	GREEN PORTS SOUTH AFRICA PTY LTD
Registration number:	2015/382163/07
Registered office:	The Bay Suites, Third Floor, 1A Humewood Road, Humewood, Port Elizabeth, Eastern Cape, 6001, South Africa
Issued share capital:	Amount: ZAR 100.00 Divided into: 100 ordinary shares of ZAR nominal value 1.00 each
Registered shareholders (and number of shares held):	Hellenic Environmental Center International S.A., of the Marshall Islands – sole shareholder
Directors and shadow directors:
Stella Lazaridi of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece
Ioannis Agiostratitis, of 472 Grigouriou Lambraki Ave, 18758, Keratsini, Attika, Greece
Nikolaos Argyros, of 26 Waverley Drive, Mill Park, Port Elizabeth, Eastern Cape, 6000, South Africa

Secretary:	N/A
Auditor:	N/A
Registered charges:	None

Name:	GREEN PORTS PANAMA S.A.
Registration number:	Deed 19,942/16.09.2011 registered in Page 747398, Doc 2047228
Registered office:	c/o Aleman, Cordero, Galindo & Lee, Calle 53 Este, Urb. Marbella, Torre MMG, 2do Piso City of Panama, Republic of Panama
Issued share capital:	Amount: US$ 10,000.00 Divided into: 10,000 registered shares of US$1.00 each
Registered shareholders (and number of shares held):	Hellenic Environmental Center International S.A., of the Marshall Islands – sole shareholder
Directors and shadow directors:
Theodoros Montsenigos, of Calle la Boca Final, Trinidad, Balboa, Ancon, City of Panama, Republic of Panama – President
Aimilios Vrachypedis, of 19 Aretis street, 16672, Vari, Attika, Greece – Secretary
Stavroula Fragkoulaki, of 10 Ploutonos street, 18562, Paleo Faliro, Attika, Greece – Treasurer

Secretary:	Aimilios Vrachypedis
Auditor:	N/A
Registered charges:	None

H.E.C. EUROPE LIMITED (Cyprus)
100%
MARPOL FLEET SHIPMANAGEMENT S.A. (Marshall Islands)
MARPOL FLEET SHIPHOLDINGS LIMITED (Cyprus)
SHIP OWNING MARITIME COMPANIES (each formed in Marshall
ECOFRIEND SHIPPING S.A. [M/T ECOFRIEND]
ECOFIGHTER SHIPPING S.A. [M/T ECOFIGHTER]
RED LASER HOLDINGS LTD (Gibraltar)
GREEN PORTS GIBRALTAR
Green Ports (Gibraltar)
Gibraltar Operations
H.E.C. SHIPHOLDINGS LIMITED (Cyprus)
SHIP OWNING MARITIME COMPANIES (each formed in Greece)
ECOLOGICAL MARITIME COMPANY [F/S ECOMASTER]
ECOSAILOR MARITIME COMPANY [M/T ECOSAILOR]
ECOKEEPER MARITIME COMPANY [M/T ECOKEEPER]
ECOSPIRIT MARITIME COMPANY [M/T ECOSPIRIT]
ECO IX MARITIME COMPANY
ECO XI MARITIME COMPANY
SLOPS 9 MARITIME COMPANY
ECO I MARITIME COMPANY
ECO III MARITIME COMPANY
ECO V MARITIME COMPANY
ECO VII MARITIME COMPANY (Inactive/Dormant)
ECOFRIEND MARITIME COMPANY (Inactive/Dormant)
H.E.C. HELLENIC ENVIRONMENTAL CENTER S.A.
Hellenic Environmental Center S.A. (Greece)
oil one
Oil One S.A. (Greece)
70%
30%
H.E.C. - OIL ONE Joint Venture (Greece)
POLYECO S.A. (Greece) (Unaffiliated 3rd Party)
POLYHEC Joint Ventures (Greece)
Hellenic Operations
GREEN PORTS HAMBURG
Green Ports (Hamburg) GmbH
German Operations
HELLENIC ENVIROMENTAL CENTER INTERNATIONAL S.A. (Marshall Islands)
GREEN PORTS SOUTH AFRICA
Green Ports South Africa PTY
South African Operations
Green Ports Panama S.A.

SCHEDULE 3
 Completion Conditions and conduct of business
PART 1 - Conditions to Completion
1.	CONSIDERATION SHARES
1.1	Application shall have been made by Aegean to the NYSE to list the Consideration Shares on the NYSE, subject to notice of issuance.
1.2
Aegean shall have amended, effective upon Completion, that certain Stockholders Rights Agreement, dated 14 August 2009 (the Rights Agreement) with Computershare Trust Company N.A. to exclude the Sellers and certain of their affiliates from the definition of "Acquiring Person" therein, to the extent required to render inapplicable the Rights Agreement to their beneficial ownership of common stock of Aegean, as contemplated by this agreement and the Investors' Rights Agreement.

2.	CONSENTS AND CLEARANCES
2.1	Required written approval, clearance, consent, or waiver concerning the Transaction, as applicable, by:
2.1.1	the NYSE;
2.1.2	the German Federal Cartel Office (or alternatively, upon the expiry of the relevant waiting period or upon receipt of a written confirmation that the requirements for a prohibition are not fulfilled);
2.1.3
ABN Amro Bank, N.V., acting on instruction of the Majority Lenders (as the term is defined in Facility Agreement for a Borrowing Base Facility, dated November 30, 2017, by and among Aegean Marine Petroleum S.A., Aegean Petroleum International Inc., Aegean NWE N.V., Aegean Bunkering Germany GmbH, OBAST Bunkering & Trading GmbH and Aegean Petroleum Uruguay S.A. as Borrowers, ABN AMRO Bank N.V. as Active Bookrunning Mandated Lead Arranger, Facility Agent, Collateral Management Agent, Security Agent, Documentation Bank and as Co-ordinator, and certain financial institutions as Original Lenders, Issuing Banks and Overdraft Banks);

2.1.4
The Required Lenders (as the term is defined in the Second Amended and Restated Uncommitted Credit Agreement, dated August 3, 2017 and as thereafter amended, by and among Aegean Bunkering (USA) LLC as Borrower, ABN AMRO Capital USA LLC as Administrative Agent, Collateral Agent, Syndication Agent, Daylight Overdraft Lender, Swing Line Lender, Issuing Lender, Lead Arranger and Bookrunner, and BNP Paribas as Documentation Agent), or, with the written consent of the Required Lenders, ABN AMRO Capital USA LLC; and

2.1.5	Orix Investment and Management Private Limited in respect of a guarantee dated 5 July 2007 made in favour of Orix (as assignee of the Royal Bank of Scotland).
2.2	Written approval or consent of the Transaction (or receipt of a confirmation of no objection) by:

2.2.1	the Lenders (as defined in the NBG Facility) of the NBG Facility including in connection with the Transaction being a Pre-Restructuring Change of Control (as defined in the NBG Facility); and
2.2.2
Eurobank Ergasias A.E., as representative of the bond holders, in accordance with a facility agreement dated as of 31 January 2018 between Oil One S.A. and Eurobank Ergasias A.E. involving the issue of a bond loan.

3.	CONFIRMATIONS AND AGREEMENTS
3.1
Delivery by the Sellers to the Buyer of the group exclusivity engagement agreement and accompanying supplemental term sheet in the agreed form duly executed by the Company (or relevant Subsidiary) and each of the following individuals: Ioannis Agiostratitis, Darren Laguea, Andreas Kallergis, Christos Ntegiannis and Dimitrios Melidis.

4.	MATERIAL ADVERSE CHANGE
4.1
From the date of this agreement, there shall not have occurred any fact, matter, event, circumstance, condition or change which materially and adversely affects, individually or in the aggregate, the operations, assets, liabilities, financial condition or operating results of the Company and its Subsidiaries, but excluding any of the foregoing arising out of, resulting from, or attributable to:

4.1.1	changes in financial, banking or stock markets, interest rates, exchange rates, commodity prices or other general economic, social or political conditions that are beyond the Company's control;
4.1.2	changes in conditions generally affecting the industries in which the Company and its Subsidiaries operate;
4.1.3	changes in applicable laws, regulations or accounting standards or practices;
4.1.4	the announcement of the Transaction, entry into this agreement and the consummation of the Transaction, or the change in Control of the Company resulting from this Transaction;
4.1.5	any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date hereof;
4.1.6	any matters Disclosed, or any matters involving the Expansion Projects that do not arise out of, result from or are attributable to a breach of this agreement; and
4.1.7
any action taken by Aegean or the Buyer, or any action taken by the Company or its Subsidiaries at the written request or with the written consent of Aegean or the Buyer, as the case may be, or pursuant to this agreement or any other agreements entered in connection therewith, provided that the matters in paragraph 4.1.1 to paragraph 4.1.4 shall be taken into account if and to the extent that they have a materially disproportionate effect on the Company and/or the Subsidiaries compared to other participants in the industries in which the Company operates.

4.2
From the date of this agreement, there shall not have occurred any fact, matter, event, circumstance, condition or change which materially and adversely affects, individually or in the aggregate, the operations, assets, liabilities, financial condition or operating results of Aegean and its subsidiaries as a whole or the Buyer and its subsidiaries as a whole, but excluding any of the foregoing arising out of, resulting from, or attributable to:

4.2.1
changes in financial, banking or stock markets, interest rates, exchange rates, commodity prices or other general economic, social or political conditions that are beyond Aegean's and/or the Buyer's control;

4.2.2	changes in conditions generally affecting the industries in which Aegean, the Buyer and their respective subsidiaries operate;
4.2.3	changes in applicable laws, regulations or accounting standards or practices;
4.2.4	the announcement of the Transaction, entry into this agreement and the consummation of the Transaction, or the change in Control of the Company resulting from this Transaction;
4.2.5
any failure by Aegean, the Buyer or their respective subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date hereof;

4.2.6	any matters in relation to the Accounts Receivable Assignments, including without limitation, the validity, collectability or enforceability of the accounts receivable referred to therein;
4.2.7	any matters disclosed in public filings of Aegean made with the US Securities and Exchange Commission; and
4.2.8
any action taken by the Company or its Subsidiaries, or any action taken by Aegean or the Buyer at the written request or with the written consent of the Company or its Subsidiaries, as the case may be, or pursuant to this agreement or any other agreements entered in connection therewith, provided that the matters in paragraph 4.2.1 to paragraph 4.2.4 shall be taken into account if and to the extent that they have a materially disproportionate effect on the Aegean and/or the Buyer compared to other participants in the industries in which the Aegean and/or the Buyer operate.
5.	LITIGATION AND LAWS
5.1	No:
5.1.1
governmental entity having filed any proceedings for the purpose of prohibiting or otherwise challenging or interfering with the Transaction and (other than frivolous or vexatious claims) no other person having filed any such proceedings; and

5.1.2
person having enacted any legislation (including any subordinate legislation) which would prohibit, materially restrict or materially delay the implementation of the Transaction or the operations of the Company or any of the Subsidiaries or Aegean or any of its subsidiaries.

5.2
The absence of any laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, European Union, federal, state and local laws, judgments, decisions and injunctions of any court or tribunal and legally binding codes of practice which prohibit the Transaction.

PART 2- Conduct of business during the Interim Period
1.	CONDUCT OF BUSINESS IN THE INTERIM PERIOD
1.1	At all times during the Interim Period, the Sellers shall:
1.1.1	procure that the Company and the Subsidiaries carry on the Business in the normal course and in the manner provided in this Part 2 of Schedule 3;
1.1.2	use their best endeavours to maintain the trade and trade connections of the Company and the Subsidiaries;
1.1.3	promptly notify the Buyer in writing of any material change in the Business, financial position or assets of the Company or any of the Subsidiaries; and
1.1.4
promptly provide the Buyer, its agents and representatives with such information relating to the business and affairs of the Company and the Subsidiaries, and such access to their books and records, as the Buyer may reasonably require from time to time.

2.	MATTERS SUBJECT TO THE BUYER'S CONSENT
2.1
During the Interim Period, the Sellers shall procure that except as consistent with past practice or with the prior written consent of the Buyer (which consent shall not be unreasonably delayed, conditioned or withheld), neither the Company nor any of the Subsidiaries shall (nor shall they agree to):

2.1.1
save for the disposal of the vessels Eco-Master, and/or Eco-Keeper and the GPH Capex (as defined in the Disclosure Letter), dispose of or acquire any asset in excess of $400,000 used or required for the operation of the Business;

2.1.2
save as may be required in connection with the Expansion Projects (subject always to paragraph 2.1.19), allot any shares, options or other securities or repurchase, redeem or agree to repurchase or redeem any of its shares;

2.1.3	appoint any person as a director;
2.1.4	enter into, modify or agree to terminate any Material Contract (as defined in paragraph 12.1 of Part 1 of Schedule 5);
2.1.5	save for the Expansion Projects (subject always to paragraph 2.1.19) and the GPH Capex, incur any capital expenditure on any individual item in excess of $200,000;
2.1.6	save in connection with any facility or leasing arrangement Disclosed, borrow any sum with third parties in excess of $200,000;
2.1.7	make any loan to third parties in excess of $200,000 or cancel, release or assign any such indebtedness owed to it or any claims held by it;

2.1.8	other than in connection with the GPH Capex, enter into any lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms in each case in excess of $200,000;
2.1.9	make any material alterations to the terms of employment (including benefits) in excess in the aggregate of $500,000 of any of its Directors, officers or senior management;
2.1.10
enter into or amend any agreements or arrangements for the payment of pensions or other benefits on retirement in excess of $200,000 to any of its current or former employees or directors (or any of their dependants);

2.1.11	save in connection with any facility or leasing arrangement Disclosed, create any financial Encumbrance in excess of $200,000 over any of its assets or its undertaking;
2.1.12	incur any liability to a Seller (or any person Connected with a Seller), other than trading liabilities incurred in the normal course of the Business;
2.1.13	enter into any material agreement (or modify any subsisting agreement) with any trade union, or any material agreement that relates to any works council;
2.1.14	except as required by applicable rules, make any material change to the accounting procedures, principles or policies by reference to which its accounts are drawn up;
2.1.15	save for any dividends declared or paid by any of the wholly owned Subsidiaries, declare or pay any dividend or make any other distribution of its assets;
2.1.16
save with respect to any potential litigation Disclosed, commence, settle or agree to settle any legal proceedings relating to the Business, or otherwise concerning the Company or any of the Subsidiaries;

2.1.17	save in connection with any facility or leasing arrangement Disclosed, give any financial or performance guarantee, or any similar security or indemnity;
2.1.18	pay any management charge to any Seller (or any person Connected with a Seller); or
2.1.19	execute, amend or modify in any material respect any legally binding agreement in relation to any of the Expansion Projects:
(a)
the contemplated joint venture between the Company (or other Group company) for the formation of joint venture with a major port operator for the implementation and provision of the Business in the specified area and potentially elsewhere (Crystal), with an initial investment obligation of $10,000,000 for the first phase and a combined aggregate investment obligation for both phases of $47,900,000 unless prior to execution (i) the Sellers have provided the Buyer with the definitive agreements to be entered into in relation to Crystal for the Buyer's review and consent, and the Buyer shall not withhold its consent if and to the extent the terms of any such agreements are in accordance with the foregoing investment parameters and are otherwise in form and substance customary and reasonable for transactions of this type, (ii) the Sellers confirm to the Buyer that there has been no material adverse change to any related budgets, forecasts or projections presented to the Buyer prior to the date of this agreement, and (iii) any financial and tax due diligence materials relating thereto which are in the possession of the Company or any Subsidiary have been provided to the Buyer's tax and accounting advisors and such advisors have confirmed to the Company that such materials do not reflect any matters which are or would be materially adverse to the business, financial condition or actual or projected operating results of the relevant Expansion Project;

(b)
the project contemplated by the Company for the acquisition of 75% of the stakeholding in a company engaged (inter alia) in the Business with operations in the specified country (Ferga), for an aggregate purchase price (including the amount of any assumed debt and other liabilities but subject to an agreed adjustment mechanism) of €2,800,000 unless the final share purchase agreement relating to Ferga does not differ in any material respect from the draft share purchase agreement dated 6 February 2018 previously provided by the Sellers to the Buyer, any other such agreement is otherwise in form and substance customary and reasonable for transactions of this type, and the project is otherwise within the purchase terms summarized in this paragraph and the Sellers confirm to the Buyer that there has been no material adverse change to any related budgets, forecasts and projections presented to the Buyer prior to the date of this agreement;

(c)
the project contemplated by the Company for the acquisition of a majority stakeholding in a company engaged (inter alia) in the Business with operations in the specified country (Figo), for an aggregate purchase price of (including the amount of any assumed debt and other liabilities) €9,200,000 unless prior to execution (i) the Sellers have provided the Buyer with the definitive agreements to be entered into in relation to Figo for the Buyer's review and consent, and the Buyer shall not withhold its consent if and to the extent the terms of any such agreements are in accordance with the foregoing purchase price parameters and are otherwise in form and substance customary and reasonable for transactions of this type, (ii) the Sellers confirm to the Buyer that there has been no material adverse change to any related budgets, forecasts or projections presented to the Buyer prior to the date of this agreement, and (iii) any financial and tax due diligence materials relating thereto which are in the possession of the Company or any Subsidiary have been provided to the Buyer's tax and accounting advisors and such advisors have confirmed to the Company that such materials do not reflect any matters which are or would be materially adverse to the business, financial condition or actual or projected operating results of the relevant Expansion Project;

(d)
the contemplated joint venture between the Company's indirect subsidiary in the specified country with a competent governmental authority for the implementation of the Business in the port(s) of that country and potentially other ports in neighbouring countries (Barry), with an initial aggregate investment obligation of $10,000,000 concerning the first phase of operations based on a floating oil separator and a later combined aggregate investment obligation of $80,000,000 unless prior to execution the Sellers have provided the Buyer with the definitive agreements to be entered into in relation to Barry for the Buyer's review and consent, and the Buyer shall not withhold its consent if and to the extent the terms of any such agreements are in accordance with the foregoing investment parameters and are otherwise in form and substance customary and reasonable for transactions of this type, (ii) the Sellers confirm to the Buyer that there has been no material adverse change to any related budgets, forecasts or projections presented to the Buyer prior to the date of this agreement, and (iii) any financial and tax due diligence materials relating thereto which are in the possession of the Company or any Subsidiary have been provided to the Buyer's tax and accounting advisors and such advisors have confirmed to the Company that such materials do not reflect any matters which are or would be materially adverse to the business, financial condition or actual or projected operating results of the relevant Expansion Project; and

(e)
the project contemplated by the Company for the acquisition of 75% of the stakeholding in a company engaged (inter alia) in the Business with operations in the specified country, for an aggregate purchase price of (including the amount of any assumed debt and other liabilities) €7,400,000 (Treco) unless prior to execution the Sellers have provided the Buyer with the definitive agreements to be entered into in relation to Treco for the Buyer's review and consent, and the Buyer shall not withhold its consent if and to the extent the terms of any such agreements are in accordance with the foregoing purchase price parameters and are otherwise in form and substance customary and reasonable for transactions of this type, (ii) the Sellers confirm to the Buyer that there has been no material adverse change to any related budgets, forecasts or projections presented to the Buyer prior to the date of this agreement, and (iii) any financial and tax due diligence materials relating thereto which are in the possession of the Company or any Subsidiary have been provided to the Buyer's tax and accounting advisors and such advisors have confirmed to the Company that such materials do not reflect any matters which are or would be materially adverse to the business, financial condition or actual or projected operating results of the relevant Expansion Project.

SCHEDULE 4
 Parties' obligations at Completion
1.	DOCUMENTS TO BE DELIVERED AT COMPLETION
1.1	At Completion, the Sellers shall deliver (or cause to be delivered) to the Buyer:
1.1.1	duly executed Instruments of Transfers of the Sale Shares, in agreed form, signed by the registered holders in favour of the Buyer (or its nominee);
1.1.2	the originals of the following share certificates for cancellation:
(i)	in relation to Ordinary Class A Shares:
Share certificate number	Number of shares	Serial number	Shareholder in the name of whom the share certificate is issued
3	1,700	1-1,700	PRECITOX HOLDINGS CO. LIMITED
4	850	1,701-2,550	ORATOSIO HOLDINGS CO. LIMITED
5	2,450	2,551-5,000	HUMBERTO FINANCE CO.

(ii)	in relation to Ordinary Class B Shares:
Share certificate number	Number of shares	Serial number	Shareholder in the name of whom the share certificate is issued
3	680	1-680	PRECITOX HOLDINGS CO. LIMITED
4	340	681-1,020	ORATOSIO HOLDINGS CO. LIMITED
5	980	1,021-2,000	HUMBERTO FINANCE CO.

1.1.3	a duly certified copy of any board resolution and power of attorney under which any of the documents to be delivered to the Buyer under this paragraph 1.1 have been executed;
1.1.4	a duly executed Investors' Rights Agreement;
1.1.5	each duly executed Accounts Receivables Assignment;
1.1.6	a duly executed Guarantee;
1.1.7
a letter in agreed form from the Sellers confirming that at Completion the Warranties are true and accurate in all material respects and the Sellers have not breached any other term to this agreement that is material to the Transaction;

1.1.8	the Dividend Waivers; and
1.1.9	signed minutes, in agreed form, of the board of the Company, approving this agreement and the Transaction.
1.2	At Completion, the Buyer shall deliver (or cause to be delivered) to the Seller:
1.2.1	the duly executed $25m Note in favour of the Sellers to be held as set out opposite their respective names in Schedule 1, in full satisfaction of clause 4.1.2;
1.2.2	either up to $15 million in cash, and/or the duly executed Additional Note in favour of the Sellers (to the extent that less than $15m in cash is delivered);
1.2.3	a Book Entry Statement in respect of the Consideration Shares issued to each Seller in accordance with clause 4.1.4;
1.2.4	a duly executed Investors' Rights Agreement;
1.2.5	each duly executed Accounts Receivable Assignment;
1.2.6	a duly executed Guarantee; and
1.2.7
a letter in agreed form from the Buyer and Aegean confirming that at Completion their respective warranties are true and accurate in all material respects and the Buyer and Aegean have not breached any other term to this agreement that is material to the Transaction.

2.	AEGEAN CORPORATE ACTIONS
2.1
On the Completion Date, the Board of Directors of Aegean shall appoint the two (2) nominees for appointment and the one (1) nominee recommended to Aegean's Nominating Committee for appointment (which has been approved by such Committee) in exercise of the Governance Rights granted to the Sellers under the Investors' Rights Agreement to the Board of Directors of Aegean, two (2) of whom shall be appointed as a Class B Director with a term expiring at Aegean's 2020 annual meeting of shareholders and the other shall be appointed as a Class C Director with a term expiring at Aegean's 2018 annual meeting of shareholders, or such other classification assignment as the Board of Directors of Aegean may determine, in its sole discretion, acting in accordance with its Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, as in effect as of the Completion Date.

SCHEDULE 5
 Warranties
PART 1 - General Warranties:
1.	POWER TO SELL THE SALE SHARES
1.1
The Sellers have taken all necessary actions and have all requisite power and authority to enter into and perform this agreement and any other Transaction Documents to which they are a party in accordance with their respective terms and applicable laws.

1.2
This agreement and any other Transaction Documents to which the Sellers are a party constitute (or shall constitute when executed) valid, legal and binding obligations on each Seller in accordance with their respective terms.

1.3
The execution, delivery and performance by the Sellers of this agreement and each of the other Transaction Documents to which they are a party, and compliance with their respective terms shall not breach or constitute a default:

1.3.1	any provision of the Seller's constitutional documents in effect as of the date hereof;
1.3.2	under any Material Contract (as defined below) or instrument to which any Seller is a party or by which any Seller is otherwise bound; or
1.3.3	any order, judgment or decree of any court, governmental agency or regulatory body to which the Sellers are subject or by which they are bound.
1.4	The transfer of shares in the Company from Precitox and Oratosio to Humberto on 21 December 2017 was completed in accordance with all applicable laws and without any liability to the Company.
2.	SHARES IN THE COMPANY AND THE SUBSIDIARIES
2.1
The Company, and each of its Subsidiaries, is duly incorporated and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this agreement.

2.2	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid.
2.3
The Sellers are the sole legal and beneficial owners of the Sale Shares. The Sellers are at the date of this agreement entitled and will, as of the Completion Date be entitled, to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances.

2.4	The Company, or a Subsidiary, is the sole legal and beneficial owner of the whole of the allotted and issued share capital of each of the Subsidiaries other than the NBG Encumbrances.
2.5	The issued shares of each Subsidiary are fully paid, registered in accordance with all applicable laws and there are no bearer shares in issue in the Company or its Group.

2.6
Other than the NBG Encumbrances, no person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company or any of the Subsidiaries (or any rights or interest in them) and none of the Sellers, the Company or any of the Subsidiaries has agreed to confer any such rights, and no person has claimed any such rights.

2.7	Other than the NBG Encumbrances, no Encumbrance has been granted to any person, or committed to be granted, nor has any person claimed any right to such an Encumbrance, or otherwise affecting:
2.7.1	the Sales Shares or any issued shares of the Subsidiaries; or
2.7.2	any unissued shares, debentures or other unissued securities of the Company or any of the Subsidiaries.
2.8	Neither the Company nor any of the Subsidiaries:
2.8.1	holds or beneficially owns, or has agreed to acquire, any shares, loan capital, interest or any other securities in any corporate entity (except for the Subsidiaries);
2.8.2	has had at any time any subsidiary or subsidiary undertaking (except for the Subsidiaries);
2.8.3	is, or has agreed to become, a member of any limited liability partnership, partnership or other unincorporated association, joint venture or consortium; or
2.8.4	controls or takes part in the management of any company or business organisation (except for the Subsidiaries), nor has it agreed to do so, provided that the above warranty 2.8 shall not apply to matters with respect to the Expansion Projects to the extent not arising out of, resulting from or attributable to a breach of the provisions of this agreement.
2.9
Neither the Company nor any of the Subsidiaries has at any time allotted or issued any securities that are convertible into shares or purchased, redeemed, reduced, forfeited or repaid any of its own share capital.

2.10
No shares in the capital of the Company or any of the Subsidiaries have been issued or cancelled, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the memorandum and articles of association of the Company or the relevant Subsidiary (as the case may be), and all such transfers have been duly stamped (where applicable).

3.	THE CONSIDERATION SHARES AND U.S. SECURITIES LAWS
3.1
Each Seller is an "accredited investor" as defined in Regulation D promulgated under the Securities Act. Each Seller is not required to be registered as a broker-dealer under Section 15 of the U.S. Securities Exchange Act of 1934, as amended, and each Seller is not a broker-dealer.

3.2
Each Seller, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of its investment in the Consideration Shares, and has so evaluated the merits and risks of such investment. Each Seller is able to bear the economic risk of an investment in the Consideration Shares and is able to afford a complete loss of such investment.

3.3
Each Seller is acquiring the Consideration Shares for its own account for the purpose of investment and not with a view to or for sale in connection with a distribution. Each Seller does not have an arrangement (whether or not legally binding) to effect any distribution of the Consideration Shares to or through any person or entity. Each Seller understands that the Consideration Shares have not been registered under Securities Act by reason of an exemption from the registration provisions of the Securities Act, which depends upon, among other things, the bona fide nature of its investment intent as expressed herein.

3.4
Each Seller acknowledges that it has had the opportunity to review publicly available filings and exhibits thereto of Aegean filed with the SEC and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer and Aegean concerning the merits and risks of investing in the Consideration Shares, (ii) access to information about Aegean and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, and (iii) the opportunity to obtain such additional information that Aegean possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the Consideration Shares. Each Seller further acknowledges and agrees that except for the warranties and representations set forth in this agreement, neither the Buyer nor Aegean has made any representation or warranty, express or implied, of any nature whatsoever concerning the Consideration Shares or Aegean. Each Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Consideration Shares.

3.5
Each Seller understands that the Consideration Shares are being offered and sold in reliance on an exemption from the registration requirements of the Securities Act and the Buyer and Aegean are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of each Seller set forth herein in order to determine the availability of such exemptions and the eligibility of each Seller to acquire the Consideration Shares.

4.	CONSTITUTIONAL AND CORPORATE DOCUMENTS
4.1	The memorandum and articles of association (or other constitutional and corporate documents) of the Company and the Subsidiaries contained in the Disclosure Bundle are accurate and complete.
4.2
All material returns, particulars, resolutions and other material documents that the Company or any of the Subsidiaries is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in Cyprus, Greece, Germany and Gibraltar) have been correctly made up and duly filed or delivered on time.

4.3
All dividends or distributions declared, made or paid by the Company or any of the Subsidiaries have been declared, made or paid in accordance with its memorandum and articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

5.	ACCURACY OF INFORMATION
5.1	The particulars of the Company and the Subsidiaries and the structure chart as set out in Schedule 2 are true and accurate.
5.2	The information contained in the Legal VDD Report is true and accurate as of its date and as far as Sellers are aware as of the date hereof.
5.3
The information contained in the Financial VDD Report is (save in respect of any forecasts or projections which are not warranted) true and accurate as of its date and as far as Sellers are aware as of the date hereof.

5.4	As far as the Seller is aware, all information contained in the Disclosure Letter is true, accurate and not misleading.
6.	COMPLIANCE WITH LAWS
6.1
The Company and each Subsidiary has at all times within the last three years conducted its business in accordance with, and is in compliance, in all materials respects, with all applicable laws and regulations of any relevant jurisdiction that apply to the Company and any of its Subsidiaries.

6.2
No director or employee (current or past) has been convicted during his or her employment or term in office, and as far as the Sellers are aware after his or her employment or term in office, of an offence in relation to the business or affairs of the Company or any of its Subsidiaries.

6.3
Hellenic Environmental Center S.A. conducts, and has at all times within the last three years conducted, its business in compliance in all material respects with the Greek regulations relating to oil residue exchange as applicable at the time and all oil received is being used as permitted by such regulations.

7.	LICENCES AND CONSENTS
7.1
The Company and each of the Subsidiaries holds all licences, consents, permits and authorities that are legally required to carry on its business in the places and in the manner in which it is carried on (the "Consents").

7.2	Each of the Consents is valid and subsisting and neither the Company nor any of the Subsidiaries is in breach of the terms or conditions of the Consents (or any of them).
7.3	As far as the Sellers are aware, there is no reason why any of the Consents may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.
7.4
Save for the filings with the German Federal Cartel Office, there are no consents, filings or approvals which are required to be made, filed or obtained by the Company or any Subsidiary upon the change of Control of the Company envisaged as a consequence of this agreement.

8.	INSURANCE
8.1
The Company and each Subsidiary maintains, and has in the last three years maintained, adequate insurance cover against all losses and liabilities, including business interruption, and all other risks that are normally insured against by a person carrying on the same type of business as the Business.

8.2
The Disclosure Letter contains a list of all insurance policies maintained by or on behalf of the Company or any of the Subsidiaries which are material to the operation of the Business (the "Policies").

8.3
As the date of this agreement the Policies are in full force and effect, all premiums due on them have been paid and all other material conditions of the Policies have been performed and observed by the Company and its Subsidiaries, as applicable.

8.4
Neither the Company nor any of the Subsidiaries has received any written notices from any issuer of any of the Policies alerting an increase in the premium payable for any of the Policies, or that the renewal of any of the Policies will be denied.

8.5	None of the Policies:
8.5.1	are void or voidable and nothing has been done, or omitted to be done, which could make any of them void or voidable; or
8.5.2	are capable of being terminated, or as far as the Sellers are aware will otherwise cease to be available to the Company or any of the Subsidiaries, as a result of Completion.
8.6
The Disclosure Letter contains details of all insurance claims made by the Company or any of the Subsidiaries which are ongoing or were settled during the period of 12 months ending on the date of this agreement.

8.7
There are no outstanding claims under, or in respect of the validity of, any of the Policies and as far as the Sellers are aware there are no circumstances likely to give rise to a claim under any of the Policies.

9.	POWERS OF ATTORNEY AND POWER TO BIND
9.1	There are no powers of attorney granted by the Company or any of the Subsidiaries which are currently in force other than those granted in the ordinary course of the Business.
9.2	No person other than applicable directors and officers is solely authorised to bind or commit the Company or any of the Subsidiaries to any obligation outside the ordinary course of the Business.
10.	DISPUTES AND INVESTIGATIONS
10.1
Neither the Company nor any of the Subsidiaries, nor any of their respective Directors, nor any other person for whose acts the Company or any of the Subsidiaries may be vicariously liable, is engaged or involved in, or otherwise subject to any of the following matters which has had or would or may have an adverse effect on the Company and its Subsidiaries (such matters being referred to in this paragraph 10 as the "Proceedings"):

10.1.1
any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business); or

10.1.2	any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.
10.2
No Proceedings have been issued and, so far as the Sellers are aware none threatened or are pending or are reasonably likely by or against the Company, any of the Subsidiaries, any Director or any other person for whose acts the Company or any of the Subsidiaries may be vicariously liable.

10.3	Neither the Company nor any of the Subsidiaries:
10.3.1
is affected by any subsisting or pending material judgment, order or other material decision or ruling of a court, tribunal or arbitrator, or of any governmental, regulatory or similar body or agency in any jurisdiction; or

10.3.2
has given to any court, tribunal or arbitrator, or any governmental, regulatory or similar body in any jurisdiction, or to any other third party a subsisting material undertaking arising out of, or in connection with, any Proceedings.

10.4
No proceedings have been started, are pending or, as so far as the Sellers are aware, have been threatened against the Company or any of the Subsidiaries in which it is claimed that any product used, or services supplied, by the Company or any of the Subsidiaries is defective, not appropriate for its intended use or has caused serious bodily injury or material damage to any person or property when applied or used as intended.

10.5	Any reference to "material" in this paragraph shall mean a potentially adverse effect on the Company or any of its Subsidiaries of not less than US$150,000.
11.	CUSTOMERS AND SUPPLIERS
11.1	The definition in this paragraph applies in this agreement.
Material Counterparty: the top five customers or suppliers by dollar volume of sales or purchases of the Company and the Subsidiaries and the port authorities with whom the Company, or any Subsidiary, has a Material Contract on the date of this agreement.
11.2
No Material Counterparty has ceased, or has notified the Company or any Subsidiary in writing that it will or may cease to do business with, or reduced, or threatened to reduce in any material respect the extent to which it does business with, the Company or any of the Subsidiaries; and

11.3	Since 31 October 2017, there has been no material change in the basis or terms on which any Material Counterparty does business with the Company or any of the Subsidiaries.
11.4
So far as the Sellers are aware, none of the matters referred to in paragraph 11.2 of this Schedule 5 is likely to occur. Nothing in paragraph 11.2 of this Schedule 5 shall be construed as imposing an obligation on the Sellers to make any enquiry of any customer, client or supplier concerning the subject matter of warranty in paragraph 11.2 of this Schedule 5.

12.	CONTRACTS
12.1
Neither the Company nor any of the Subsidiaries is a party to, or otherwise subject to any agreement, arrangement, understanding or commitment having an aggregate value in excess of $500,000 ("Material Contract") or which (any reference to "material" in this paragraph 12.1 shall mean an aggregate value of $150,000):

12.1.1	may be terminated as a result of a change of Control of the Company or any of the Subsidiaries;
12.1.2	is material and not in the ordinary and usual course of the Business;
12.1.3	restricts the freedom of the Company or any of the Subsidiaries to carry on the Business in any part of the world in such manner as it thinks fit;
12.1.4	contains change of Control provisions;
12.1.5	is a related party agreement, understanding or commitment;
12.1.6	is material and involves agency or distributorship;
12.1.7	involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements;
12.1.8	involves the grant of any sole or exclusive rights by or to the Company or any of the Subsidiaries that are material to the Company and its Subsidiaries;
12.1.9	is material and incapable of complete performance in accordance with its terms within 6 months after the date on which it was entered into;
12.1.10	is material and cannot be readily fulfilled or performed by the Company or the relevant Subsidiary on time and without undue or unusual expenditure of money and effort;
12.1.11	requires the Company or any of the Subsidiaries to pay any material commission, finders' fee, royalty or the like;
12.1.12
is for the material supply of goods and/or services by or to the Company or any of the Subsidiaries on terms under which retrospective or future discounts, price reductions or other financial incentives are given; or

12.1.13	is material and not on arm's-length terms; or
12.1.14	is a material finance lease, hire purchase, rental or credit sale agreement or which otherwise provides for the purchase or right to purchase any material asset by instalment payments, provided that the above warranty 12.1 shall not apply to matters with respect to the Expansion Projects to the extent not arising out of, resulting from or attributable to a breach of the provisions of this agreement.
12.2
There are no outstanding or ongoing negotiations of material importance to the business, profits or assets of the Company or any of the Subsidiaries, or any outstanding quotations or tenders for a contract that, if accepted, would give rise to a material contract, or a contract of any other type as referred to in paragraph 12.1 of Part 1 of this Schedule 5 provided that this warranty 12.2 shall not apply to matters with respect to the Expansion Projects to the extent not arising out of, resulting from or attributable to a breach of the provisions of this agreement. Any reference to "material" in this paragraph 12.2 shall mean an aggregate value of $ 200,000.

12.3	Each Material Contract is in full force and effect and binding on the parties to it.
12.4
Neither the Company nor any of the Subsidiaries, nor so far as the Sellers are aware, any counterparty, is in default of any Material Contract and so far as the Sellers are aware, no such default has been threatened.

12.5
No notice of termination of a Material Contract has been received or served by the Company or any of the Subsidiaries, and so far the Sellers are aware there are no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such Material Contract.

12.6	All port concession agreements to which the Company, or any Subsidiary, is a party have been awarded following a competitive tender process in accordance with all applicable laws.
13.	TRANSACTIONS WITH THE SELLERS AND SELLERS' INTERESTS
13.1
There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company or any of the Subsidiaries and any of the following:

13.1.1	a Seller, its shareholders and their immediate family or as far as the Sellers are aware any other person Connected with a Seller; or
13.1.2	a Director, his or her immediate family, or, as far as the Sellers are aware any person Connected with a Director (save for fees payable to Cyprus law firms who act as directors of the Company).
13.2
None of the Sellers, their ultimate beneficial owners, nor as far as the Sellers are aware any person Connected with a Seller, has a claim of any nature against the Company or any of the Subsidiaries, or has assigned to any person the benefit of any such claim.

13.3	None of the Sellers is concerned, interested or engaged, directly or indirectly and in whatever capacity, in any other business similar to or competitive with all or any part of the Business.
14.	FINANCE AND GUARANTEES
14.1	The Disclosure Letter lists as of the date of this agreement, in each case in the amount of $200,000 or more between the Company and its Subsidiaries, of all:
14.1.1	money borrowed by the Company and each of the Subsidiaries; and
14.1.2	loans, overdrafts or other financial facilities currently outstanding or available to the Company or any of the Subsidiaries (the "Financial Facilities").

14.2
The total amount borrowed by the Company or any of the Subsidiaries (whether pursuant to the Financial Facilities or otherwise) does not exceed any limitations on the borrowing powers of the Company or the relevant Subsidiary contained in:

14.2.1	its articles of association; or
14.2.2	any debenture or other deed or document binding on the Company or the relevant Subsidiary.
14.3	There are no circumstances or matters which could affect the continuance of any of the Financial Facilities, or which may result in an amendment of their terms.
14.4
No indebtedness of the Company or any of the Subsidiaries is due and payable and no Encumbrance over any of the assets of the Company or any of the Subsidiaries is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

14.5
Neither the Company nor any of the Subsidiaries has received any notice (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of the Company or any of the Subsidiaries.

14.6
Save for the NBG Encumbrances, no Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into (or agreed to be given or entered into) by the Company, a Subsidiary or any third party in respect of the borrowings or other obligations of the Company or any of the Subsidiaries (whether arising pursuant to the Financial Facilities or otherwise).

14.7
Save as Disclosed in the Accounts, neither Company nor any of the Subsidiaries has given or entered into, or agreed to give or enter into, any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness (other than security arrangements which have been fully and completely released without any liability to the Company and its Subsidiaries either past or future) of, or the default in the performance of any material obligation by, of any other person.

14.8	Neither the Company nor any of the Subsidiaries has:
14.8.1	factored or discounted any of its debts;
14.8.2	engaged in financing of a type which would not need to be shown or reflected in the Accounts; or
14.8.3	waived any right of set-off it may have against any third party.
14.9
Neither the Company nor any of the Subsidiaries has any outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company or any of the Subsidiaries other than debts that have arisen in the normal course of the Business.

14.10	Neither the Company nor any of the Subsidiaries is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.

14.11
Particulars of the balances of all the bank accounts of the Company and the Subsidiaries, showing the position as at 16 February 2018, have been Disclosed and neither the Company nor any of the Subsidiaries has any other bank account. Since the date of those particulars, there have been no payments out of those bank accounts other than payments in the ordinary course of the Business.

15.	LIABILITIES
15.1
Neither the Company nor any of the Subsidiaries has any liabilities (including contingent liabilities) that would be required by IFRS to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than liabilities (and contingent liabilities) which would not exceed $200,000 or are Disclosed in the Management Accounts or the Accounts or are incurred in the ordinary course of the Business since the Accounts Date.

16.	EFFECT OF THE TRANSACTION
16.1	Neither the acquisition of the Sale Shares by the Buyer, nor compliance with the terms of this agreement will:
16.1.1
as far as the Sellers are aware, cause the Company or any of the Subsidiaries to lose the benefit of any asset, right or privilege it presently enjoys, or result in a default under, any Material Contract;

16.1.2
relieve any person of any obligation to the Company or any of the Subsidiaries (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or any of the Subsidiaries, or to exercise any other right in respect of the Company or any of the Subsidiaries;

16.1.3	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the assets of the Company or any of the Subsidiaries;
16.1.4	so far as the Sellers are aware (not having made enquiry), result in any officer or senior employee leaving the Company or any of the Subsidiaries;
16.1.5
result in any indebtedness of the Company or any of the Subsidiaries becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date, or cause any Financial Facility to be terminated or withdrawn; or

16.1.6
entitle any person to receive from the Company or any of the Subsidiaries any finders' fee, brokerage, other commission, accelerated payments, bonuses or other payments (including to employees or other third parties) in connection with the Transaction.

16.2
There are no contracts, agreements or arrangements (written or oral) to which any entity in the Company Group is a party which may require the consent of any third party for the change of Control of the Company envisaged as a consequence of this agreement.

17.	INSOLVENCY
17.1	The Company and each of the Subsidiaries is solvent.

17.2	In relation to the Company and each of the Subsidiaries, as of the date of this agreement:
17.2.1	no administrator has been appointed;
17.2.2	no documents have been filed with the court for the appointment of an administrator; and
17.2.3	no notice of an intention to appoint an administrator has been given by the relevant company, its directors or as far as the Sellers are aware by a qualifying floating charge holder.
17.3	No creditor or encumbrancer has taken control of, any goods or assets of the Company or any of the Subsidiaries as of the date of this agreement.
17.4
No process has been initiated which could lead to the Company or any of the Subsidiaries being dissolved and its assets being distributed among the relevant company's creditors, shareholders or other contributors.

17.5	None of the Sellers has:
17.5.1	had a bankruptcy petition presented against him or her, or been declared bankrupt;
17.5.2	been served with a statutory demand, or is unable to pay any debts;
17.5.3	entered into, or has proposed to enter into, any composition or arrangement with, or for, its creditors (including an individual voluntary arrangement); or
17.5.4	been subject of any other event analogous to the foregoing in any jurisdiction.
18.	ACCOUNTS
18.1	The Group Accounts:
18.1.1
fairly present in all material respects the consolidated financial position of the Company's Group as at the Accounts Date, and of its profit or loss and total comprehensive income for the accounting period ended on the Accounts Date; and

18.1.2	have been prepared in all material respects in accordance with IFRS.
18.2	The Group Accounts in each case in accordance with IFRS:
18.2.1	make proper and adequate provision for all bad and doubtful debts and for depreciation on fixed assets;
18.2.2	measure and account for volume and value of inventory based on consistent past accounting practices and are not overstated or understated in the Company books;
18.2.3	do not overstate the value of current or fixed assets;
18.2.4	do not understate any liabilities (whether actual or contingent); and

18.2.5
contain either provision adequate to cover, or full particulars in notes of, all liabilities (whether quantified, contingent, disputed or otherwise) of the Company and the Subsidiaries as at the Accounts Date.

18.3
There has not been any material change in the accounting methods or practices of the Company, or any of its Subsidiaries, other than changes required by any applicable accounting rules and regulations.

18.4
The Management Accounts have been prepared in all material respects in accordance with IFRS, except for the absence of cash flow statement and footnotes and subject to normal year-end presentation and other adjustments that management considers reasonable, and fairly present in all material respects the assets and liabilities and the profits and losses of the Company's Group and each of the Company and the Subsidiaries as at the date and in respect of the period to which they relate.

19.	CHANGES SINCE THE ACCOUNTS DATE
19.1	Since the Accounts Date and except in connection with the Transaction:
19.1.1	the Company and each of the Subsidiaries has conducted the Business in the normal course and as a going concern;
19.1.2	neither the Company nor any of the Subsidiaries has issued or agreed to issue any share or loan capital;
19.1.3	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;
19.1.4
neither the Company nor any of the Subsidiaries has borrowed or raised any money or given or taken any form of financial security other than in connection with financing and investment activities relating to the Company Group all of which are shown in the Management Accounts;

19.1.5	no shareholder resolutions of the Company or any of the Subsidiaries have been passed other than in connection with or relating to matters in the ordinary course of the Business;
19.1.6	there has been no abnormal increase or reduction of stock-in-trade;
19.1.7
other than in the ordinary course of the Business, neither the Company nor any of the Subsidiaries has offered price reductions or discounts or allowances on sales of inventory, or sold inventory at less than its value in the Accounts;

19.1.8
the Company and each of the Subsidiaries has paid its trade creditors within the applicable periods agreed with the relevant trade creditor and there are no material amounts owing by the Company or any of the Subsidiaries to suppliers which have been outstanding for more than 90 days or as otherwise agreed with the supplier; and

19.1.9
there has been no reduction in the value of the net assets of the Company or any of the Subsidiaries determined in accordance with the same accounting principles and policies as those applied in the Accounts (and on the basis that each of the assets is valued at a figure no greater than the value attributed to it in the Accounts or, in the case of any of the assets acquired by the Company or the relevant Subsidiary after the Accounts Date, at a figure no greater than cost), provided that the above warranty 19.1 shall not apply to matters with respect to the Expansion Projects to the extent not arising out of, resulting from or attributable to a breach of the provisions of this agreement.
20.	FINANCIAL AND OTHER RECORDS
20.1	All financial and other records of the Company and of each of the Subsidiaries (the "Records"):
20.1.1	have been properly prepared and maintained;
20.1.2	constitute an accurate record of all matters required by law and normal commercial practice to appear in them;
20.1.3	do not contain any material inaccuracies or discrepancies; and
20.1.4	are in the possession of the Company or the Subsidiary to which they relate.
20.2	No notice has been received or, as far as the Sellers are aware, allegation made by a third party that any of the Records are incorrect or should be rectified.
20.3	To the extent that any of the Records are maintained or stored electronically:
20.3.1	either the Company or a Subsidiary is the owner of any hardware and software required to access, maintain, copy and use such Records, and such ownership is not shared with any other person; and
20.3.2	such Records are adequately backed-up.
21.	ASSETS
21.1
The assets included in the Accounts, together with any material assets acquired since the Accounts Date and all other assets used by the Company or any of the Subsidiaries in connection with the Business (except for those disposed of or subject to purchase or sales orders since the Accounts Date in the normal course of the Business) are either legally and beneficially owned or leased by either the Company or a Subsidiary, and the relevant company has good title or valid leasehold interest to such assets and is not subject to an Encumbrance except Permitted Encumbrances and all such assets are in the possession or control of the Company or a Subsidiary. The assets owned by the Company and the Subsidiaries comprise all the assets necessary for the continuation of the Business as it is carried on at the date of this agreement.

22.	PLANT, VESSELS AND EQUIPMENT
22.1	The material plant, machinery, vehicles, office and other material equipment used by the Company or any of the Subsidiaries in connection with the Business are:
22.1.1	In all material respects in good working order and have been regularly and properly maintained; and

22.1.2	capable and will continue to be capable of doing the work for which they were designed.
22.2
Class maintenance certificates have been obtained in respect of each vessel owned by the Company or any of its Subsidiaries for which such certificates are applicable and all such vessels are seaworthy.

23.	INTELLECTUAL PROPERTY
23.1	The definition in this paragraph applies in this agreement:
Intellectual Property Rights: patents, utility models, rights to inventions, copyright and neighbouring and related rights, moral rights trade marks and service marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
23.2
Complete and accurate particulars are set out in Part 11 and 02 of Schedule 7 respectively of all registered Intellectual Property Rights (including applications for such rights) and unregistered Intellectual Property Rights owned, used or held for use by the Company or any of the Subsidiaries.

23.3
Complete and accurate particulars are set out in 3 and Part 44 of Schedule 7 respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express of implied) under which the Company or any of the Subsidiaries as of the date of this agreement:

23.3.1	uses or exploits Intellectual Property Rights owned by any third party; or
23.3.2	has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any third party.
23.4
Except as set out in Part 33 and Part 44 of Schedule 7, as far as the Sellers are aware, the Company or the relevant specified Subsidiary is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights set out in Part 1 and 0 of Schedule 7 as of the date of this agreement, free from all Encumbrances other than Permitted Encumbrances.

23.5
The Company and the Subsidiaries do not require any material Intellectual Property Rights other than those set out in Part 1 and 0 of Schedule 7 in order to carry on the Business as it is conducted at the date of this agreement.

23.6
The Intellectual Property Rights set out in Part 1 and 0 of Schedule 7 are valid, subsisting and enforceable and as far as the Sellers are aware nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular and in each case as so far as the Sellers are aware:

23.6.1	all application and renewal fees and other material steps required for the maintenance or protection of such rights have been paid on time or taken;
23.6.2
all material confidential information (including know-how and trade secrets) owned or used by the Company or any of the Subsidiaries has been kept confidential and has not been disclosed to third parties (other than pursuant to customary confidentiality or other undertakings in which such parties agree to maintain the confidentiality of such information);

23.6.3
no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company or any of the Subsidiaries, in any country in which the Company or any of the Subsidiaries has registered or is using that mark, trade name or domain name;

23.6.4	nothing has been done, or not been done, which might render any registered trademark owned or used by the Company or any of the Subsidiaries liable to be revoked or declared invalid;
23.6.5	there are no outstanding or potential claims against the Company or any of the Subsidiaries under any contract for employee compensation in respect of any Intellectual Property Rights; and
23.6.6	there are and have been no claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.
23.7	So far as the Sellers are aware, there has been no infringement by any third party of any of the material Intellectual Property Rights set out in Part 1 and 0 of Schedule 7.
23.8	The agreements and licences set out in Part 3 and Part 4 of Schedule 7
23.8.1	are valid and binding;
23.8.2	have not been the subject of any breach or default by any party or, as far as the Seller is aware, of any event which, with the giving of notice or lapse of time, would constitute a default;
23.8.3	are as far as the Sellers are aware, are not the subject of any claim, dispute or proceeding, pending or threatened; and
23.8.4	have, where required, been duly recorded or registered.
23.9
As far as the Sellers are aware, a change of Control of the Company or any of the Subsidiaries will not result in the termination of, or have a material adverse effect on, any of the Intellectual Property Rights set out in Schedule 7.

23.10
The activities of the Company, each of the Subsidiaries and of any licensee of material Intellectual Property Rights granted by the Company or any of the Subsidiaries as of the date of this agreement have not infringed, do not infringe and as far as the Sellers are aware are not likely to infringe the Intellectual Property Rights of any third party.

24.	INFORMATION TECHNOLOGY
24.1	The definitions in this paragraph apply in this agreement.
IT Contracts: all written and oral arrangements and agreements (including those currently being negotiated) under which any third party (including, without limitation, any source code deposit agent) provides or will provide any element of, or services relating to, the IT System, including leasing, hire, purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing, original equipment manufacturing and other types of services agreements (including those set out in Part 2 of Schedule 8).
IT System: all computer hardware (including network and telecommunications equipment other than end-user equipment), databases (Databases) and software (including associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the software (Source Code)) (Software) owned, used, leased or licensed by or to the Company or any of the Subsidiaries (including those set out in Part 1 of Schedule 8).
Virus: any program which contains malicious code or infiltrates or damages a computer system without the owner's informed consent or is designed to do so or which is hostile, intrusive or annoying to the owner or user and has no legitimate purpose.
24.2
Schedule 8 accurately and completely lists the material IT Systems and material IT Contracts (some which may also constitute IT Systems) used in connection with the Business as at the date of this agreement.

24.3
Except to the extent provided in the IT Contracts and as far as the Sellers are aware, the Company and the Subsidiaries are the owners of and/or in possession of the IT System free from any restrictions of use in connection with the Business. The Company and the Subsidiaries have obtained all necessary rights from third parties to enable them to make use of the IT System for the purposes of the Business, both before and after Completion.

24.4
Except to the extent any extension or renewal was deemed not required, as far as the Sellers are aware the IT Contracts are valid and binding and no act or omission has occurred which would, if necessary with the giving of notice or lapse of time, constitute a breach of any such contract.

24.5	There are and have been no written claims, disputes or proceedings arising or as far as the Sellers are aware threatened under any of the IT Contracts.
24.6
As far as the Sellers are aware, none of the IT Contracts is liable to be terminated or otherwise materially affected by a change of Control of the Company or any of the Subsidiaries. Each IT Contract which has an existing or future obligation on the part of the Company or a Subsidiary to pay an aggregate fee or charge of more than USD 50,000 is terminable by the Company or the relevant Subsidiary by giving notice of not more than 60 days.

24.7	The elements of the IT System:
24.7.1	are functioning properly and in accordance with all applicable specifications and with the service levels set out in its applicable IT Contracts;

24.7.2	are not materially defective in any respect;
24.7.3	do not contain any Virus and have not within the last 12 months been infected by any Virus or accessed by any unauthorised person;
24.7.4	have sufficient capacity, scalability and performance to meet the current requirements of the Business;
24.7.5
have been satisfactorily and regularly maintained in all material respects, all versions of the Software used by the Business are currently supported by the respective owners of the IT System and the IT System has the benefit of appropriate maintenance and support agreements.

24.8
The Company and the Subsidiaries have implemented appropriate procedures (including in relation to off-site working where applicable) for ensuring the security of the IT System and as far as the Sellers are aware, the confidentiality and integrity of all data stored in it.

24.9
The Company and the Subsidiaries have in place a back-up plan which would enable the Business to recover to its ordinary course of the Business if there were significant damage to or destruction of some or all of the IT System.

24.10	As far as the Sellers are aware, the Databases used in the Business are complete and accurate and none has suffered any loss or corruption.
24.11
As far as the Sellers are aware, neither the Company nor any of the Subsidiaries has been or is in breach of any data security breach reporting or notification requirement under any law, regulation or mandatory code.

25.	DATA PROTECTION
25.1	The Company and its Subsidiaries have complied with the requirements of all applicable legislation concerning rights in respect of privacy and personal data.
25.2
As far as the Sellers are aware, neither the Company nor any of the Subsidiaries has transferred any personal data outside the European Economic Area in violation of any applicable legislation, regulations or other statutory instruments concerning rights in respect of privacy and personal data.

25.3	As of the date of this agreement, the Company and each of the Subsidiaries has:
25.3.1	satisfied any requests for access to personal data as required by all applicable legislation; and
25.3.2	established the procedures as required to ensure continued compliance with all applicable legislation concerning rights in respect of privacy and personal data.
25.4	As of the date of this agreement, neither the Company nor any of the Subsidiaries has received any:
25.4.1
written notice or complaint alleging non-compliance with the applicable legislation concerning rights in respect of privacy and personal data (including any information or enforcement notice, or any transfer prohibition notice);

25.4.2	written claim for compensation for loss or unauthorised disclosure of data; or
25.4.3	written notification of an application for rectification or erasure of personal data.
26.	EMPLOYMENT
26.1	The name of each Director of the Company and each Subsidiary as of the date of this agreement is set out in Schedule 2.
26.2
As of the date of this agreement no notice to terminate the contract of employment of any employee of the Company or any of its Subsidiaries (whether given by the relevant employer or by the employee) is outstanding or as far as the Sellers are aware threatened between:

26.2.1	the Company and any of its current or former employees relating to their employment, its termination or any reference given by the Company regarding them; or
26.2.2	any of the Subsidiaries and any of their current or former employees relating to their employment, its termination or any reference given by any of the Subsidiaries regarding them.
26.3
No offer of employment has been made by the Company or by any of its Subsidiaries to any individual with a yearly salary of over $50,000 which has not yet been accepted or which has been accepted but where the individual's employment has not yet started.

26.4
The acquisition of the Sale Shares by the Buyer or compliance with the terms of this agreement will not entitle any directors, officers or senior employees of the Company or any of its Subsidiaries to terminate their employment or receive any payment or other benefit.

26.5
All contracts of employment between the Company and its employees and between each of its Subsidiaries and its employees are terminable on not more than three months' notice without compensation (except compensation payable under the applicable law).

26.6
All contracts of employment between the Subsidiaries incorporated in Greece and their employees and are neither on a temporary basis, nor for a fixed term, and comply with standard Greek employment terms.

26.7	Neither the Company nor any of its Subsidiaries is a party to, bound by or proposing to introduce in respect of its directors or employees any redundancy payment scheme.
26.8
Neither the Company nor any of its Subsidiaries is a party to, bound by or proposing to introduce in respect of any of its directors or employees any incentive scheme (including any share option arrangement, profit sharing, commission or bonus scheme).

26.9
There are no incentive schemes or other incentive arrangements (including any share option arrangement, commission, profit sharing or bonus scheme) established by any member of the Seller's Group in which the Company or any of its Subsidiaries or any of their respective directors or employees participates.

26.10
Neither the Company nor any of its Subsidiaries has incurred any actual or contingent liability over $50,000 in aggregate in connection with any termination of employment of its employees (including redundancy payments), or for failure to comply with any order for the reinstatement or re-engagement of any employee.

26.11
Except as permitted by applicable law, neither the Company nor any of its Subsidiaries has incurred any material liability for failure to provide information or to consult with employees under any applicable employment legislation.

26.12
Save as required by applicable law, neither the Company nor any of its Subsidiaries has made or agreed to make a payment, or provided or agreed to provide a benefit to a present or former director, officer or employee, or to their dependants in connection with the actual or proposed termination or suspension or variation of an employment contract.

26.13
Neither the Company nor any of its Subsidiaries has or will transfer or agree to transfer any employee from working for the Company or any of its Subsidiaries or induce any employee to resign their employment with the Company or any of its Subsidiaries without the prior written consent of the Buyer.

26.14	There are no sums owing to or from any employee in excess of $50,000 other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.
26.15	Neither the Company nor any of its Subsidiaries has offered, promised or agreed to any future variation in the contract of any employee.
26.16	The Disclosure Letter includes as of the date of this agreement:
26.16.1	anonymised copies of all material contracts, handbooks, policies and other documents which apply to the employees; and
26.16.2
copies of all material agreements or summary of any material arrangements with any trade union, employee representative body or body of employees and their representatives (whether binding or not) which may affect any employee.

26.17	In respect of each employee, the Company and its Subsidiaries have:
26.17.1	performed all material obligations and duties they are required to perform (and settled all outstanding claims);
26.17.2
complied in all material respects with the terms of any relevant agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not); and

26.17.3	maintained adequate, suitable and up-to-date records.
26.18
Neither the Company nor any of its Subsidiaries is involved in any material industrial or trade dispute or negotiation regarding a claim with any trade union or other group or organisation representing employees and as far as the Sellers are aware there is nothing likely to give rise to such a dispute or claim.

27.	RETIREMENT BENEFITS
27.1
All pension schemes under which the Company, or any of the Subsidiaries, has or may have any legally binding obligation to provide or contribute towards pension, lump-sum, death, ill-health, disability or accident benefits in respect of its past or present officers and employees (the "Pension Schemes") have been Disclosed in the Disclosure Letter.

27.2
No written proposal or announcement has been made to any employee or officer of the Company or any of the Subsidiaries as to the introduction, continuance, increase or improvement of, or the payment of a contribution towards, any pension, lump-sum, death, ill-health, disability or accident benefit other than in connection with the Pension Schemes.

27.3
The Company and the Subsidiaries have complied with all applicable pension legislation in respect of their officers and employees. No written notices, fines, or other sanctions have been received by the Company or any Subsidiary from the pensions regulator and no instances of non-compliance with any enrolment obligations have been notified to any pension regulator in respect of the Company or any of the Subsidiaries.

27.4	All contributions, insurance premiums, tax and expenses due to and in respect of the Pension Schemes have been duly paid in accordance with such Pension Schemes.
27.5	There are no material liabilities outstanding in respect of any Pension Scheme at the date of this agreement and at Completion Date.
27.6	Any death and disability benefits provided to the employees of the Company and Subsidiaries are provided in accordance with the applicable Pension Scheme.
27.7
The Group Accounts contain details to the extent required by applicable IFRS rules of the rates at which the contributions to the Pension Schemes of each of the Company, the Subsidiaries and the employees are being paid and how they are calculated, and whether they are paid in advance or in arrear and all amounts due to the pension schemes have been paid and all such information is true, complete, accurate and not misleading.

28.	PROPERTY
28.1	The definitions in this paragraph apply in this agreement.
Current Use: the use for each Property as set out in Schedule 9.
Lease: a lease or sublease identified in Schedule 9 as being one to which a Property is subject, and all documents which are supplemental or collateral to such lease or sublease.
Leased Property: a Property identified in Schedule 9 is being subject to a Lease.
Previously-owned Land and Buildings: land and buildings that have, at any time before the date of this agreement, been owned and/or occupied and/or used by the Company or any of its Subsidiaries, but which are either no longer owned, occupied or used by the Company or any of its Subsidiaries, or are owned, occupied or used by one of them but pursuant to a different lease, licence, transfer or conveyance.

Properties: all those properties identified in Schedule 9 and Property means any one of them or any part or parts of them.
Tenant: a tenant in whom a Lease is currently vested.
28.2	The particulars of the Properties and other information set out in Schedule 9 is true and accurate as of the date of this agreement and includes information relating to:
28.2.1	the Properties;
28.2.2	all Leases;
28.2.3	all Tenants; and
28.2.4	the Current Use of each of the Properties.
28.3	The Properties are the only land and buildings owned, used or occupied by the Company and its Subsidiaries.
28.4
Neither the Company nor any of its Subsidiaries has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other material legal or equitable right affecting any land or buildings other than the Properties provided that this warranty 28.4 shall not apply to matters with respect to the Expansion Projects to the extent not arising out of, resulting from or attributable to a breach of the provisions of this agreement.

28.5	Neither the Company nor any company that is or has at any time been a Subsidiary of the Company has any material actual or contingent liability in respect of Previously-owned Land and Buildings.
28.6
Neither the Company (nor any company that is or has at any time been a Subsidiary of the Company) has given any guarantee or indemnity for any material liability relating to any of the Properties, any Lease, any Previously-owned Land and Buildings or any other land or buildings.

28.7
All the Properties are actively used by the Company or its Subsidiaries in connection with the Business. The Company or the Subsidiary identified as the owner of each Property in Schedule 9 is the legal and beneficial owner and has a good and marketable title to it except for Permitted Encumbrances.

28.8	The Properties are each exclusively occupied either by the Company or by the Subsidiary identified as the occupier in Schedule 9.
28.9	Except for the Leases, the Properties owned by the Company or its Subsidiaries are free from Encumbrances except for Permitted Encumbrances.
28.10	Each of the Leases has been validly granted, is subsisting and as far as the Sellers are aware is not subject to any agreement or right in favour of the other parties to terminate.
28.11
The terms of the Leases and of any lease under which any Property is held are not unusual or onerous. There is no outstanding breach of any obligation under any such lease. There is no outstanding application for any consent under any such lease. There is no pending rent review under any such lease.

28.12
None of the Properties is held on terms that would allow any landlord or other third party to change those terms, or terminate the right of the Company or any of its Subsidiaries to hold the Property, by reason of a change of Control of the Company or the Subsidiaries.

28.13	As of the date of this agreement, there are no material disputes relating to or affecting any of the Properties.
28.14
The Current Use of each of the Properties is set out in Schedule 9 and as far as the Sellers are aware is authorised under the applicable law and regulations. Where applicable, the use is in accordance with the provisions of the relevant Lease.

28.15	Each of the Properties is in all material respects in a good state of repair and condition and is fit for the Current Use.
28.16
All maintenance, refurbishment and improvement works undertaken by the Company or its Subsidiaries on the property known as the Drapetsona plot, Piraeus, and at Kattwykstraße 20, Hamburg, (the "Hamburg Property") have been in compliance in all material respects with all applicable laws and regulations and there are no development works, redevelopment works or fitting out works outstanding.

28.17	None of the Properties has suffered from any of the following:
28.17.1	flooding;
28.17.2	subsidence;
28.17.3	heave;
28.17.4	structural defects; or
28.17.5	defects in the drains and services from time to time serving the Properties.
28.18	Any reference to "material" in this paragraph shall mean a potentially adverse effect on the Company or any of its Subsidiaries of not less than US$200,000.
29.	ENVIRONMENT AND HEALTH AND SAFETY
29.1
The Company and the Subsidiaries have obtained and complied at all times with all EHS Permits. All EHS Permits are in full force and effect, and so far as the Sellers are aware there are no facts or circumstances that may lead to the revocation, suspension, variation or non-renewal of, or the inability to transfer, any EHS Permits.

29.2
The Company and the Subsidiaries have at all times operated in compliance with all EHS Laws in force from time to time and there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters.

29.3
All information provided by or on behalf of the Company or any of its Subsidiaries to any relevant enforcement authority, and all records and data required to be maintained by the Company or any of its Subsidiaries under the provisions of any EHS Laws, are complete and accurate.

29.4
There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any of the Properties or from any vessel or vehicle owned or used by the Company or any of its Subsidiaries.

29.5
Other than in relation to the Hamburg Property and the property known as the Drapetsona plot, Piraeus, there are, and have been, no landfills, underground storage tanks, or uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by EHS Laws or otherwise) present or carried out at, on or under any of the Properties or within 200 metres of any of the Properties, and so far as the Sellers are aware no such operations are proposed.

29.6
There have been no claims, investigations, prosecutions or other proceedings against or threatened against the Company, any of the Subsidiaries or any of their respective directors, officers or employees in respect of Harm arising from the operation of the Business or occupation of any of the Properties or for any breach or alleged breach of any EHS Permits or EHS Laws, and there are no facts or circumstances that may lead to any such claims, investigations, prosecutions or other proceedings. At no time have any of the Sellers, the Company or any of the Subsidiaries received any notice, communication or information alleging any liability in relation to any EHS Matters or that any remediation works are required.

29.7
Neither the Seller, Company nor any of its Subsidiaries has received any enforcement, prohibition, stop, remediation, improvement or any other notice from, or been subject to any civil sanction imposed by, any enforcement authority with regard to any breach of EHS Laws in respect of the Business, the Company or any of its Subsidiaries or any of the Properties.

29.8
The Company and the Subsidiaries have adequate employers' liability and public liability insurance cover in respect of the Business and the Properties and no claims have been made or are contemplated under any such insurance.

29.9	Copies of all:
29.9.1	current EHS Permits;
29.9.2	environmental and health and safety policy statements;
29.9.3	reports in respect of environmental and health and safety audits, investigations or other assessments;
29.9.4	records of accidents, illnesses and reportable diseases;
29.9.5	assessments of substances hazardous to health; and
29.9.6	correspondence on EHS Matters between the Company or any of the Subsidiaries and any relevant enforcement authority;
relating to the Business or any of the Properties are attached to the Disclosure Letter and all such statements, reports, records, correspondence and other information are complete and accurate and are not misleading.
29.10
Neither the Company nor any of the Subsidiaries has or is likely to have any actual or potential liability under any EHS Laws by reason of it having owned, occupied or used any Previously-owned Land and Buildings.

29.11
Neither the Company nor any of the Subsidiaries has given or received any warranties or indemnities or entered into any other agreement in respect of any liabilities, duties or obligations that arise under EHS Laws.

29.12	The Company and the Subsidiaries and all its employees have complied at all times with all required health and safety policies and operating licences.
30.	ANTI-CORRUPTION
30.1	The definitions in this paragraph apply in this agreement.
Adequate Procedures: adequate policies and procedures, as referred to in the Anti-Corruption Laws.
Anti-corruption Laws: any applicable anti-corruption laws or regulations, including the US Foreign Corrupt Practices Act of 1977.
Associated Person: in relation to a company, a person (including a direct or indirect shareholder/partner, an employee, officer, director, agent or a subsidiary) who performs or has performed services for or on that company's behalf.
Close Family Member: the individual's spouse; the individual's and the spouse's grandparents, parents, siblings, children, nieces, nephews, aunts, uncles and first cousins; the spouse of any such persons and any other person who shares the same household with the individual.
Government Entity: any national, state, regional, or local government, and any government agency or department, or political party; any entity or business that is owned or controlled by any of such bodies listed in subcategory or any international organisation such as the United Nations or the World Bank.
Government Official: any officer, employee, or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Government Entity, or anyone otherwise acting in an official capacity on behalf of a Government Entity; any political party, political party official, or political party employee; any candidate for public office; any royal or ruling family member; or any agent or representative of any persons.
30.2	Neither the Company nor any of its Subsidiaries is or has at any time engaged in any activity, practice or conduct which would constitute an offence under the Anti-corruption Laws.
30.3
Neither the Company nor any of its Subsidiaries nor any of their Associated Persons has, directly or indirectly, offered, paid, promised, or authorised the giving of money or anything of value to, or bribed, any:

30.3.1	Government Official;
30.3.2	Person or entity; or
30.3.3
Other person or entity while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, given, or promised, directly or indirectly, to a Government Official or another person or entity;

for the purpose of:

(a)
influencing any act or decision of such Government Official or such person or entity in his or her official capacity, including a decision to do or omit to do any act in violation of his or her lawful duties or proper performance of functions; or

(b)	inducing such Government Official or such person or entity to use his or her influence or position with any Government Entity or other person or entity to influence any act or decision:
in order in violation of the Anti-corruption Laws to obtain or retain business for, direct business to, or secure an improper advantage for the Company or any of its Subsidiaries.
30.4
Neither the Company nor any of its Subsidiaries nor any of their Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings by any court, governmental, administrative or regulatory body or any customer regarding any offence or alleged offence under the Anti-corruption Laws, and no such investigation, inquiry or proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

30.5	Neither the Company nor any of its Subsidiaries has been excluded from participation in a public contract as a result of being convicted of bribery or corruption under the Anti-corruption Laws.
30.6	Neither the Company nor any of its Subsidiaries nor any of their Associated Persons:
30.6.1	is a Government Official; or
30.6.2
has a Close Family Member, personal, business, or other relationship or association with a Government Official who may have responsibility for or oversight of the Business, other than any relationships or associations that have been Disclosed.

30.7	Neither the Company nor any of the Subsidiaries is ineligible to be awarded any contract or business as a result of being convicted of bribery or corruption.
30.8
The Company and each of its Subsidiaries have adopted, regularly maintained, complied, and ensured compliance by their employees, with Adequate Procedures designed to prevent any Associated Person from undertaking:

30.8.1	any conduct that would give rise to an offence under the Anti-corruption Laws; and
30.8.2	any of the activities and conducts described under paragraph 30.3.
31.	COMPETITION
31.1	The definition in this paragraph applies in this agreement.
Competition Law: the national and directly effective legislation of any jurisdiction which governs the conduct of companies or individuals in relation to restrictive or other anti-competitive agreements or practices (including, but not limited to, cartels, pricing, resale pricing, market sharing, bid rigging, terms of trading, purchase or supply and joint ventures), dominant or monopoly market positions (whether held individually or collectively) and the control of acquisitions or mergers.

31.2
Neither the Company nor any of the Subsidiaries is engaged in any agreement, arrangement, practice or conduct which amounts to an infringement of the Competition Law of any jurisdiction in which the Company or the Subsidiaries conduct business and none of their respective directors, officers or employees is or has been engaged in any activity which would be an offence or infringement under any such Competition Law.

31.3
Neither the Company nor any of the Subsidiaries, nor as far as the Sellers are aware, any of their respective directors, officers or employees, is the subject of any investigation, inquiry or proceedings by any relevant government body, agency, authority or court in connection with any actual or alleged infringement of the Competition Law of any jurisdiction in which the Company or any of the Subsidiaries conducts business.

31.4	As far as the Sellers are aware, no such investigation, inquiry or proceedings as referred to in paragraph 31.3 of Part 1 of this Schedule 5 have been threatened or are pending.
31.5
Neither the Company nor any of the Subsidiaries is affected by any existing or pending decisions, judgments, orders or rulings of any relevant government body, agency, authority or court responsible for enforcing the Competition Law of any jurisdiction, nor have they given any undertakings or commitments to any such body, agency, authority or court which affect the conduct of the Business.

31.6
Neither the Company nor any of the Subsidiaries is receiving or has received any payment, guarantee, financial assistance or other aid from any government or state body which was not, but should have been, notified to the European Commission under Article 108 of the Treaty on the Functioning of the European Union for decision declaring such aid to be compatible with the internal market.

PART 2 - Tax Warranties
1.	TAX WARRANTIES
1.1
All material notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by the Company or any Subsidiary to any Taxation Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or so far as the Sellers are aware is likely to be, the subject of any dispute with any Taxation Authority.

1.2	All Tax, for which the Company or any Subsidiary has been liable to account, has been duly paid or discharged and there are no outstanding related penalties, fines, surcharges or interest.
1.3	The Company and each Subsidiary maintain complete and accurate records, invoices and other information in relation to Tax as required by law.
1.4
All Tax and social security (or local equivalent) contributions deductible have, so far as required to be deducted, been deducted from all payments made by the Company or any Subsidiary. All amounts due to be paid to the relevant Taxation Authority on or before the date of this agreement have been so paid.

1.5
Neither the Company nor any Subsidiary has entered into any special arrangements (being an arrangement which is not based on a strict and detailed application of the relevant legislation) with any Taxation Authority.

1.6
Neither the Company nor any Subsidiary is, or will become, liable to make to any person (including any Taxation Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than the Company or any Subsidiary).

1.7	The Individual Accounts make full provision or reserve within IFRS for all Tax for which the Company or the relevant Subsidiary is accountable at that date.
1.8
Neither the execution, nor completion of this agreement, nor any other event since the Accounts Date, will result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company or any Subsidiary for Tax purposes.

1.9
In relation to all transactions or arrangements made by the Company or any Subsidiary with a party with which it was connected, the processes by which prices and terms have been arrived at to establish the arm's length principle have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Taxation Authority in connection with any such transactions or arrangements.

1.10
Neither the Company nor any Subsidiary has been a party to any transaction, scheme or arrangement designed wholly or mainly or containing steps or stages having no commercial purpose and designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax.

1.11
Any document that may be necessary in proving the title of the Company or any Subsidiary to any asset which is owned by the Company or any Subsidiary at the date of this agreement, is duly stamped for stamp duty (or local equivalent) purposes.

1.12	Since the Accounts Date, none of the following has occurred:
1.12.1	the declaration or making of any distribution, including any capital distribution that has given rise to any liability to Tax for the Company or any Subsidiary;
1.12.2
the acquisition, disposal or realisation by the Company or any Subsidiary, in whole or in part, of any capital asset, goodwill or intangible asset (in each case outside the ordinary course of business);

1.12.3
the incurring of any expenditure of a revenue nature by the Company or any Subsidiary which is in excess of $50,000 and has been, or is likely to be, disallowed in whole or in part in computing the taxable profits of the Company or relevant Subsidiary; or

1.12.4
the waiver or release in whole or in part of any loan relationship of, or debt owed by or to, the Company or any Subsidiary where such waiver or release has given or could give rise to a liability to Tax or to the recognition for Tax purposes of any profit, gain or credit for the Company or relevant Subsidiary.

1.13	Neither the Company nor any Subsidiary has been a member of a group for any Tax purpose.

1.14
Neither the Company nor any Subsidiary has been resident for Tax purposes in any jurisdiction other than its place of incorporation nor had any place of business, office, branch, agent or permanent establishment outside the place of its incorporation.

1.15
Neither the Company nor any Subsidiary has established or participated in any share option, share incentive, bonus or similar scheme or arrangement for the benefit of any of its current or former officers or employees or persons connected with them.

1.16
The Company, each Subsidiary incorporated in or otherwise operating a business activity in Greece or Hamburg are taxable persons and each are registered for the purposes of VAT. Such entities can generally get full credit or allowance for all VAT paid or suffered by them.

SCHEDULE 6
 Tax Covenant
1.	INTERPRETATION
1.1	The definitions and rules of interpretation in this paragraph apply in this Schedule.
Accounts Relief: a Relief the availability of which has been:
(a)	shown as an asset (including a right to repayment of Tax) in the Accounts; or
(b)	taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts (or which, but for the Relief, would have appeared in the Accounts).
Auditors: the auditors for the time being of the Company and in any case where that shall mean more than one firm of auditors, the auditors of the company that has incurred the Tax Liability at issue.
Buyer's Relief: any:
(a)	Accounts Relief;
(b)	Post-Accounts Date Relief;
(c)	Relief arising to any member of the Buyer's Tax Group (other than the Company) at any time.
Buyer's Tax Group: the Buyer and any company in the same Tax Group from time to time.
Company: notwithstanding the definition in clause 1.1 of this agreement, H.E.C. Europe Limited and any Subsidiaries at Completion and this Schedule will apply as if the provisions of this Schedule were set out in full for each company and references to the Company shall be construed as references to any one or more H.E.C. Europe Limited and the Subsidiaries as the context requires.
Default Rate: 2% above the Base Rate.
Event: includes (without limitation) any event, transaction (including, without limitation, the execution of and Completion of this agreement), payment, action, circumstance, dealing, state of affairs, expiry of any time period, default, omission or occurrence of any nature whatsoever and whether or not the Company or the Buyer is a party to it, and also the death or the winding up or dissolution of any person, any change in residence of a person for the purposes of any Tax, any failure to take action that would have prevented or avoided an apportionment or deemed distribution of income (regardless of whether any action taken after Completion could have prevented or avoided the apportionment or deemed distribution), the Company becoming, being or ceasing to be a member of a group of companies (however defined) or becoming or ceasing to be associated or connected with any person for the purposes of any Tax, and in any one case or more whether alone or in any combination.
Income, Profits or Gains: income, profits, gains and any other consideration, value, receipt or measure by reference to which Tax is chargeable or assessed.

Post-Accounts Date Relief: a Relief that arises to the Company as a result of or in connection with any:
(a)	Event occurring;
(b)	Income, Profits or Gains earned, accrued or received,
after Completion, or within the ordinary course of business of the Company in the period between 1 January 2018 and Completion.
Relief: includes any relief, loss, allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any Income, Profits or Gains for the purposes of any Tax, or any right to a repayment of or saving of Tax (including any repayment supplement or interest in respect of Tax), and:
(a)	any reference to the use or set-off of a Relief shall be construed accordingly and shall include use or set-off in part;
(b)
any reference to the loss of a Relief (including the loss of any Accounts Relief, Post-Accounts Date Relief and any other defined Relief) shall include the absence, failure to obtain, non-existence, non-availability, disallowance, withdrawal, clawback or cancellation of any Relief, or its utilisation or set-off by any person other than a member of the Buyer's Tax Group and shall also include the Relief being available only in a reduced amount and "lost" as it relates to a Relief shall be construed accordingly.

Tax or Taxation: whether or not directly or primarily chargeable against or attributable to the Company and regardless of whether the Company has, or may have, any right of reimbursement against any other person:
(a)
any form of tax, levy, impost, duty, contribution, customs and other import duties, liability and charge in the nature of taxation and all related withholdings or deductions of any kind (including, for the avoidance of doubt, any National Insurance and social security contribution liabilities and similar or corresponding obligations) wherever and whenever payable and shall further include any amount payable as a consequence of any claim, direction order or determination of any Taxation Authority; and

(b)	all fines, penalties, charges, costs and interest included in or relating to any of the above or to any obligation in respect of any of the above.
Taxation Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax.
Tax Claim: in each case from which it appears that there is, or is likely to be, a liability or increased liability of the Company in respect of which the Sellers may be liable under paragraph 2:
(a)
any assessment, self-assessment, notice, letter, determination, demand or other document issued or action taken by or on behalf of any Taxation Authority (whether issued or taken before or after the date of this agreement and whether satisfied or not at the date of this agreement) including, for the avoidance of doubt, the imposition of any withholding of or on account of tax; and

(b)	the preparation or submission to a Taxation Authority of any return, amended return, computation, accounts or any other documents by the Buyer, the Company or another person.

Tax Counsel: an advocate specialising in tax matters.
Tax Group: those companies treated for the purposes of determining the amount of or liability for or relief from any Tax as being members of the same group of companies or fiscal unity.
Tax Liability: means:
(a)
a liability to make an actual payment or increased payment of, or in respect of, or on account of, Tax (including making a payment in settlement of a Tax liability and whether or not presently payable and whether satisfied or unsatisfied at Completion and also including any liability of the Company to make any payment of Tax in connection with the exercise, release, vesting, variation or cancellation of a right obtained before Completion to acquire, or otherwise relating to, shares) (Actual Tax Liability), in which case the amount of the Tax Liability shall be the amount of the actual payment or increased payment;

(b)
the loss otherwise than by utilisation or set off of an Accounts Relief, in which case the amount of the tax liability shall be the amount of Tax that would have been saved but for such loss or, where the Relief is a right to repayment of Tax, the amount of the repayment;

(c)
the use or setting off of any Buyer's Relief (other than the use or setting off of an Accounts Relief against any Income, Profits or Gains or any Actual Tax Liability (in each case) arising in the period from 1 January 2017 to 31 December 2017) in circumstances where, but for such use or setting off, the Company would have had an Actual Tax Liability in respect of which the Sellers would have been liable under this Schedule, in which case the amount of the Tax Liability shall be the amount for which the Sellers would have been liable under this Schedule but for such set-off or utilisation.

Taxation Statute: any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same.
1.2	In this Schedule:
(a)
references to Income, Profits or Gains earned, accrued or received (or to an Event occurring) on or before a particular date (including Completion) or in respect of a particular period shall include Income, Profits or Gains that are deemed for the purposes of any Tax to have been earned, accrued or received (or, as the case may be, an Event that is deemed to have occurred) on or before that date or in respect of that period as the case may be;

(b)	references to a payment or distribution made on or before a particular date shall include:
(i)	any payment or distribution that on or before that date has fallen due; and

(ii)	any act or transaction that has occurred on or before that date and is or has been deemed to be a payment or distribution for the purposes of any Tax.
(c)
words and expressions defined in this agreement have the same meanings in this Schedule and any provisions in this agreement concerning matters of interpretation or construction shall apply equally to this Schedule except as otherwise provided in this Schedule;

(d)	references to paragraphs are references to paragraphs of this Schedule unless stated otherwise;
(e)
general words shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(f)	reference to any statute shall include any supplementary, subordinate or amending legislation and any consolidating or rewritten legislation;
(g)
any reference to any English legal Tax term, concept or thing (including, without limitation, any statutory reference) shall in respect of any Tax jurisdiction (other than the UK) be deemed to include what most nearly approximates in that jurisdiction to the English legal Tax term or Tax issue covered by that statutory reference;

(h)	references to a repayment of Tax include any repayment supplement or interest in respect of it;
(i)
any stamp duty or transfer or registration tax that is required to be paid on any document, provided such document is either necessary to establish the title of the Company to any asset or is a document in the enforcement or production of which the Company is interested, and any interest, fine or penalty relating to any such duty or tax, will be deemed to be an Actual Tax Liability of the Company arising in consequence of an Event occurring on the last date it would have been necessary to pay such duty or tax to avoid any liability to interest or penalties on paying it;

(j)
for the avoidance of doubt, references to any Tax Liability of the Company that results from any gains earned, received or accruing on or before Completion or any Event on or before Completion include a reference to any Tax Liability of the Company arising as a result of Completion or of entering into this agreement, or of the satisfaction of any condition in this agreement, or as a result of forming the intention, or of entering into arrangements, to enter into this agreement (including any liability as the result of any company ceasing to be, or ceasing to be treated as, a member of a group of companies for the purpose of any Tax);

(k)	the word connected shall be construed in accordance with the provisions of section 1122 of the Corporation Tax Act 2010;
(l)	the word control means:
(i)
in relation to a body corporate (company A), the power of a person to secure, by means of the holding of shares or the possession of voting power in relation to company A or any other body corporate or as a result of any powers conferred by the articles of association, bye-laws or other document regulating company A or any other body corporate, that the affairs of company A are conducted in accordance with that person's wishes; and

(ii)	in relation to a partnership, the right to a share of more than half the assets, or of more than half the income, of the partnership, and the word controlled shall be construed accordingly.
(m)
where references are made to any notice to be given, or to any other communication that is to be made, to the Sellers by the Buyer, any reference to the Sellers shall include any representative of the Sellers agreed between the parties under this agreement or otherwise;

(n)
references to the due date for payment of any Tax shall be read and construed as a reference to the last day on which such Tax may by law be paid without incurring a penalty or liability for any interest, charge, surcharge, penalty, fine or other similar imposition accruing (after taking into account any postponement of such date that is obtained for such Tax);

(o)
for the avoidance of doubt, references to any Tax Liability of the Company in consequence of or in respect of or by reference to an Event which occurred on or before Completion shall include a reference to any Tax Liability of the Company resulting from the sale of the Company under this agreement; and

(p)	for the purposes of paragraph 3.1(e), the following shall not be regarded as arising in the "ordinary course of business":
(i)
any Event that results in a Tax Liability of the Company where such liability is primarily chargeable against or attributable wholly or partly to or recoverable wholly or partly from any person other than that company;

(ii)
any scheme, arrangement or transaction that gives rise or may give rise to a Tax Liability under any anti-avoidance legislation or of which, or containing steps or stages of which, the main purpose, or one of the main purposes, was the avoidance, reduction or deferral of a liability to Tax or that gives rise to a duty to notify a Taxation Authority under legislation introduced to counter tax avoidance;

(iii)	the declaration or payment of a dividend or the making of any distribution or deemed dividend or distribution for Tax purposes;
(iv)	any disposal, acquisition or deemed disposal or acquisition of any asset other than ordinary course inventory and other trading stock;
(v)
the failure to properly deduct for or on account of Tax from any payment and any act omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax;

(vi)	the Company ceasing or being deemed to cease, for Tax purposes, to be a member of any group or associated with any other company;

(vii)
any acquisition, disposal, supply or deemed acquisition, disposal or supply of any asset, goods, service or right for consideration deemed for Tax purposes to be different from that (if any) actually received or given by the Company, or that gives rise to a Tax Liability on an amount larger than the difference between the sale proceeds and the value of that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset provided that this paragraph 1.2(p)(vii) shall only apply to the extent that the Tax Liability is attributable to the difference between the consideration actually received or given by the Company and the consideration deemed to have been received or given for Tax purposes.;

(viii)	the acquisition or disposal of an asset or the supply of services in a transaction which is not entered into on arm's length terms;
(ix)	the creation, cancellation or reorganisation of share or loan capital by the Company or repayment of any intra-group debt; and
(x)	any change of residence of the Company for Tax purposes,
provided always that any Event that is undertaken under the terms set out in Part 2 of Schedule 3 shall always be treated as taking place in the ordinary course of business.
1.3
All payments made by the Sellers to the Buyer or by the Buyer to the Sellers under this Schedule, shall, so far as possible, be made by way of adjustment to the consideration for the sale of the Sale Shares.

2.	COVENANT
Under a covenant on the terms set out in this paragraph 2 and subject to paragraph 3, the Sellers shall pay to the Buyer (in accordance with clause 4.6 of this agreement) an amount equal to:
2.1	Any Tax Liability of the Company that arises:
(a)	in consequence of or in respect of or by reference to an Event that occurred on or before Completion; or
(b)	in consequence of or in respect of or by reference to any Income, Profits or Gains that were earned, accrued or received on or before Completion.
2.2
Any Tax Liability that is the liability of another person that is not a member of the Buyer's Tax Group (Primary Person) for which the Company, the Buyer or any other member of the Buyer's Tax Group is liable in consequence of:

(a)	the Primary Person failing to discharge such Tax Liability; or
(b)	the Company at any time before Completion being:
(i)	a member of the same Tax Group as the Primary Person; or
(ii)
treated for the purpose of any Tax as having control of, being controlled by, or being otherwise connected with, the Primary Person or being controlled by or connected with the same person as the Primary Person for any Tax purpose.

2.3	Any Tax Liability of the Company arising as a result of or in connection with:
(a)
any liability to deduct or account for social security contributions (or similar or corresponding obligations) as a result of or in connection with the issue or transfer of securities or an interest in securities on or before Completion; or

(b)
any payments to the Sellers under this agreement that shall include for the avoidance of doubt any payments in the nature of deferred consideration (whether and without limitation satisfied in cash, shares or notes) or by notes or the redemption of notes.

2.4
Any liability of the Company to make a payment or repayment under any indemnity, covenant, warranty, mortgage, guarantee or charge entered into or created on or before Completion of a sum equivalent to or by reference to another person's Tax liability

2.5	Any Tax Liability arising as a result of or in connection with any other matter as agreed in writing between the Sellers and the Buyer on or around the date of this agreement.
2.6	Any reasonable costs and expenses properly incurred by the Buyer or the Company or any member of the Buyer's Tax Group in connection with:
(a)	any Tax Claim in respect of which the Sellers may be liable under paragraph 2.1 to paragraph 2.5; or
(b)	taking or defending any successful action under this Schedule.
3.	EXCLUSIONS
3.1	The Sellers shall not be liable under paragraph 2 (or, as appropriate, the liability of the Sellers shall be reduced) in respect of any liability of the Company:
(a)
to the extent that provision or reserve in respect of such liability was made in the balance sheet in the Accounts (excluding the notes to the Accounts and excluding any provision or reserve made in respect of deferred Tax);

(b)
to the extent that the liability is increased as a result only of any increase in rates of Tax that comes into force after Completion or of any change in, or in the judicial interpretation by any court or tribunal of, any law, legislation, directive, regulation or requirement that comes into force after Completion or any change or withdrawal after Completion of any previously published practice, ruling or concession of any Taxation Authority;

(c)
to the extent that the liability would not have arisen but for a voluntary act, omission or transaction of the Company after Completion or of the Buyer or any member of the Buyer's Tax Group except where such act, omission or transaction was:

(i)	carried out or effected under an obligation entered into on or before Completion (whether or not legally binding);
(ii)	required by law, any regulatory, financial reporting or accounting practice or requirement;

(iii)	proposed by the Sellers and carried out with the written consent of the Sellers;
(iv)	in the ordinary course of business of the Company such business as was conducted at Completion;
(v)
undertaken in connection with the preparation or submission of any tax return or computation or other information to a Taxation Authority which, where relevant, has been undertaken in accordance with paragraph 11;

(vi)	one that the Buyer or the party in question could not foresee or could not reasonably have foreseen would give rise to that liability; or
(d)	to the extent recovery (less costs and expenses of recovery) has been made by the Buyer under the Warranties;
(e)	to the extent such liability arises in the ordinary course of business of the Company either:
(i)
in the period from 1 January 2017 to 31 December 2017 (inclusive), provided that this limitation shall not apply to the extent that the aggregate of all such liabilities for the Company exceeds EUR 1,864,093; or

(ii)	on or after 1 January 2018 but on or before Completion;
(f)	to the extent such liability was paid or discharged before the Accounts Date and was taken into account in preparing the Accounts;
(g)
to the extent the liability arises or is increased as a result of a change, after Completion, in any accounting policy or taxation reporting practice of the Company (including any change in accounting reference date) other than where such change was required by law or to comply with generally accepted accounting practices;

(h)
to the extent such liability arises as a result of the amendment, disregard, withdrawal or disclaimer after Completion of any claim, election, surrender or disclaimer made on or before Completion, provided that this paragraph 3.1(h) shall not apply where the making of that amendment, disregard, withdrawal or disclaimer is (i) or has been assumed in computing the provision for taxation in the Accounts or (ii) required to comply with law;

(i)
to the extent such liability would not have arisen but for the failure or the omission to make any claim, election, surrender or disclaimer, or to give any notice or consent or to do any other thing, in circumstances where the making, giving or doing of that thing is or has been assumed in computing the provision for taxation in the Accounts and details of which were provided to the Buyer prior to the last date on which such claim, election, surrender or disclaimer could be made or in circumstances where the making, giving or doing of that thing is required to comply with law;

(j)
to the extent such liability has been recovered under a policy of insurance (net of any taxation or expenses in connection with such recovery) or in respect of which the Company has been otherwise compensated or remedied at no cost to the Company including where the Buyer has made recovery in respect of that liability by means of a claim for breach of any other provision of this agreement;

(k)
to the extent any Relief other than a Buyer's Relief (but including an Accounts Relief to the extent it is used to set off or reduce a liability in the period from 1 January 2017 to 31 December 2017) is lawfully available to set off against or otherwise reduce the liability; or

(l)
to the extent such liability comprises interest or penalties that arise as a result of the Buyer having failed to pay over to a Taxation Authority any amount received from the Seller in satisfaction of a liability under this Schedule.

3.2	Each of the exclusions and limitations in paragraph 3.1 shall be construed independently and none of them shall qualify another or affect its interpretation.
3.3
The provisions of paragraph 3.1 shall also operate to limit or reduce the liability of the Sellers in respect of claims under the Tax Warranties as if references in paragraph 3.1 to a liability were references to the loss, circumstance or other liability giving rise to the breach of the relevant Tax Warranty.

3.4
The provisions of paragraph 3.1 will not apply to any claim by the Buyer against the Sellers that arises or is delayed as a result of fraud, dishonesty, wilful misconduct or wilful concealment by the Sellers.

3.5
The provisions of paragraph 3.1 and paragraph 4 shall not apply to any claims in respect of any liability falling within paragraph 2.2, and the provisions of paragraphs 3.1(c) and 3.1(e)(ii) shall not apply to any claims in respect of any liability falling within paragraph 2.5.

4.	LIMITATIONS
4.1	The provisions of Clause 9 (Limitations on Claims and Indemnity Claims) of the Deed shall apply to this Schedule as set out therein.
5.	RECOVERY FROM THIRD PARTIES
5.1
Where a payment has been made by the Sellers under paragraph 2 or in respect of a breach of the Tax Warranties in full discharge of a liability under that paragraph or under the Tax Warranties and the Company or any other member of the Buyer's Tax Group has recovered or subsequently recovers from any person (other than the Buyer, the Company or any member of the Buyer's Tax Group but including a Taxation Authority) any sum in respect of such Tax Liability (other than by reason of the use or set off of a Buyer's Relief), the Buyer shall at the written request of the Sellers (and shall procure that the Company or the relevant member of the Buyer's Tax Group shall) account to the Sellers for the lesser of:

(a)
any amount recovered and actually received by the Company or the member of the Buyer's Tax Group as applicable net of any Tax on such amount and net of any Tax that would have been payable but for the use or set off of any Relief; and

(b)	the amount paid by the Sellers under paragraph 2 in respect of that Tax Liability.

5.2
Any payment by the Buyer to the Sellers under this paragraph 5 shall be reduced by the amount of any reasonable losses, damages, liabilities, costs and expenses properly suffered or incurred by the Company and the Buyer and any other member of the Buyer's Tax Group in recovering any amount from any third party and shall be further reduced by any amount of the payment by the Sellers referred to in paragraph 5.1 that has previously been repaid to the Sellers.

6.	OVERPROVISIONS, RELIEFS AND REBATES
6.1	The Sellers may, at any time, require the Company to obtain (at the reasonable expense of the Sellers), a certificate from the Auditors as to:
(a)
whether any provision for taxation (other than deferred tax) in the Accounts, or a provision of EUR 1,864,093 for taxation arising in the period from 1 January 2017 to 31 December 2017, has proved to be overstated (an "Overprovision");

(b)
whether the Company has received and retained any repayment of Tax (other than a repayment the right to which arose in the ordinary course of business between the Accounts Date and Completion) in respect of any period prior to Completion; or

(c)
whether any Tax Liability which has resulted in a payment being made by the Sellers under this Schedule or under the Tax Warranties has resulted in the reduction or elimination of a liability to Tax of the Company in respect of which the Sellers would not have been liable under this Schedule (a "Saving"), and, if so, the amount or value of that Overprovision, repayment or Saving (the "Certified Amount").
6.2	An over provision from any of the following matters shall not be an over-provision within paragraph 6.1 if it arises as a consequence of:
(a)	the use or set off of:
(i)	any Buyer's Relief (other than a use or set off made in respect of Income, Profits or Gains or Tax arising in the period 1 January 2017 to 31 December 2017); or
(ii)	any Relief which has been taken into account in computing the liability of each of the Sellers under the Tax Warranties or this Schedule; or
(b)
any change in the rates of Tax made after Completion, the coming into force after Completion of, or any introduction or change after Completion in, any law, rule, regulation or published practice of any Taxation Authority of general application; or

(c)	an act of the Buyer or any of the Buyer's Tax Group carried out after Completion.
6.3
For the purposes of paragraph 6.1, no Saving shall be treated as having arisen until it has been realised by the Company either by way of a repayment of or by a reduction in Tax which would otherwise have become due and payable and in particular nothing in this paragraph 6 shall require the Buyer to procure that the Company utilises the Saving prior to any other Relief (save and to the extent that the Saving would otherwise have been lost, in which case the Saving shall be used in priority to such other Relief unless that other Relief would itself have been lost).

6.4	If the Auditors give a certificate in accordance with paragraph 6.1:
(a)	the Certified Amount shall first be set off against any payment then due from the Sellers under this Schedule or in respect of a claim under the Tax Warranties;
(b)
to the extent that the Certified Amount exceeds the amount of any payment then due from the Sellers under this Schedule or in respect of a claim under the Tax Warranties, a refund shall be made to the Sellers of any previous payments made under this Schedule or in respect of claims under the Tax Warranties and not previously refunded under this paragraph 6.4(b); and

(c)	any remaining excess shall be carried forward and set off against any future payments which may become due from the Sellers under this Schedule or in respect of the Tax Warranties.
7.	BUYER'S COVENANT
7.1	The Buyer hereby covenants with the Sellers to pay to the Sellers an amount or amounts equal to:
(a)
any Tax or increase in Tax for which any Seller (or any company related to any Seller) becomes liable as a result of the Company failing after Completion to discharge any Tax Liability when payable; and

(b)
all reasonable costs or expenses properly incurred by the Sellers, or company related to any Seller, in connection with any such liability or increased liability to Tax in relation to which a successful claim is made under paragraph 7.1(a).

7.2	The Sellers shall not be entitled to recover any amount under paragraph 7.1 in respect of any liability to Tax, cost or expense:
(a)	unless notice of the liability is given in writing by the Sellers to the Buyer specifying (in reasonable detail so far as practicable) the nature of the claim and the amount claimed;
(b)
to the extent that the Sellers, or company related to any Seller, recovers an amount in respect of that liability to Tax, cost or expense from any other person (other than any Seller or person related to any Seller) under any relevant statute, law, or any other form of legislation;

(c)	the Company or the Buyer discharges or has discharged such Tax by direct payment to the Tax Authority
(d)	an amount in respect of such Tax Liability has previously been paid to any of the Sellers; and
(e)	to the extent that the Sellers are liable in respect thereof under this Schedule and has not satisfied such liability.
7.3
Paragraphs 9 (Date of Payment) and 8 (Conduct of Claims) of this Schedule shall apply to the covenant contained in paragraph 7.1 as they apply to the covenants contained in paragraph 2, replacing the references to the Sellers with Buyer (and vice versa) and making any other modifications.

8.	CONDUCT OF CLAIMS
8.1
If the Buyer or the Company becomes aware of a Tax Claim that could give rise to a liability of the Sellers under paragraph 2, the Buyer shall or shall procure that the Company shall, as soon as reasonably practicable and in any event within 15 Business Days of the Buyer or the Company becoming so aware (and, in the event that the Company receives a Tax Claim in relation to which an appeal may be made or other action taken within a specified period of time, the Buyer shall give written notice to the Seller prior to the date that falls ten Business Days before the expiry of the specified period), give written notice to the Sellers of the Tax Claim containing, to the extent reasonably practicable, a description of such claim and the estimated total amount of the claim, provided that the giving of such notice shall not be a condition precedent to the liability of the Sellers.

8.2
If the Sellers should become aware of a Tax Claim for whatever reason, the Sellers give written notice to the Buyer as soon as reasonably practicable containing, to the extent reasonably practicable, a description of such claim and the estimated total amount of the claim and the Buyer shall be deemed to have given the Sellers notice of the Tax Claim on receipt of such notification for the purposes of this paragraph 8.

8.3
Subject to the following provisions of this paragraph 8, the Buyer shall (and where relevant, shall procure that the Company shall) take such action as the Sellers may reasonably request by notice in writing to avoid, dispute, defend, resist, appeal or compromise any Tax Claim (Disputed Tax Claim) or any matter relating to the Disputed Tax Claim but only provided that the Sellers shall first (to the Buyer's reasonable satisfaction) indemnify the Buyer and/or the Company (as required by the Buyer) against any losses, damages, costs or expenses that it may suffer or incur as a result of taking this action (including any additional liability to Tax).

8.4	Without prejudice to the liability of the Sellers under this Schedule, the Buyer shall not be obliged to take or procure the taking of any action under paragraph 8.3 in respect of any Tax Claim:
(a)
to the extent that it would involve the Company contesting any Disputed Tax Claim before any court or other appellate body (excluding the Taxation Authority that has made the Disputed Tax Claim) unless in the written opinion of Tax Counsel of appropriate relevant experience appointed by agreement between the Sellers and the Buyer an appeal would be reasonable in all the circumstances having regard to the amounts involved, the likelihood of success and any future Tax Liability or other liability of the Company or the Buyer's Tax Group to the extent that such liability is not or may not be recoverable under paragraph 2;

(b)
where the Tax Claim or action derives from or arises out of or is in connection with any dishonest or fraudulent act or omission or wilful default by or of the Sellers at any time or by or of the Company before Completion or if the Buyer has reasonable grounds to so believe;

(c)	should the Sellers, following receipt of written notice of the Tax Claim from the Buyer in accordance with paragraph 8.1:
(i)	fail within fifteen Business Days (or ten Business Days in a case where there is a time limit for an appeal that has been notified to the Sellers) to serve notice on the Buyer under paragraph 8.3;

(ii)
fail within ten Business Days to notify the Buyer in writing of any further action to be taken by the Buyer or the Company under paragraph 8.3 where the Buyer at any time seeks instructions from the Sellers;

(iii)	fail to adequately indemnify the Buyer and/or the Company (as appropriate) under paragraph 8.3; or
(iv)
fail to further indemnify the Buyer to the reasonable satisfaction of the Buyer in the event that the indemnity previously provided becomes, or is likely to become, in the reasonable opinion of the Buyer insufficient;

(d)	should the Sellers each:
(i)
become insolvent and corporate action or other steps are taken or legal proceedings are started for its winding up, dissolution or administration or for the appointment of a receiver, administrator, trustee or similar officer of the Sellers or any of its assets; or

(ii)
be unable to pay its debts as they fall due, start negotiations with a creditor with a view to the general readjustment or rescheduling of its indebtedness or make a general assignment for the benefit of, or a composition with, its creditors;

(e)	if, in the Buyer's reasonable opinion, the action requested by the Sellers under paragraph 8.3 is likely to:
(i)	give rise to a liability of the Buyer or the Company to Tax that is not adequately covered by any indemnity given under this paragraph 8;
(ii)
affect adversely the liability of the Buyer or the Company to Tax or the business or financial interests of any of them or of any person connected with any of them (in each case) in a material respect or is or contrary to the legal obligations of any of them or of any person connected with any of them; or

(iii)	affect adversely the relationship of the Buyer or the Company with any Tax Authority;
(f)	in respect of a liability that falls within paragraph 2.2;
(g)
if the Company would be required to appeal against any assessment or demand for Tax where it is a requirement for such an appeal that the Taxation be paid unless payment has previously been made by the Sellers to the Buyer of an amount equal to that Taxation and in respect of it.

8.5
If paragraph 8.3 does not apply by virtue of any provision in paragraph 8.4, the Buyer or the Company (as the case may be) may satisfy or settle the Tax Liability on terms as it may in its absolute discretion acting in good faith think fit without prejudice to any of the Buyer's rights under this Schedule.

9.	DATE OF PAYMENT
9.1	Payment by the Sellers in respect of any liability under this Schedule must be made in cleared and immediately available funds on the following days:

(a)
in the case of a Tax Liability that is an Actual Tax Liability or a liability under paragraph 2.6, the later of five Business Days before the due date for payment and five Business Days after the date the Buyer serves notice on the Sellers requesting payment;

(b)	in respect of a Tax Liability that is not an Actual Tax Liability, the later of ten Business Days after the date the Buyer serves notice on the Sellers requesting payment and:
(i)
the due date for payment of the Tax that would have been relieved (disregarding the availability of any other Relief) in the case of the loss of or failure to obtain an Accounts Relief that is not a right to repayment of Tax;

(ii)	the date on which the Tax would otherwise have been repaid in the case of the loss of or failure to obtain an Accounts Relief that is a right to repayment of Tax; or
(iii)
the due date for payment of the Tax which the Company would have had to pay but for the use or set off of a Buyer's Relief in the case of the use or set-off of a Buyer's Relief against an Actual Tax Liability in respect of which the Sellers would otherwise have been liable;

9.2
If there is any dispute as to the amount of the liability of the Sellers under this Schedule in respect of any Tax Liability to which paragraph 9.1 applies, the matter may be referred by either party for determination by the Auditors (acting as experts and not as arbitrators) in which case the parties shall be bound to accept the determination of the Auditors except in cases of manifest error and the expense of the Auditors shall be borne by the parties in the same proportions as the ratio of the percentage error of their respective estimates of the amount.

10.	INTEREST ON LATE PAYMENT
10.1
Interest shall be paid at the Default Rate on any amount due under this Schedule that has not been paid in accordance with paragraph9, such interest to accrue from day to day (after as well as before any judgement for the same) up to and including the date on which any such amount is actually paid.

10.2	Interest shall be compounded on a quarterly basis and shall be payable on demand.
11.	TAX RETURNS
11.1	In this paragraph 11 and in paragraph 12, the following terms have the meanings set out below:
Pre-completion Tax Affairs: the Tax affairs of the Company for which the Sellers shall be responsible under this paragraph 11.
Tax Documents: Tax Returns and such claims, elections, surrenders, disclaimers, notices and consents and other documents contemplated by or reflected in or necessary for the preparation of such Tax Returns.

Tax Return: any return in respect of Tax, including any related accounts, computations and attachments.
Time Limit: the latest date on which a Tax Document can be executed or delivered to a Taxation Authority without incurring interest or a penalty and in order to ensure that such Tax Document is effective.
11.2
Subject to and in accordance with the provisions of this paragraph the Sellers or the Sellers' duly authorised agents shall, in respect of all Tax accounting periods ending on or before the Accounts Date, and at the Company's expense (to the extent the Company has made a specific provision in the Accounts in respect of Tax Returns), and then any excess amount at the Sellers' expense:

(a)	prepare the Tax Returns of the Company;
(b)	prepare on behalf of the Company all Tax Documents; and
(c)
(subject to paragraph 8) deal with all matters relating to Tax that concern or affect the Company including the conduct of all negotiations and correspondence and the reaching of all agreements with any Taxation Authority relating to these or to any Tax Documents.

11.3
All documents prepared under paragraph 11.2 shall be prepared in a manner consistent with past practices and without a change of any accounting method (except to the extent necessary to comply with applicable law) and must be submitted in draft form by the Sellers to the Buyer or the Buyer's duly authorised agents at least 20 Business Days before any Time Limit.

11.4	The Sellers shall take into account all reasonable comments and suggested amendments made by the Buyer or its duly authorised agents.
11.5
Except with the Buyer's written consent, the Sellers shall not, and shall procure that their duly authorised agents do not, prepare any Tax Document (or any similar document relating to the Tax affairs of the Sellers or any company under its control) that comprises or includes a claim, election, surrender, disclaimer, notice or consent, or withdraw any of these items unless the making, giving or withdrawal of them (as the case may be) is either taken into account in preparing the Accounts, or could not have any material adverse effect on the Tax Liability of the Company.

11.6
The Sellers or the Sellers' duly authorised agent shall deliver all Tax Documents to the Buyer to procure the authorisation, signing and submission of the same to the relevant Taxation Authority. If a Time Limit applies in relation to any Tax Document, the Sellers shall ensure that the Buyer receives the Tax Document (appropriately marked to reflect the urgency) no later than ten Business Days before the expiry of the Time Limit.

11.7	If the Sellers or the Sellers' duly authorised agent fails to deliver a Tax Document to which a Time Limit applies to the Buyer within the period specified in paragraph 11.6, then:
(a)	the Sellers shall notify the Buyer of such failure as soon as is practicable; and

(b)	the Buyer shall be permitted to arrange for the preparation and submission of the Tax Document (but shall not be liable for any failure to do so).
11.8	The Sellers shall procure that:
(a)	the Buyer is kept fully informed of the progress of all matters relating to the pre-Completion Tax Affairs;
(b)	the Buyer promptly receives copies of all written correspondence with any Taxation Authority insofar as it is relevant to the pre-Completion Tax Affairs;
(c)	no Tax Document is submitted to any Taxation Authority which is not complete, true and accurate in all respects, and not misleading; and
(d)
no Material Correspondence is submitted to, or any Material Agreement reached with, any Taxation Authority without the prior approval of the Buyer (such approval not to be unreasonably withheld or delayed), and for the purposes of paragraph 11.8(d) above, Material Correspondence and Material Agreements shall include Tax Documents and any other correspondence and agreements that may at any time adversely affect the relationship with any Taxation Authority, or have a material adverse effect on any liability, of the Company, the Buyer or any member of the Buyer's Tax Group.
11.9	The Buyer shall procure that:
(a)
the Sellers and the Sellers' duly authorised agents are afforded such access (including the taking of copies) to the books, accounts and records of the Company and such other assistance as it or they reasonably require to enable the Sellers to discharge the Sellers' obligations under paragraph 11.2; and

(b)	the Sellers shall be sent a copy of any communication sent to the Buyer or the Company from any Taxation Authority insofar as it relates to the pre-Completion Tax Affairs.
11.10
The Buyer shall (subject to paragraph 11.13 below and to compliance by the Sellers with the other provisions of this paragraph 11) procure that the Company shall cause any Tax Document delivered to it under paragraph 11.6 as amended under paragraph 11.4 to be authorised, signed and submitted to the appropriate Taxation Authority.

11.11
If the Buyer relays no comments or amendments to the Sellers within 20 Business Days of submission of draft documents by the Sellers to the Buyer under paragraph 11.3, the Buyer and its duly authorised agent will be deemed to have approved such draft documents.

11.12
The Buyer shall be under no obligation to procure the authorisation, signing, or submission to a Taxation Authority of any Tax Document delivered to it under paragraph 11.3 that is false, misleading, incomplete or inaccurate in any respect, or in respect of which the Sellers have not complied with paragraph 11.3 or paragraph 11.4, but for the avoidance of doubt shall be under no obligation to make any enquiry as to the completeness or accuracy of any Tax Document and shall be entitled to rely entirely on the Sellers and the Sellers' agents.

11.13	For the avoidance of doubt, the provisions of paragraph 8 shall take precedence over the provisions of paragraph 11.1 to paragraph 11.12 inclusive.
12.	CONDUCT OF OTHER TAX AFFAIRS
12.1
Subject to paragraph 6, the Buyer or its duly authorised agents shall have sole conduct of all Tax affairs of the Company that are not pre-Completion Tax Affairs and shall be entitled to deal with such Tax affairs in any way in which it, in its absolute discretion, considers fit.

12.2
The Sellers shall (at the Sellers' expense) provide the Buyer and the Company with all reasonable assistance, co-operation and information in respect of any accounting period commencing before Completion and ending after Completion ("Straddle Period") including (but not limited to) information and co-operation requested in connection with Tax Documents and Tax Returns outstanding at Completion and in connection with all negotiations, correspondence and agreements in respect of the Company's Tax Liability.

12.3
The Buyer shall provide the Sellers with drafts of all Tax Documents which it intends to submit to a Taxation Authority in relation to the Straddle Period. These drafts shall be provided a reasonable time before they are sent to the Taxation Authority and with a date for the intended submission to the Taxation Authority ("Submission Date"). Insofar as the drafts concern a matter for which the Sellers may be liable under this Schedule or under the Tax Warranties, the Buyer shall incorporate any reasonable comments of the Sellers which are provided not less than ten Business Days before the Submission Date.

13.	DEDUCTIONS FROM PAYMENTS
13.1
All sums payable by the Sellers to the Buyer under this Schedule shall be paid without any rights of counterclaim and set-off and free and clear of all deductions or withholdings of any kind, save only as may be required by law.

13.2
Should the Sellers be required by law to make a deduction or withholding from any payment referred to in this agreement, the Sellers shall provide such evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer the sum as will, after the deduction or withholding has been made, leave the Buyer with the same amount as the Buyer would have received had no deduction or withholding been made.

13.3
If any sum payable by the Sellers to the Buyer under this agreement is subject to Tax in the hands of the Buyer, the Sellers shall pay such additional amount as shall ensure that the net amount received by the Buyer shall be the amount that the Buyer would have received if the payment had not been subject to Tax.

13.4
If the Buyer would, but for the availability of a Buyer's Relief, incur a Taxation liability falling within paragraph 13.3, it shall be deemed for the purposes of that paragraph to have incurred and paid that liability.

14.	GENERAL

14.1
No delay or omission by the Buyer in exercising any rights under this Schedule shall prejudice such rights or be construed as a waiver or partial waiver of such rights, nor shall it exclude the further exercise of such rights.

14.2	The Buyer shall in its absolute discretion decide whether to make a claim under this Schedule or the Tax Warranties or both.
14.3	The Sellers shall not plead limitation or prescription in defence of any claim brought under this Schedule.

SCHEDULE 7
 Intellectual Property Rights
PART 1 - Registered Intellectual Property Rights
1. Greek registered trade mark "Green Port Reception Facilities"
2. Registered Domain names: globalgreenports.com, globalgreenports.eu, gp-gibraltar.com, gp-hamburg.com, gp-hamburg.de, gp-hamburg.eu, gprf.com, gprf.com.gr, gprf.eu, greenportsfacilities.com, greenportsrf.com, marpolfleet.com, helenv.gr, hecoilone.gr, slops.gr, grp-global.com, hec.gr, greenportshamburg.com, greenportshamburg.eu, greenportshamburg.de, oilone.gr, lgaming.gr, l-gaming.gr, greenportsglobal.com, greenportsglobal.eu, oiltankco.eu, gprf.gr, dikefalos1924.gr, δικεφαλος1924.gr
3. Patent or other Intellectual Property Rights for "Oily waste treatment array for use in MARPOL plant in urban environments" registered in Greece (patent certificate no. 1008317/04-11-2014); registered with WIPO (publication no. WO 2015/067973 A1) and registered in South Africa:
3.1          Patents awarded:
•	South Africa Application No 2016/01675, "Republic Of South Africa Patents Act, 1978".
•	China Patent No IP1672221P, "The State Intellectual Property Office Of The People's Republic Of China".
•	Greek Patent No 1008317, "Hellenic Industrial Property Organization".
3.2          Patents pending:
•	USA Application No 14/915,589, "United States Patent and Trademark Office".
•	India Application No 201647019945, "The Controller Of Patents".
•	UAE Application No 548/2016.
3.3          World Intellectual Property Organization (WIPO) Publication No WO 2015/067973  A1.
PART 2 - Material unregistered Intellectual Property Rights
•          NEP Software
•          SRDS
•          Reminder
•          Ops
PART 3 - Intellectual Property Rights licensed from third parties
Pictures on websites of Company and Subsidiaries provided by Lighthouse

PART 4 - Intellectual Property Rights licensed to third parties
None

SCHEDULE 8
 Information technology
PART 1 - Material IT System

•	NEP Software including its six main modules (master files, regular vessel voyages, non-regular vessel voyages, waste receptions, obligatory receipts, report engine (MIS))

•	Desknow (3MWTUKFETEWF)

•	ActFax (5G33K-00204-AXJF2-HBY2N)

•	Microsoft Windows Servers (up to 2012) (47474067/65322659/61064546 (Volume Licensing Service Center License ID)

•	Microsoft Windows Server 2008 R2 (MWXW8-3HQBC-TJTTP-R2VMX-CXVBH)

•	Microsoft SQL Server (K8TCY-WY3TW-H2BCG-WTYV2-C96HM)

•	Simatic WinCC 7.3 RT PT 512

•	Simatic WinCC 7.3 RT PT 512-2048

•	Simatic WinCC Server 7.3

•	Simatic WinCC 7.3 Client Runtime

•	AUTODESK AutoCAD LT 2015	556-66842625 (057G1)

•	Windows 7 64bit	OEM (with station purchase)

•	SRDS	Inhouse development

•	Office 365 Business	66216453

•	Office 365 ProPlus	67817057

Hardware
• Server HP Proliant DL380 G6	CZ2039F72X,CZ2039F72W
• Server HP ProLiant DL180 G6	CZJ0390YFS
• Server HP Proliant ML150 G6	HU1222A04U
• Tape HP Ultrium 3280	HU1250TVKC
• Firewall Watchguard M370	8013029D2B139
• Firewall Watchguard XTM515	80BE085BBBFB1
• Firewall Watchguard XTM26	70A613ACFE1B7

• Storage EMC-Clarion AX4-5i	FCNMM100600017
• HP Switches 48Port
• HP Switches 24Port
• Samsung PBX OfficeServ 7200	00:16:32:CD:55:09
• Samsung PBX OfficeServ 7100	00:21:4C:99:F1:1C
• Samsung PBX OfficeServ 7100	00:21:4C:99:66:87
• Server Dell PowerEdge 1750	HC3C51J
• LFD SAMSUNG ME55A	07R5HS0G500782A, 07R5HS0G500734B, 07R5HS0G500767N, 07R5HS0G500729K
• Storage Thecus iR4500	001378A40E63
• Storage Thecus N4200ECO
• Samsung LFD LH40CSPLBC
• Dahua DVR CCTV	PA4CF049W00083, 3D01C91PAMG5VY5
• CCTV Cams
• APC Smart-UPS 20KVA	PS1516330582
• Dell Switches N3048
• Dell Switches N2024
• Dell Switched N2048
• Advantec Servers ACP-4000MB	KMA2164115, KMA2164116
• Rack APC NetShelter SX 42U 600x1070
• Rack APC NetShelter SX 42U 750x1070
• APC Rack LCD Console KVM 16 Analog
• Digi PortServer TS 4 (Com 2 Lan)	00:40:9D:46:87:1F
• Storage Thecus N2310 NAS
• Storage Synology DS 215j	15B0MPN535109
• ATEN VanCryst VM0808H 8x8	00:10:74:9C:07:0A
• Kaba Access Control Installation 8 online access points

•	3x HP ProLiant DL380 G7 als VMware ESXi 5.5.0 Hosts
•	1x HP ProLiant DL380 G7 als Management -und Backup-Server (sv-manage04)
•	1x HP MSA 2312a G2 mit 11x 450GB SAS Festplatten (Produktiv Storage)
•	1x QNAP TS-469U mit 4x 2TB SATA Festplatten (Backup Storage)
•	1x FortiGate 60C (zentrale Firewall)
•	5x HP Gigabit Switches
The entries listed under Material IT Contracts below also contain IT Systems.

PART 2 - Material IT Contracts
Description	Serial Number/Product Key/License ID
Singular Galaxy ERP	GLX1201011090
Singular Manpower	000001103745 (historical)
Singular Eurofasma	9199T6121200 (historical)
Singular Esoda Exoda	02107301956 (historical)
NEP	No actual License
VMWare VCenter Server 4 Essentials	H4095-0DK81-J803C-0J1KK-CWQJH
VMWare VSphere 4 Essential Plus	N560N-4GHD2-5883N-089RK-345KM
Saperion	573-022-586
Benefit	No Actual License
Targit	1637634C1C2B
Backup Exec Vray	Perpetual License Current A4403127980
ESET Endpoint Security	BWR9-XBB5-E2EW-HJEJ-EGVJ
SAMSUNG XChange	4PEFFPP9
SAMSUNG CM Pro	00005234092B-TVSP-VSUPPO-XPVR-WXOO-QUPO
Paperless-Connect	E1962-ES-4D4979-M2149582-25151110122127
TAX System (E-Net)	106-22201-089
Reminder	Inhouse development
Kaba EXOS 9300-SBS up to 500 users
Kaba Visitor Management
Ops	Inhouse development

SCHEDULE 9 The Properties
PART 1 - Particulars of the Freehold Properties
Description of the Property	Drapetsona Plot
Owner	OIL ONE S.A.
Registered/unregistered	Registered
Title number (if registered)	National Cadaster No. (KAEK) 050450503002/0/0
Occupier	OIL ONE S.A.
Current Use	Receiving and managing ship-generated oily waste; office use
Is there an Investment Lease?	See below under (A) and (B)
(A) Lease 01.06.2016	200 sq.m. on 1st floor of building no. 15
Tenant under Investment Lease	Aegean Oil S.A., of Greece
Contractual date of termination of Investment Lease	30.04.2019
(B) Lease 26.05.2014	Right of use of 11 sq.m. on the terrace of management building
Tenant under Investment Lease	Cosmote S.A., of Greece
Contractual date of termination of Investment Lease	01.07.2023

PART 2 - Particulars of the Leasehold Properties
Description of the Property	Office lease in Gibraltar
Description of Lease (lease, underlease, licence, date and parties)	Sub-underlease
Owner	World Trade Center (Gibraltar) Limited World Trade Center Services Limited (Service Provider)
Registered/unregistered
Title number (if registered)	21 years
Contractual date of termination of lease	30 November 2038
Occupier	Green Ports (Gibraltar) Limited
Current Use	Office use

Description of the Property	Lease in Kattwykstraße 20, Hamburg, Germany
Description of Lease (lease, underlease, licence, date and parties)	Lease
Owner	Freie und Hansestadt Hamburg
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	31 January 2033
Occupier	Green Ports (Hamburg) GmbH
Current Use	Receiving and managing oily waste and residues; office use

Description of the Property	Lease in Harburger Schloßstraße 18, Hamburg, Germany
Description of Lease (lease, underlease, licence, date and parties)	Lease
Owner	IVG 1000 Real Estate 3.0 AG & Co. KG (currently named OFFICEFIRST Immobilien AG & Co. KG)
Registered/unregistered	Unregistered
Title number (if registered)
Contractual date of termination of lease	Termination of lease with effect from 30 June 2018
Occupier	Green Ports (Hamburg) GmbH
Current Use	Lease of office space at Harburger Schloßstraße 18; and parking spaces at Harburger Schloßstraße 18 and Blohmstraße

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Hellenic Environmental Center S.A.
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Ecological Maritime Company
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Ecosailor Maritime Company
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Ecokeeper Maritime Company
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Ecospirit Maritime Company
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Eco IX Maritime Company
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Eco XI Maritime Company
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Slops 9 Maritime Company
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Ecofriend Maritime Company
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Eco VII Maritime Company
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Eco I Maritime Company
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Eco III Maritime Company
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Eco V Maritime Company
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	1 March 2023
Occupier	Joint Venture HEC – OIL ONE
Current Use	Office use

Description of the Property	Sub-lease from Aegean Warehouses S.A.
Description of Lease (lease, underlease, licence, date and parties)	Sub-lease
Owner	Eurobank Ergasias Leasing S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	28 February 2023
Occupier	Marpol Fleet Shipmanagement S.A.
Current Use	Office use

Description of the Property	Lease from Piraeus Port Authority S.A.
Description of Lease (lease, underlease, licence, date and parties)	Concession of use
Owner	Piraeus Port Authority S.A. ("PPA")
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	31.12.2017 already in the course of being renewed subject to completion of the PPA internal procedures
Occupier	Joint Venture HEC – OIL ONE
Current Use	Office use

Description of the Property	Lease from Piraeus Port Authority S.A.
Description of Lease (lease, underlease, licence, date and parties)	Concession of use
Owner	Piraeus Port Authority S.A.
Registered/unregistered
Title number (if registered)
Contractual date of termination of lease	31.12.2017 already in the course of being renewed subject to completion of the PPA internal procedures
Occupier	Joint Venture HEC – OIL ONE
Current Use	Warehouse, mooring facilities, parking space

PART 3– Other Real Property
None.

SCHEDULE 10  Verification of Net Working Capital and Net Debt
1.1
As soon as practicable, and in any event no later than 25 Business Days after the Completion Date, the Sellers shall prepare and deliver to the Buyer the draft Completion Accounts, including the Sellers' calculation of the Actual Working Capital and the Actual Net Debt.

1.2
Within 20 Business Days following receipt of the draft Completion Accounts (the Notification Period) the Buyer shall notify the Sellers in writing if it disputes the Sellers' calculations of the Actual Working Capital and/or the Actual Net Debt (such notification a Dispute Notice).

1.3
If the Buyer: (a) notifies the Sellers in writing prior to the expiry of the Notification Period that it accepts the calculations of Actual Working Capital and Actual Net Debt in the draft Completion Accounts; or (b) does not deliver a Dispute Notice within the Notification Period, then the Buyer shall be deemed to have accepted upon the expiry of the Notification Period the calculations of the Actual Working Capital and Actual Net Debt in the draft Completion Accounts delivered by the Sellers, which shall constitute the Actual Working Capital and Actual Net Debt and be final and binding on the parties.

1.4
If the Buyer serves a Dispute Notice within the Notification Period the parties shall, during the period of 10 Business Days commencing on the date of service of the Dispute Notice (Resolution Period), seek in good faith to reach agreement on the disputed matters.

1.5
If the dispute is not resolved in writing within the Resolution Period, then at any time following the expiry of the Resolution Period any party may refer the dispute to PricewaterhouseCoopers SA, 268 Kifissias Avenue, 15232 Halandri, Greece (PWC) for determination in accordance with paragraphs 1.6 to 1.9 below.

1.6	PWC shall be instructed to determine all unresolved matters in the Dispute Notice.
1.7	PWC's costs shall be borne equally by the Buyer and the Sellers.
1.8
PWC's determination of the unresolved matters in the Dispute Notice shall, in the absence of fraud or manifest error, be final and binding on the parties and PWC shall act as an expert not an arbitrator.

1.9
The draft Completion Accounts (including the statements of Actual Working Capital and Actual Net Debt set out therein), as agreed by the parties pursuant to paragraphs 1.3 and 1.4, or subject to any adjustments, corrections or modifications that are necessary to give effect to PWC's determination pursuant to paragraphs 1.5 to 1.8, shall constitute the binding Completion Accounts for the purpose of this agreement.

1.10	Subject to paragraph 1.11, following the application of paragraph 1.9:
1.10.1
if the Actual Working Capital is lower than the Target Working Capital then the Sellers shall pay within three Business Days to the Buyer by wire transfer of immediately available funds to an account specified by the Buyer, an amount equal to the shortfall; and

1.10.2
if the Actual Net Debt is higher than the Target Net Debt then the Sellers shall pay within three Business Days to the Buyer by wire transfer of immediately available funds to an account specified by the Buyer, an amount equal to the excess.

1.11	The parties agree to discuss in good faith fair and appropriate adjustments to the amount of any payment due to the Buyer pursuant to paragraph 1.10 if and to the extent:
1.11.1
The Sellers inform the Buyer in writing that they believe that (1) the Actual Working Capital is lower than the Target Working Capital, or (2) the Actual Net Debt is higher than the Target Net Debt, for commercially justifiable operational reasons and the Buyer, in its reasonable judgement, agrees; and

1.11.2
in the case of (1) in clause 1.11.1, he Actual Net Debt is the same as or less than the Target Net Debt or in the case of (2) in clause 1.11.1, the Actual Working Capital is higher than the Target Working Capital.

1.12          The following definitions apply in this Schedule 10:
31 January Financial Position Statement: the pro forma consolidated statement of financial position of the Company and the Subsidiaries for the month ended 31 January 2018, a copy of which is included in the Disclosure Bundle.
Accounting Principles: the accounting principles, policies, standards, practices, evaluation rules and estimation techniques under IFRS.
Actual Working Capital: the Working Capital of the Company and the Subsidiaries as of close of business New York time on the Completion Date, as shown in the Completion Accounts agreed by the parties or determined by PWC pursuant to this Schedule.
Actual Net Debt: the Net Debt of the Company and the Subsidiaries as of close of business New York time on the Completion Date, as shown in the Completion Accounts and agreed by the parties or determined by PWC pursuant to this Schedule.
Adjustments to Current Assets: mean solely the following account line items, to the extent reflected in the Sample Specified Net Working Capital Calculation:
(a)	income tax receivable;
(b)	receivables from government grant (short-term portion);
(c)	sundry debtors; and
(d)
other adjustments, as set out in the Sample Specified Net Working Capital Calculation, including the unamortized interest expense for the minimum guaranteed payment arising out of the concession agreement with Piraeus Port Authority (which totaled €400k as at 31 December 2017 and was referenced in the Financial VDD Report on pages 134-135 under prepaid expenses).

Adjustments to Current Liabilities: mean solely the following liability account line items, to the extent reflected in the Sample Specified Net Working Capital Calculation:
(a)	income tax payable;
(b)	PRF fees to be refundable to customers;
(c)	capex creditors & Ecomaster de-mucking related;

(d)	government grant (short-term portion); and
(e)	payable to Port of Piraeus Authority (short-term portion).
Completion Accounts: the pro forma consolidated statement of financial position of the Company and the Subsidiaries, in a form substantially similar to the 31 January Financial Position Statement, and consistently applied as of close of business (New York time) on the Completion Date, adopting the Accounting Principles and applying the conversion rate EUR/USD of 1.2252.
Debt: in relation to the Company and the Subsidiaries, means the following items (without double counting):

(a)	borrowings from any bank, financial institution or other entity;
(b)	indebtedness arising under any bond, bank loan, revolving credit facility, note, loan stock, debenture, commercial paper or similar instrument (including Short-term Debt Payments);
(c)
obligations under any conditional sale, title retention, forward sale or purchase or any similar agreement or arrangement creating obligations with respect to the deferred purchase price of property (other than customary trade credit given in the ordinary course of trading);

(d)	indebtedness under any hire purchase agreement or finance lease (whether for land, machinery, equipment or otherwise) which is a liability under the relevant accounting standards;
(e)	any indebtedness for monies borrowed or raised under any other transaction that has the commercial effect of borrowing;
(f)	Dividends payable after giving effect to the dividend waivers;
(g)	post-employment benefits;
(h)	demucking costs and other accrued liabilities in connection with the disposalof the Ecomasterand/or Ecokeeper vessel(s);
(i)	concession-related payables to Port of Piraeus Authority;
(j)	port reception fees (PRF) to be refundable to customers;
(k)	amounts payable to creditors related to capital expenditures; and
(l)	concession-related payables to the Port of Piraeus Authority (short-term portion);
provided that it is agreed that any additional borrowings and other financial indebtedness in the nature of borrowings after the date of this agreement (1) referenced in clauses 12.1.14 and 12.2 in the Disclosure Letter (not exceeding an amount of EUR 2,950,000), (2) in connection with the execution of the Expansion Projects so long as permitted pursuant to clause 2.1.19 of Part 2 of Schedule 3, and/or (3) in connection with any actions approved in writing by the Buyer pursuant to clause 2 of Part 2 of Schedule 3, shall not be included in the calculation of Debt.

Identified Current Assets: mean solely the following asset account line items, to the extent reflected in the Sample Specified Net Working Capital Calculation:
(a)
inventory comprising of ready for sale recovered oil, chemicals and other consumables, which are valued at the lower of cost and net realisable value (which means the estimated selling price in the ordinary course of business less estimated costs of completion and the estimated costs necessary to make the sale);

(b)	trade and other receivables; and
(c)	other current financial assets, as set out in the Sample Specified Net Working Capital Calculation.

Identified Current Liabilities: mean solely the following liability account line items, to the extent reflected in the Sample Specified Net Working Capital Calculation:
(a)	trade and other payables; and
(b)	other financial liabilities, as set out in the Sample Specified Net Working Capital Calculation.

Net Debt: cash at bank and in hand plus other financial assets of the same type as was included for the purposes of the corresponding line item in the Sample Specified Net Debt Calculation plus short-term portion of receivables from governments less the Debt without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from those set forth in the Accounting Principles and in this definition (of which the principles in this definition shall take precedence over the Accounting Principles), as set out in the Sample Specified Net Debt Calculation.
Sample Specified Net Debt Calculation:

Sample Specified Net Working Capital Calculation:

Short-term Debt Payments: the due instalment and accrued interest and expense payments made or to be made through 31 March 2018 by the Company in repayment of the NBG Facility.
Target Net Debt: $46,000,000 (using the conversion rate EUR/USD of 1.2252).
Target Working Capital: $5,000,000 (using the conversion rate EUR/USD of 1.2252).
Working Capital: means the Identified Current Assets less Adjustments to Current Assets less the Identified Current Liabilities plus Adjustments to Current Liabilities without the introduction of new or different accounting methods, policies, practices, procedures, classifications, judgments or estimation methodologies from those set forth in the Accounting Principles and in this definition (of which the principles in this definition shall take precedence over the Accounting Principles).

SCHEDULE 11 Investors' Rights Agreement

INVESTORS' RIGHTS AGREEMENT
Aegean Marine Petroleum Network Inc.
Dated [•], 2018

[Table of Contents]

THIS INVESTORS' RIGHTS AGREEMENT, dated as of [•], 2018 (this "Agreement"), by and among Aegean Marine Petroleum Network Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), each of the investors listed on Schedule A hereto (collectively, the "Investors"), and each of the individuals listed on Schedule B hereto (collectively, the "Investor Group Members", and together with the Investors, the "Shareholders").
WHEREAS, the Company and the Investors are parties to a Share Purchase Agreement, dated as of [•], 2018 (the "Share Purchase Agreement"), pursuant to which, on the terms and conditions set forth therein, the Company's subsidiary, AMPNI Holdings Co. Limited,  has agreed to purchase from the Investors, and the Investors have agreed to sell to AMPNI Holdings Co. Limited , on the Completion Date, all of the issued and outstanding share capital of H.E.C. Europe Limited ("H.E.C."), for the Consideration which, in part, consists of the Consideration Shares to be issued by the Company; and
WHEREAS, the Company and the Shareholders desire to establish in this Agreement the terms and conditions concerning the rights of and restrictions on the Shareholders with respect to the Investor Parties' ownership of Equity Securities.
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01  Definitions.  Capitalized terms used and not otherwise defined in this Agreement that are defined in the Share Purchase Agreement shall have the meanings given such terms in the Share Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:
"13D Group" means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Voting Stock that would be required under Section 13(d) of the Exchange Act (as in effect on, and based on legal interpretations thereof existing on, the date hereof), to file a statement on Schedule 13D with the SEC as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Stock representing more than 5% of any class of Voting Stock then outstanding.
"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
"Aggregate Investor Percentage Interest" means, at any time, the Percentage Interest of the Investor Parties, in aggregate, at such time. For purposes of determining whether and to what extent an Investor Party is entitled to any right under this Agreement, Voting Stock acquired by any of them in breach of this Agreement and Voting Stock subject to a Hedging Transaction will be excluded from any calculation of the Aggregate Investor Percentage Interest.
"Aggregate Ownership Limitation" means an Aggregate Investor Percentage Interest of not more than 40%, provided that to the extent the Aggregate Investor Percentage Interest would exceed 35%, the consent of the Company's lenders is first obtained if then required by the Company's outstanding debt instruments.
"Agreement" has the meaning assigned to such term in the preamble to this Agreement.
"Articles of Incorporation" means the Second Amended and Restated Articles of Incorporation of the Company, as further amended and restated from time to time.

"BCA" means the Business Corporations Act of the Associations Law of the Republic of the Marshall Islands, as amended, supplemented or restated from time to time.
"Board" means the board of directors of the Company, except where the context requires otherwise.
Any Person shall be deemed to "beneficially own", to have "beneficial ownership" of, or to be "beneficially owning" any securities (which securities shall also be deemed "beneficially owned" by such Person) that such Person is deemed to "beneficially own" within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement; provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately.
"Business" shall have the meaning set forth in the Share Purchase Agreement.
"Business Day" means any day other than a Saturday, Sunday or one on which banks are authorized to close in New York, New York.
"Business Opportunity" has the meaning assigned to such term in Section 2.04.
"Buyout Transaction" means a tender offer, merger, sale of all or substantially all of the Company's assets or any other business combination transaction, which in each such case would result in a Change of Control of the Company.
"Bylaws" means the Amended and Restated Bylaws of the Company, as further amended and restated from time to time.
"Cancellable Shares" means the portion of Consideration Shares that are subject to cancellation pursuant to Section 4.6 and 4.7 of the Share Purchase Agreement.
"Change of Control of the Company" means (a) any sale or transfer (other than to an Affiliate of the Company) of all or substantially all of the assets of the Company in a transaction or series of related transactions, (b) any merger, consolidation or reorganization that results in any Person or group of Persons acting in concert beneficially owning in excess of 50% of the outstanding Voting Stock of the Company, (c) any issuance or sale or series of issuances or sales of capital stock of the Company by the Company or any holder of such capital stock that results in any Person or group of Persons acting in concert beneficially owning in excess of 50% of the outstanding Voting Stock of the Company or (d) the voluntarily or involuntarily dissolution or liquidation of the Company or winding up of the Company's affairs, or the taking by the Company of any action to effect any of the foregoing.
"Common Stock" means common stock, par value $0.01 per share, of the Company.
"Company" has the meaning assigned to such term in the preamble to this Agreement.
"Completion Date" shall have the meaning set forth in the Share Purchase Agreement.
"Consideration" shall have the meaning set forth in the Share Purchase Agreement.
"Consideration Shares" means the shares of Common Stock initially issued to the Investors pursuant to Section 4.1.4 of the Share Purchase Agreement, less the number of shares of Common Stock cancelled, if any, pursuant to Section 4.6 of the Share Purchase Agreement, provided that, for the purposes of this Agreement, in the event of a reclassification, recapitalization, reorganization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares or other similar transaction, or if any stock dividend or stock distribution is declared, in each case affecting the Consideration Shares, the term "Consideration Shares" shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction, and any such shares or securities shall automatically become subject to the terms of this Agreement as Consideration Shares as though owned by the Investors as of the date hereof.

"Deferral Period" has the meaning assigned to such term in Section 3.06.
"Director" means a member of the Board, except where the context requires otherwise.
"Director Nomination Right" has the meaning assigned to such term in Section 2.01(a).
"Director Recommendation Right" has the meaning assigned to such term in Section 2.01(a).
"Discriminatory Transaction" means any corporate action (other than those taken pursuant to the express terms of this Agreement) that would (a) impose material limitations on the legal rights of any Investor as a holder of a class of Voting Stock, including any action that would impose material restrictions without lawful exemption for the Investors that are based upon the size of security holding, nationality of a security holder, the business in which a security holder is engaged or other considerations applicable to any Investor, and which material limitations are not imposed on holders of the same class of Voting Stock generally or (b) deny any material benefit to any Investor proportionately as a holder of any class of Voting Stock that is made available to other holders of that same class of Voting Stock generally, in each case, other than those so imposed or denied, or permitted to be so imposed or denied, by the terms of this Agreement.
"Effectiveness Period" has the meaning assigned to such term in Section 3.01(b).
"Equity Security" means (a) any Common Stock or other Voting Stock, (b) any securities of the Company convertible into or exchangeable for Common Stock or other Voting Stock or (c) any options, rights or warrants (or any similar securities) issued by the Company to acquire Common Stock or other Voting Stock.
"Exchange Act" means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.
"Extended Restricted Period" means the period by which the Restricted Period is extended pursuant to clause 4.7 of the Share Purchase Agreement.
"Foreign Corrupt Practices Act" means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
"Foreign Private Issuer" shall have the meaning assigned to such term in Rule 405 of the Securities Act.
"Freely Tradable" means, with respect to any security, a security that (i) is eligible to be sold by the holder thereof without any volume or manner of sale restrictions under the Securities Act pursuant to Rule 144, (ii) bears no legends restricting the transfer thereof and (iii) bears an unrestricted CUSIP number (if held in global form).
"Governance Rights" has the meaning assigned to such term in Section 2.01(a).

"Governmental Entity" means any federal, state or local, domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.
"H.E.C." has the meaning assigned to such term in the recitals above.
"Hedging Transaction" means any transaction, agreement or arrangement (or series of transactions, agreements or arrangements) involving a security linked to any of the Company's Equity Securities or any security that would be deemed to be a "derivative security" (as defined in Rule 16a-1(c) under the Exchange Act) with respect to any of the Company's Equity Securities or any transaction (even if not a security) which would (were it a security) be considered such a derivative security, or that hedges or transfers, directly or indirectly, some or all of the economic risk of ownership of any of the Company's Equity Securities, including any forward contract, equity swap, put or call, put or call equivalent position, collar, non-recourse loan, sale of exchangeable security or similar transaction or is otherwise based on the value of any of the Company's Equity Securities.
"Indemnified Party" has the meaning assigned to such term in Section 3.08(c).
"Indemnifying Party" has the meaning assigned to such term in Section 3.08(c).
"Independent Director" means a Director who would be considered an "independent director" under (a) NYSE Rule 303A.02 as such rule may be amended, supplemented or replaced from time to time (whether by final rule or otherwise), (b) the Company's corporate governance guidelines or similar policies and (c) any other applicable law, rule or regulation mandating the independence of one or more members of the Board, excluding, in each case, requirements that relate to "independence" only for members of a particular committee of the Board or directors fulfilling a particular function.  In no event will any Person be deemed an "Independent Director" who is, or at any time during the previous three years was, a director, officer or employee of the Company or any Investor Party or any of its respective subsidiaries.  The fact that a Person has been selected or designated by the Investors for nomination as an Investor Director pursuant to this Agreement will not, by itself, disqualify that Person as an Independent Director if that Person otherwise meets the criteria of an Independent Director.
"Inspectors" has the meaning assigned to such term in Section 3.04(d).
"Investor Buyout Counteroffer" has the meaning assigned to such term in Section 4.03(d).
"Investor Group Members" has the meaning assigned to such term in the preamble to this Agreement.
"Investors" has the meaning assigned to such term in the preamble to this Agreement.
"Investor Controlled Affiliates" means the Affiliates controlled by a Shareholder.
"Investor Directors" means the Director(s) who is/are selected for such position by the Investors in accordance with subclauses (i) and (ii) of Section 2.01(a).
"Investor Parties" means each of the Shareholders and each of their respective Investor Controlled Affiliates.
"Law" means any federal, state, local or foreign law (including the Foreign Corrupt Practices Act and the laws implemented by the Office of Foreign Assets Control, United States Department of Treasury), statute or ordinance, common law, or any rule, regulation, judgment, order, writ, injunction, decree, arbitration award, license or permit of any Governmental Entity.

"Non-U.S. Person" means a natural person that is not a United States citizen or resident for purposes of the Company satisfying the definition of Foreign Private Issuer.
"NYSE" shall mean the New York Stock Exchange and its successors.
"Nominating Committee" means the Nominating and Corporate Governance Committee of the Board or any successor committee thereto.
"Non-Competition Period" means the twenty-four (24) month period commencing on the Completion Date.
"Other Director" means a Director that is not an Investor Director appointed or elected pursuant to Section 2.01(a)(i).
"Other Holders" has the meaning assigned to such term in Section 3.03.
"Percentage Interest" means, with respect to any Person and as of any date of determination, the percentage of the aggregate outstanding shares of the Company's Voting Stock that are beneficially owned by such Person as of such determination date.
"Permitted Transfer" has the meaning assigned to such term in Section 5.01(a).
"Permitted Transferee" has the meaning assigned to such term in Section 5.01(a).
"Person" means any individual, firm, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
"Piggyback Registration" has the meaning assigned to such term in Section 3.02.
"Plan" has the meaning assigned to such term in Section 4.04.
"Proceeding" has the meaning assigned to such term in Section 3.08(c).
"Prospective Customer" shall have the meaning assigned to such term in the Share Purchase Agreement.
"Records" has the meaning assigned to such term in Section 3.04(d).
"Registrable Securities" means the Consideration Shares held by an Investor; provided, however, that such securities shall cease to be Registrable Securities when (i) a Registration Statement relating to such securities shall have been declared effective by the SEC and such securities shall have been disposed of by the Investor pursuant to such Registration Statement; (ii) such securities have been disposed of by the Investor pursuant to Rule 144 or (iii) such securities become Freely Tradable, and provided further, that, any Consideration Shares that are subject to the Extended Restricted Period shall not be "Registrable Securities" for so long as such Consideration Shares are so subject to the Extended Restricted Period.
"Registration Statement" has the meaning assigned to such term in Section 3.01(a).
"Representatives" means, when used in relation to any Person, such Person's subsidiaries and Affiliates and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants) and other representatives.

"Request" means the written request of a Requesting Holder to the Company to register all or a portion of such Holder's Registrable Securities then outstanding pursuant to Section 3.01 or Section 3.02.
"Requesting Holder" means an Investor holding Registrable Securities who makes a Request.
"Restricted Business" shall have the meaning assigned to such term in the Share Purchase Agreement.
"Restricted Customer" shall have the meaning assigned to such term in the Share Purchase Agreement.
"Restricted Period" means the period commencing on the Completion Date and ending on the date that is the later of (i) twelve (12) months after the Completion Date or (ii) 10 Business Days following the filing of the audited accounts of H.E.C. for the year ended December 31, 2018.
"Restricted Person" shall have the meaning assigned to such term in the Share Purchase Agreement.
"Rule 144" means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
"Rule 415" means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.
"SEC" means the U.S. Securities and Exchange Commission.
"SEC Reports" means reports filed under the Securities Act and the Exchange Act, including filings on Schedule 13D, Schedule 13G and Form 13F.
"Securities Act" means the U.S. Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.
"Shareholders" has the meaning assigned to such term in the preamble to this Agreement.
"Share Purchase Agreement" has the meaning assigned to such term in the recitals above.
"Standstill Expiration Date" means the first date on which the Aggregate Investor Percentage Interest ceases to be at least 25%.  The Standstill Expiration Date shall be calculated from time to time as of the close of business on the last NYSE trading day preceding the date of calculation (it being understood that, when determining the Standstill Expiration Date for the purposes of clauses (i) and (ii) of Section 2.01(a), the Aggregate Investor Percentage Interest shall be calculated as of the close of business on the last NYSE trading day prior to the meeting of the Board the agenda for which includes nominating a slate of Directors).
"Standstill Period" means the period from the date of this Agreement until the Standstill Expiration Date.

A "subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.
"Transfer" means, directly or indirectly, to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract (including any profit or loss sharing arrangement) with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition.
"Unaffiliated Third Party" means a Person, other than (i) the Company or any Affiliate of the Company and (ii) an Investor Party, any Affiliate of an Investor Party, or any other Person acting on behalf of, or who is part of a 13D Group with any Investor Party or any Affiliate of an Investor Party.
"Underwriter" means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer's market-making activities.
"Voting Stock" means capital stock of the Company having the right to vote generally in any election of Directors.
ARTICLE II

Corporate Governance
SECTION 2.01  Board Representation.
(a)          Effective as of the Completion Date, and thereafter until the Standstill Expiration Date (except as otherwise permitted by Section 2.03(c)), the size of the Board shall be set at eight (8) Directors, provided that, so long as there has been no increase or decrease in the size of the Board pursuant to Section 2.03(c), upon the death, resignation, retirement, disqualification, removal from office or earlier termination of the term of office of one Other Director, the size of the Board shall be automatically reduced to seven (7) Directors.  Upon the Completion Date, and thereafter until the Standstill Expiration Date in connection with any annual or special meeting of shareholders of the Company at which Directors are to be elected, the Investors acting unanimously, shall have the right to (i) designate two (2) nominees for appointment or election to the Board, who shall be Non-U.S. Persons to the extent determined necessary by the Board in order to preserve the Company's status as a Foreign Private Issuer (the "Director Nomination Right"), and (ii) recommend to the Nominating Committee one (1) nominee for appointment or election to the Board, who shall be a Non-U.S. Person to the extent determined necessary by the Board in order to preserve the Company's status as a Foreign Private Issuer, which nominee must qualify as an Independent Director and not be an Affiliate of any of the Investor Parties, and such nominee shall be subject to the approval of the Nominating Committee (the "Director Recommendation Right" and together with the Director Nomination Right, "Governance Rights"); it being understood that (i) only an individual so proposed by the Investors shall be such one (1) nominee, and (ii) in the event that the Nominating Committee rejects such proposed nominee, the Investors may propose alternative nominee(s) in furtherance of its Director Recommendation Right.  Until the Standstill Expiration Date, the Shareholders shall not, and shall cause each of their respective Investor Controlled Affiliates not to, nominate any person for appointment or election to the Board other than pursuant to the Governance Rights set forth herein.

(b)          The Board (or any committee thereof) shall have the right to nominate for election the remaining Directors that the Investors are not entitled to designate or nominate pursuant to Section 2.01(a), in accordance with the Articles of Incorporation and Bylaws.
(c)          The Investors shall notify the Company of any nominee designated or recommended for appointment or election to the Board (including any nominee so designated or recommended pursuant to the Director Nomination Right or the Director Recommendation Right) in writing no later than sixty (60) days prior to the one year anniversary of the immediately preceding annual meeting of shareholders of the Company, or as otherwise approved by the Company in writing, together with all information concerning such nominee required to be delivered to the Company by the Articles of Incorporation and Bylaws and such other information reasonably requested by the Company. The Board shall, in its sole discretion and in accordance with the Articles of Incorporation and Bylaws, determine the classification assignment of any such Investor Director so appointed or elected.
(d)          Until the Standstill Expiration Date, upon the death, resignation, retirement, disqualification or removal from office of any Investor Director, the Investors shall have the right to designate any replacement for such Investor Director, subject to, and in accordance with, the Governance Rights provided in Section 2.01(a).
(e)          In the event that the Board (or a committee thereof) relies on Section 2.06 to exclude a nominee selected by the Investors pursuant to the Director Nomination Right from management's slate of nominees (or otherwise take adverse action with respect to any such Investor-selected nominee, including failing to recommend the election of such Investor-selected nominee), the Board (or such committee thereof) shall afford the Investors a reasonable opportunity to select a replacement nominee for inclusion on management's slate of nominees.
SECTION 2.02  Voting. Until the Standstill Expiration Date, in connection with any proposal submitted for the approval of the Company's shareholders (including at any annual or special meeting or in connection with any other action, including the execution of written consents), the Shareholders shall, and shall cause each of their respective Investor Controlled Affiliates to (i) cause all of the shares of the Voting Stock beneficially owned by them to be present or represented by proxy at all Company shareholder meetings for purposes of establishing a quorum and (ii) vote all such shares of Voting Stock in accordance with the recommendations of the Board (or any committee thereof) with respect to the appointment or removal of any Director recommended by the Board or any committee thereof (whether or not any such Director is an Investor Director), provided, however, that the voting obligation set forth in this clause (ii) shall not apply with respect to a proposal submitted for approval of the Company's shareholders on the appointment or removal of any Director in connection with a Buyout Transaction with an Unaffiliated Third Party that is approved, recommended or accepted by the Board.
SECTION 2.03  Approval Required for Certain Actions. The approval of the majority of the Investors, as shareholders, such approval, if given, not to be unreasonably delayed, shall be required for the Company or any of its subsidiaries to do or effect any of the following prior to the Standstill Expiration Date (in addition to any other Board or shareholder approval required by any law, rule or regulation or the constituent documents of the Company and its subsidiaries):

(a)          the entry by the Company or any of its subsidiaries into any Discriminatory Transaction;
(b)          conducting or engaging in any business in any material respect other than the business in which the Company and its subsidiaries are engaged as of the date hereof, including after giving effect to the transactions contemplated by the Share Purchase Agreement, and any business reasonably related or complementary thereto;
(c)          except as provided for in this Agreement, increasing or decreasing the total number of Directors constituting the Board;
(d)          issuing any voting preferred Equity Securities (other than issuances of Equity Securities pursuant to a Plan which is consistent with the provisions of Section 4.04 or convertible preferred Equity Securities that have no more voting power than the Common Stock into which they are convertible); or
(e)          entering into an agreement for, or committing to agree to take, or consenting to, any of the foregoing actions.
SECTION 2.04  Corporate Opportunity.  The Company agrees and acknowledges that, subject to the restrictions contained in Section 6.01, the Investor Parties may freely offer to any other Person or effect on behalf of itself or any other Person, and the Company hereby renounces and disclaims any interest or expectancy in, any other investment or business opportunity or prospective economic advantage, including those competitive with the business of the Company, or other transactions in which the Company, its subsidiaries, any Director or any other Company shareholder may have an interest or expectancy, including as a result of any fiduciary duties applicable to such Investor Directors ("Business Opportunity"), in each case, without any prior Company, Board or shareholder notification or approval, provided that if an Investor Party has actual knowledge that the Company or any of its subsidiaries is considering the same Business Opportunity, the applicable Shareholder will promptly notify the Company of its interest in such Business Opportunity and cause each Investor Director to recuse himself from all Board discussions and activities relating to such Business Opportunity.  Notwithstanding the foregoing, the Investor Parties may not so freely offer to any other Person or effect on behalf of itself or any other Person, and the Company does not renounce or disclaim any interest or expectancy in, any Business Opportunity that (A)(i) is presented to an Investor Director in such Person's capacity as a Director (whether at a meeting of the Board or otherwise) and with respect to which an Investor Party has not independently received notice or is otherwise not previously aware or (ii) is identified by an Investor Party solely through disclosure of information by or on behalf of the Company to such Investor Party and (B) if identified or initiated by any Person other than an Investor Party, was identified or initiated by such Person independently of being so presented or identified as contemplated in the preceding clause (A). The Company agrees that for purposes of the immediately preceding sentence, the determination as to whether an Investor Director has been presented with such Business Opportunity in such Person's capacity as a Director or solely through disclosure of information by or on behalf of the Company, or whether such Business Opportunity was identified or initiated by such Person independently of such presentation or identification, shall, in each case, be made reasonably and in good faith by the applicable Shareholder, and any such determination made reasonably and in good faith shall be binding for purposes hereof.
SECTION 2.05  Articles of Incorporation and Bylaws.  The Board shall take or cause to be taken all lawful action necessary to ensure at all times that the Articles of Incorporation and Bylaws are not at any time inconsistent in any material respect with the provisions of this Agreement.

SECTION 2.06  Fiduciary Duties.
(a)          Nothing in Article II shall be deemed to require the Board or any committee or member thereof to take any action or refrain from taking any action, or result in a breach of Article II by reason of such action or failure to act, if the Board, such committee or Director determines in good faith that refraining from taking such action or failing to take such action, as the case may be, would cause a violation of his or her fiduciary duties to other shareholders of the Company, including the Investor Parties, under applicable Law.
(b)          The Board shall owe the same fiduciary duties to each Shareholder, to the extent such Shareholder is a holder of Common Stock, as it owes to the other holders of Common Stock.
SECTION 2.07  Change in Law.  In the event any Law comes into force or effect (including by amendment) which conflicts with the terms and conditions of this Agreement, the parties shall negotiate in good faith to revise the Agreement to achieve the parties' intention set forth herein.
ARTICLE III

Registration Rights
SECTION 3.01 Shelf Registration.
(a)          At any time and from time to time following the expiration of the Restricted Period, the Company agrees that upon the Request of any Requesting Holder it will as promptly as reasonably practical prepare and file a registration statement under the Securities Act pursuant to Rule 415 (a "Registration Statement") covering any Registrable Securities for which such Request is made; provided, however, that (i) the Company shall not be obligated to effect more than one Request in any 180-day period and (ii) the Registrable Securities of the Requesting Holders for which a Request has been made shall have an aggregate market value (based on the average closing price per share of Common Stock for the ten trading days preceding the delivery of the Request) of not less than $10,000,000.  Each such Request shall specify the number of Registrable Securities proposed to be offered for sale and shall also specify the intended method of distribution thereof; provided, however, that the Requesting Holders may change such number if such change shall not materially adversely affect the timing or success of the offering, so long as such change does not result in less than $10,000,000 of Registrable Securities being included in the Registration Statement. The Registration Statement required hereunder shall be on Form F-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form F-3, in which case the Registration shall be on Form F-1 or another appropriate form as shall be selected by the Company with the advice of its counsel).
(b)          The Company agrees to use commercially reasonable efforts (i) to cause any Registration Statement to be declared effective as promptly as reasonably practicable after the filing thereof and (ii) to keep such Registration Statement effective until the earlier of (x) the date when all Registrable Securities thereunder have been sold pursuant to the Registration Statement or an exemption from the registration requirements of the Securities Act or (y) the date when all Registrable Securities thereunder may be sold without volume restrictions pursuant to Rule 144, as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company's transfer agent (the "Effectiveness Period").

(c)          The Company further agrees to supplement or make amendments to the Registration Statement as may be necessary to keep such Registration Statement effective during the Effectiveness Period.
(d)          In the event an offering of Registrable Securities involves one or more Underwriters, the Requesting Holders, acting unanimously, shall select the lead Underwriter and any additional Underwriters in connection with the offering from a list of nationally recognized investment banks reasonably agreed to between the Company and such Requesting Holders.
(e)          Notwithstanding the foregoing provisions of this Section 3.01, the Investors holding Registrable Securities may not make a Request within the 90-day period after a Registration Statement for Common Stock has been filed by the Company (for its own account or for any other security holders) with and declared effective by the SEC, unless such Registration Statement has been withdrawn; provided, however, the forgoing limitation will not apply if the Investors holding Registrable Securities were not given the opportunity, in accordance with Section 3.02, to include their Registrable Securities in the Registration Statement described in this Section 3.01(e).
(f)          Any Investor holding Registrable Securities included in a Registration Statement shall be permitted to remove all or any part of the Registrable Securities held by it from any Registration Statement at any time prior to the effective date of the Registration Statement covering such Registrable Securities; provided, however, that such Request shall nonetheless count as a Request for purposes of determining when future Requests can be requested pursuant to this Section 3.01, unless the Investor reimburses the Company for all registration expenses incurred by the Company in connection with such withdrawn Request.
SECTION 3.02  Piggyback Registration.  If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of Common Stock (other than a Registration Statement on Form F-4 or S-8 (or any substitute form that may be adopted by the SEC)) whether for its own account or for the account of one or more shareholders of the Company, and the registration form to be used may be used for any registration of Registrable Securities, then the Company shall give written notice of such proposed filing to the Investors holding Registrable Securities as soon as practicable (but in no event less than twenty (20) days before the anticipated filing date), and such notice shall, subject to Section 3.03, offer the Investors holding Registrable Securities the opportunity to register such number of Registrable Securities as the Investors may Request on the same terms and conditions as the Company's or such holder's Common Stock (a "Piggyback Registration").  The Company shall control the determination of the form of any offering contemplated by this Section 3.02, including whether any such offering shall be in the form of an underwritten offering and, if any such offering is in the form of an underwritten offering, the Company shall select the lead Underwriter and any additional Underwriters in connection with such offering.
SECTION 3.03  Reduction of Offering.  Notwithstanding anything contained herein, if the lead Underwriter of an underwritten offering described in Section 3.01 or Section 3.02 delivers a written opinion to the Company that the securities (including all Registrable Securities) that the Requesting Holders, the Company and any other Persons intend to include in any Registration Statement is such that the success of any such offering would be materially and adversely affected, including the price at which the securities can be sold, then the number of shares of Common Stock to be included in the Registration Statement for the account of the Requesting Holders and the Company and any other Persons shall be reduced pro rata to the extent necessary to reduce the total amount of securities to be included in any such Registration Statement to the amount recommended by such lead Underwriter; provided, however, that (a) priority in the case of a Request pursuant to Section 3.01 shall be (i) first, the Registrable Securities requested to be included in the Registration Statement for the account of the Requesting Holders (allocated pro rata among them based on the number of Registrable Securities requested to be registered by the Requesting Holders or in such manner as they may otherwise agree), (ii) second, securities proposed to be offered by the Company for its own account and (iii) third, securities requested to be registered by the holders thereof, other than the Requesting Holders (the "Other Holders") pursuant to a contractual right of registration, (b) priority in the case of a Piggyback Registration initiated by the Company for its own account pursuant to Section 3.02 shall be (i) first, securities initially proposed to be offered by the Company for its own account, and (ii) second, the Registrable Securities requested to be included in the Registration Statement for the account of the Requesting Holders (allocated pro rata among them based on the number of Registrable Securities requested to be registered by the Requesting Holders or in such manner as they may otherwise agree) and (iii) third, pro rata among any other securities requested to be included therein by Other Holders pursuant to a contractual right of registration (allocated pro rata among them based on the number of securities requested to be registered by such Other Holders or in such manner as they may otherwise agree), and (c) priority with respect to inclusion of securities in a Registration Statement initiated by the Company for the account of Other Holders pursuant to a contractual right of registration afforded such Other Holders shall be (i) first, securities requested to be registered by such Other Holders for the account of such Other Holders, (ii) second, the Registrable Securities requested to be included in the Registration Statement for the account of the Requesting Holders and other securities requested to be included therein by any other Other Holders pursuant to a contractual right of registration (allocated pro rata among them based on the number of securities requested to be registered by the Requesting Holders and such Other Holders or in such manner as they may otherwise agree), and (iii) third, securities proposed to be offered by the Company for its own account.

SECTION 3.04  Registration Procedures. Subject to the provisions of Section 3.01 hereof, in connection with the registration of the sale of Registrable Securities hereunder, the Company will as promptly as reasonably practicable:
(a)          prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter, and before filing a Registration Statement or prospectus or any amendments or supplements thereto, furnish to the Requesting Holders, if requested, prior to the filing of a Registration Statement, copies of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), any and all transmittal letters or other correspondence with the SEC relating to the Registration Statement and such other documents as the Requesting Holders may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities;
(b)          prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter;
(c)          notify the Requesting Holders, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement or amendment contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;
(d)          enter into customary agreements (including an underwriting agreement in customary form that is reasonably satisfactory to the Company) and use commercially reasonable efforts to take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities;
(e)          make available for inspection by the Requesting Holders, any Underwriter participating in any disposition pursuant to such Registration Statement, and any attorney for the Requesting Holders and the Underwriter and any accountant or other agent retained by the Requesting Holders or any such Underwriter (collectively, the "Inspectors"), access  to the financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") and opportunities to discuss the business of the Company with its officers and independent public accountants who have issued audit reports on its financial statements, in each case, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company and its subsidiaries to supply all information reasonably requested by any such Inspector in connection with such Registration Statement; provided, however, that (i) Records and information obtained hereunder shall be used by such Inspector only to exercise their due diligence responsibility, (ii) Records or information that the Company determines, in good faith, to be confidential shall not be disclosed by the Inspectors unless (x) the disclosure of such Records or information is necessary to avoid or correct a material misstatement or omission in the Registration Statement or (y) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction and (iii) the Company may require, as a condition to the provision to any Inspector of any Records, that such Inspector execute and deliver to the Company a written agreement, in form and substance reasonably satisfactory to the Company, pursuant to which such Inspector agrees to the confidential treatment of such Records;

(f)          use commercially reasonable efforts to obtain and deliver to the Underwriters and the Requesting Holders a comfort letter from the independent public accountants for the Company in customary form and covering such matters of the type customarily covered by comfort letters as such Underwriters and the Requesting Holders may reasonably request;
(g)          use commercially reasonable efforts to obtain and deliver to the Underwriters and the Requesting Holders a 10b-5 statement and legal opinions from the Company's counsel in customary form and covering such matters as customarily covered by 10b-5 statements and legal opinions as such Underwriters and the Requesting Holders may reasonably request;
(h)          otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the SEC; and
(i)          use commercially reasonable efforts to cause all Registrable Securities to be listed or quoted on each securities exchange on which securities of the same class issued by the Company are then listed.
SECTION 3.05  Conditions to Offerings.  The obligations of the Company to take the actions contemplated by Sections 3.01, 3.02 and 3.04 with respect to an offering of Registrable Securities shall be subject to the following conditions:
(a)          the Requesting Holders shall conform to all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of securities;
(b)          the Requesting Holders shall advise each Underwriter through which any of the Registrable Securities are offered that the Registrable Securities are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act;
(c)          the Company may require the Requesting Holders to furnish to the Company such information regarding the Requesting Holders or the distribution of the Registrable Securities as the Company may from time to time reasonably request in writing, in each case only as required by the Securities Act or the rules and regulations thereunder or under state securities or blue sky laws; and
(d)          in any underwritten offering pursuant to Section 3.01 or Section 3.02 hereof, any Requesting Holder, together with the Company, shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings, including custody agreements, powers of attorney and indemnification provisions relating to information provided in writing by the Requesting Holders.
Each Requesting Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.04(c) hereof or a condition described in Section 3.06 hereof, all Requesting Holders will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering the sale of such shares of Registrable Securities until the Requesting Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3.04(c) hereof or notice from the Company of the termination of the Deferral Period and, if so directed by the Company, will promptly deliver to the Company all copies (other than any permanent file copies then in such Requesting Holder's possession) of the most recent prospectus covering such Registrable Securities that was current at the time of receipt of such notice.
SECTION 3.06  Deferral Period.  The Company's obligations pursuant to Sections 3.01 and 3.02 hereof shall be suspended if compliance with such obligations would (a) violate applicable Law or (b) require the Company to disclose a material financing, acquisition or other corporate development, and the proper officers of the Company have determined, in the good faith exercise of their reasonable business judgment, that such disclosure is not in the best interests of the Company; provided, however, that any such suspension shall not exceed 90 consecutive days and all such suspensions shall not exceed 120 days in any twelve-month period (the "Deferral Period").  The Company shall promptly give the Requesting Holder written notice of any such suspension containing the approximate length of the anticipated delay, and the Company shall notify the Requesting Holder upon the termination of the Deferral Period.

SECTION 3.07  Registration Expenses.  All fees and expenses incident to the Company's performance of or compliance with the registration obligations of this Article III, including all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for any Underwriters in connection with blue sky qualifications of the Registrable Securities), printing expenses, messenger and delivery expenses of the Company, any registration or filing fees payable under any Federal or state securities or blue sky laws, the fees and expenses incurred in connection with any listing or quoting of the securities to be registered on any national securities exchange or automated quotation system, fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any comfort letters required by or incident to such performance) and the fees and expenses of other Persons retained by the Company, will be borne by the Company.  The Requesting Holders will bear and pay any underwriting and placement discounts and commissions, agency and placement fees and brokers' commissions applicable to securities offered for its account and transfer taxes, if any, relating to the sale or disposition of such securities. The Company shall reimburse the Requesting Holders for the reasonable legal fees and expenses of one law firm chosen by the Requesting holders of a majority of the Registrable Securities included in such registration or sale, not to exceed $50,000 in the aggregate per annum, in connection with the registration of their Registrable Securities.
SECTION 3.08  Indemnification.  (a) In connection with any registration of Registrable Securities pursuant to Section 3.01 or 3.02 hereof, the Company agrees to indemnify, defend and hold harmless each Requesting Holder, its partners, directors, members, officers and employees, and any Person who controls such Requesting Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing Persons, from and against any loss, damage, expense, liability or claim (including the reasonable cost of investigation) which, jointly or severally, such Requesting Holder or any such Person may incur under the Securities Act, the Exchange Act, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of material fact contained in any Registration Statement (or in the Registration Statement as amended by any post-effective amendment thereof by the Company), prospectus or preliminary prospectus contained therein, or arises out of or is based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the light of the circumstances under which they were made) not misleading, except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in, and in conformity with, information concerning the Requesting Holder, its partners, directors, members, officers or controlling Persons furnished in writing by or on behalf of the Requesting Holder to the Company expressly for use in, the Registration Statement, prospectus or preliminary prospectus or arises out of or is based upon any omission or alleged omission to state a material fact in the Registration Statement, prospectus or preliminary prospectus in connection with such information, which material fact was not contained in such information and which material fact was required to be stated in such Registration Statement, prospectus or preliminary prospectus or was necessary to make such information not misleading.  Notwithstanding the forgoing, with respect to any untrue statement or omission of material fact made in any prospectus or preliminary prospectus, the provisions of this Section 3.08 shall not inure to the benefit of any Investor from whom the Person asserting any such loss, claim, damages, liabilities or expenses purchased the Registrable Securities to the extent that it shall be established that (i) any such loss, claim, damages, liabilities or expenses of such Person arises primarily from the fact that the Investor sold Registrable Securities to such a Person, (ii) there was not sent or given a copy of the final prospectus (as amended or supplemented) at or prior to the written confirmation of such sale and (iii) the final prospectus (as amended or supplemented) would have corrected any such untrue statement or omission of a material fact.

(b)          In connection with any Registration Statement, the Requesting Holders will furnish to the Company in writing such information and affidavits with respect to the Requesting Holders as the Company reasonably requests, including information relating to the Requesting Holders for use in connection with any such Registration Statement, prospectus or preliminary prospectus and agree to jointly and severally indemnify, defend and hold harmless the Company, its directors, officers and employees and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to the Requesting Holders, but only in connection with information relating to the Requesting Holders, as the case may be, furnished to the Company in writing by or on behalf of the Requesting Holders expressly for use in the Registration Statement, the prospectus, any amendment or supplement thereto, or any preliminary prospectus.
(c)          If any action, suit or proceeding (each, a "Proceeding") is brought against a Person (an "Indemnified Party") in respect of which indemnity may be sought against the Company or a Requesting Holder (as applicable, the "Indemnifying Party") pursuant to subsection (a) or (b) of this Section 3.08, such Indemnified Party shall notify the Indemnifying Party in writing, and in reasonable detail to the extent known, of the Proceeding promptly after receipt by such Indemnified Party of notice of the Proceeding, and shall deliver to the Indemnifying Party, promptly after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Proceeding; provided, however, that the failure to provide such notice or such documents shall not release the Indemnifying Party from any of its obligations under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure.  In case any such Proceeding shall be brought against any Indemnified Party, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, in its sole discretion, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, (x) the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith (such cooperation to include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder) and (y) the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party, in connection with the defense thereof.  For the avoidance of doubt, the Indemnified Party may take any actions reasonably necessary to defend such Proceeding prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence.  If the Indemnifying Party elects not to assume the defense of such Proceeding, it is understood that the Indemnifying Party shall not, in connection with any one such Proceeding or separate but substantially similar or related Proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to one separate firm of local attorneys in each such jurisdiction) at any time for such Indemnified Party.  In the event the Indemnified Party assumes the defense of the Proceeding, the Indemnified Party shall keep the Indemnifying Party reasonably informed of the progress of any such Proceeding.  The Indemnifying Party shall not be liable for any settlement of a Proceeding that an Indemnified Party may effect without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened Proceeding in respect of which indemnification or contribution may be sought hereunder unless such settlement, compromise or judgment (i) includes an unconditional release of such Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of an Indemnified Party.  The Indemnifying Party shall pay or cause to be paid all amounts arising out of any settlement or judgment to which it consented in accordance with the terms of such settlement or judgment.

SECTION 3.09  Rule 144.  For so long as the Company is subject to the requirements of Section 13, 14 or 15(d) of the Securities Act, the Company agrees that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and it will take such further action as the Investors reasonably may request, all to the extent required from time to time to enable the Investors to sell Registrable Securities within the limitation of the exemptions provided by (a) Rule 144 or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of an Investor, the Company will deliver to such Investor a written statement as to whether it has complied with such requirements.
SECTION 3.10  Lockup.  If and to the extent requested by the managing Underwriters of an underwritten public offering of Common Stock, the Company and the Investors agree to enter into a reasonable and customary lock-up agreement with the Underwriters.
SECTION 3.11  Termination of Registration Rights.  The registration rights contained in this Article III with respect to a particular Investor shall terminate on the date on which all Consideration Shares held by such Investor that are subject to this Agreement cease to be Registrable Securities.  Notwithstanding the forgoing, the registration rights contained in this Article III shall terminate in any event with respect to any Investor when any such holder no longer owns any Registrable Securities.  In addition, even if the registration rights contained in this Article III are no longer in effect, in the event that an Investor intends to dispose of a significant number of shares of Common Stock and such disposition could reasonably be expected to have an adverse impact on the trading price of shares of Common Stock or otherwise have an adverse impact on the market for Common Stock, the Company and such Investor shall cooperate in connection with such disposition and shall take commercially reasonable efforts to mitigate the adverse effects of any such disposition; provided, however, that subject to the restrictions contained in Article V, nothing in this sentence shall be deemed to restrict an Investor in connection with the sale of any Common Stock (including the size or timing of such disposition).
ARTICLE IV

Limitations on Purchases of
Equity Securities and Other Actions
SECTION 4.01  Purchases of Equity Securities.  Subject to the exceptions set forth in Section 4.03, during the Standstill Period, the Investor Parties shall not, directly or indirectly, acquire, agree to acquire or make a proposal to acquire beneficial ownership of any Equity Securities. Equity Securities acquired pursuant to this Article IV shall be subject to all the terms, covenants and conditions of this Agreement.
SECTION 4.02  Additional Limitations.  Subject to the exceptions set forth in Section 4.03, during the Standstill Period, the Investor Parties shall not, without the prior written consent of the majority of the Other Directors:
(a)          seek, make, make any public announcement with respect to or take any action to solicit, initiate or encourage any offer or proposal for, or any indication of interest in, any (i) merger, consolidation, tender, exchange offer or other business combination involving the Company or any of its subsidiaries, or any equity interest therein, (ii) sale or purchase of a substantial portion of the assets of the Company or any of its subsidiaries, (iii) dissolution, liquidation, restructuring, recapitalization of, or similar transaction involving, the Company or any of its subsidiaries or (iv) acquisition of any equity interest in the Company or any of its subsidiaries;
(b)          "solicit", or become a "participant" in any "solicitation" of, any "proxy" (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Equity Securities in connection with any vote on any matter (whether or not relating to the election or removal of Directors), or agree or announce its intention to vote with any Person undertaking a "solicitation";

(c)          form, join or in any way participate in a 13D Group with respect to any Equity Securities (other than a 13D Group composed of one or more Investor Parties);
(d)          grant any proxies with respect to any Equity Securities to any Person (other than the Company or as recommended by the Board) or deposit any Equity Securities in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof;
(e)          seek, alone or in concert with other Persons, additional representation on the Board or seek the removal of any member of the Board that is not an Investor Director or a change in the composition or size of the Board that is inconsistent with this Agreement;
(f)          call, request the calling of, or otherwise seek or assist in the calling of a special meeting of the shareholders of the Company;
(g)          make any proposals to be considered at any special or annual meeting of shareholders of the Company that involve any of the matters which are prohibited by Section 4.02, or which otherwise seek to control, change or influence the management, the Board, or the Company's policies, or which are inconsistent with the terms of this Agreement;
(h)          enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance or assist any other Persons in connection with any of the foregoing, or disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing, or make or take any action that would reasonably be expected to cause the Company to make a public announcement regarding any intention of any Investor Party to take an action that would be prohibited by, or inconsistent with, the foregoing; or
(i)          request, propose or otherwise seek any amendment or waiver of or release from, or otherwise act to contest the validity of, the restrictions set forth in the provisions of Article IV; provided, however, that nothing in this Agreement shall be deemed to restrict what any Investor Director may say or discuss at any meeting of the Board.
SECTION 4.03  Standstill Exceptions.  Notwithstanding Sections 4.01 and 4.02, during the Standstill Period, the Investor Parties:
(a)          may acquire the Consideration Shares pursuant to the Share Purchase Agreement;
(b)          may acquire Consideration Shares pursuant to a Permitted Transfer in accordance with Section 5.01(a);
(c)          may acquire in any manner, including public market transactions (through market or block purchases), beneficial ownership of additional Equity Securities if, after giving effect to any such acquisition, the Aggregate Ownership Limitation would not be exceeded;
(d)          shall be permitted (i) if the Company publicly announces its intent to pursue a Buyout Transaction, to privately make a counteroffer or proposal to the Board (an "Investor Buyout Counteroffer") and (ii) if the Board approves, recommends or accepts (including by entering into a definitive agreement with respect to) a Buyout Transaction with an Unaffiliated Third Party (with the Investor Directors recusing themselves from any and all consideration by the Board or committee thereof), to take any of the actions described in subsections (a) through (i) of Section 4.02, subject to 5.01(a), until such Buyout Transaction is terminated or abandoned, and such standstill restrictions set forth in subsections (a) through (i) of Section 4.02 shall become applicable again upon any such termination or abandonment (unless the Board determines that such standstill restrictions shall cease earlier, with the Investor Directors recusing themselves from any and all consideration by the Board or any committee thereof); provided that, following the termination or abandonment of such Buyout Transaction, Section 4.02 shall not be deemed to have been breached in connection with any action taken by the Investor Parties during the time that Section 4.02 became inapplicable pursuant to this Section 4.03(d), provided that such action is discontinued upon the receipt by the Investor Parties of a written notice from the Board of the termination or abandonment of the applicable Buyout Transaction;

(e)          shall have the right, if an Unaffiliated Third Party commences a proxy contest with respect to the election of directors, which, if successful, would result in members of the Board in office immediately prior to such event constituting less than a majority of the Board thereafter, to take any action described in subsection (b) of Section 4.02, but only in respect of support of the Company's director nominees and the Investor Directors and opposition to such Unaffiliated Third Party's director nominees for such proxy context, until the date that the Board delivers written notice to the Investor Parties that in the Board's good faith determination such proxy contest has concluded or been withdrawn; and
(f)          shall have the right to make requests to the Board to amend or waive any of the limitations set forth in Section 4.01 or 4.02, which the Other Directors, acting by majority, may accept or reject in their sole discretion; provided, however, that (i) any such request shall not be publicly disclosed by the Investor Parties and (ii) any such request shall be made in a manner that is not reasonably likely to require the public disclosure of such request by the Company.
SECTION 4.04  Shareholder Rights Plans.  Effective upon the execution of this Agreement, the Company shall have amended its Stockholders Rights Agreement, dated August 14, 2009, by and between the Company and Computershare Trust Company, N.A., in order to exempt, until the Standstill Expiration Date, the Investor Parties from the definition of "Acquiring Person" thereunder for so long as the Aggregate Ownership Limitation is not exceeded. Until the Standstill Expiration Date, neither the Company, the Board nor any committee thereof shall, without the prior approval of the majority of the Investors, extend, declare or enter into any shareholder rights plan, rights agreement or any other "poison pill", "proxy put" or other antitakeover arrangement (collectively, a "Plan"), other than such Plan that is in existence on the Completion Date, if such Plan would restrict the Investor Parties from (i) engaging in any transaction, or taking any action, consistent with the terms of this Agreement, to acquire Equity Securities so long as, after giving effect to such acquisition, the Aggregate Ownership Limitation would not be exceeded, or (ii) consummating an Investor Buyout Counteroffer made in accordance with subsection (d) of Section 4.03.

SECTION 4.05  Restriction on Transfer of Interests of the Shareholders. Until the Standstill Expiration Date, each Shareholder shall not, without the Company's prior written consent, Transfer any of its respective equity interests in any of the Investors, other than to testamentary transferees or other Shareholders that, in each case, are or, simultaneously with such Transfer and pursuant to documentation in form and substance acceptable to the Company, become party to this Agreement.
ARTICLE V

Transfer of Voting Stock
SECTION 5.01  Limitation on Transfer of Voting Stock.
(a)          Each Investor hereby agrees not to Transfer (i) any Consideration Shares, beneficial ownership thereof or any other interest therein, prior to the expiration of the Restricted Period or (ii) any Consideration Shares that are subject to the Extended Restricted Period, beneficial ownership thereof or any other interest therein, prior to the expiration of the Extended Restricted Period, except, in each case, for a Transfer of Consideration Shares (which Transfer includes all beneficial ownership, voting rights and other interests therein) to (i) other Shareholders that are party to this Agreement or (ii) an Affiliate of an Investor or an Investor Controlled Affiliate of a Shareholder (a "Permitted Transferee"), provided that such Permitted Transferee shall agree in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company) to be bound by the terms of this Agreement as if such Permitted Transferee was an Investor hereunder (each such Transfer, a "Permitted Transfer"), in which case, for the purposes of this Agreement, such Permitted Transferee shall be deemed to be an "Investor" as such term is used herein. Any purported Transfer that is not in accordance with the terms and conditions of this Section 5.01 shall be, to the fullest extent permitted by law, null and void ab initio, and, in addition to other rights and remedies at law and in equity, the Company shall be entitled to injunctive relief enjoining the prohibited action.

(b)          Each Shareholder agrees that it shall not, and shall cause each of its Investor Controlled Affiliates not to, directly or indirectly, Transfer any beneficially owned Voting Stock without the prior written consent of the Company (which consent may be given or withheld or made subject to such conditions as are determined by the Company in its sole discretion) to (i) any Person or 13D Group in an amount constituting 15% or more of the beneficially owned Voting Stock then outstanding or (ii) any Person or 13D Group that, immediately following such Transfer, and to the Shareholder's knowledge, would beneficially own in the aggregate 15% or more of the Voting Stock then outstanding (it being agreed that the Shareholder's knowledge shall be deemed to include all then-available SEC Reports filed by such Person or 13D Group); provided, that, this Section 5.01(b) shall not restrict the Investor Parties from directly or indirectly selling, transferring or otherwise disposing of Voting Stock that is not subject to the Restricted Period or Extended Restricted Period (i) in connection with a tender or exchange offer for Equity Securities (provided that the Board has not recommended to its shareholders that such tender offer or exchange offer be rejected) or (ii) to the extent permitted by Section 4.03(d).
SECTION 5.02  Legend.  (a) The Company may place appropriate legends and/or stop transfer order on the Consideration Shares held by the Investors setting forth the restrictions referred to in the Share Purchase Agreement, in Section 5.01(a) and Section 5.03 of this Agreement, and any restrictions appropriate for compliance with U.S. federal securities laws.  The Investors agree with the Company the Consideration Shares held by the Investors shall be marked with a legend substantially in the form set forth below, as well as any additional legend or restricted notation imposed or required by applicable securities Laws:
THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE EXCHANGE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (WHICH TRANSACTION SHALL BE ACCOMPANIED BY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND OTHER APPLICABLE LAWS) OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.
THESE SECURITIES ARE SUBJECT TO RESTRICTIONS SET FORTH IN THE INVESTORS' RIGHTS AGREEMENT DATED [•], 2018 BY AND AMONG AEGEAN MARINE PETROLEUM NETWORK INC. AND EACH OF THE INVESTORS LISTED ON SCHEDULE A THERETO AND THE INDIVIDUALS LISTED ON SCHEDULE B THERETO, AS AMENDED FROM TIME TO TIME.
(a)          The Company will promptly cause the transfer agent to remove the restrictive legend with respect to applicable Consideration Shares, upon request, in order to permit the Investor Parties to engage in sales, transfers and other dispositions that are not restricted hereunder or under U.S. federal securities laws.  Purported transfers of shares of Equity Securities that are not in compliance with this Article V shall be void.
SECTION 5.03  Shares Subject to Cancellation. Each Investor, including, for the avoidance of doubt, any Permitted Transferee hereunder, hereby understands and agrees that during the Restricted Period and the Extended Restricted Period, the Cancellable Shares held by such Investor or Permitted Transferee may be cancelled by the Company in accordance with clause 4.6 of the Share Purchase Agreement, without the prior consent or other action by such Investor or Permitted Transferee.

ARTICLE VI

Restricted Business
SECTION 6.01  Non-Competition. Each Shareholder agrees and undertakes to the Company and its subsidiaries that it shall not, and shall cause each of its Investor Controlled Affiliates not to, at any time during the Non-Competition Period:
(a)          in any geographic area in which the Business (or any part of it) is carried on at the Completion Date, carry on or be employed, engaged, concerned or interested in, or in any way assist, a Restricted Business;
(b)          (i) canvass, solicit or otherwise seek the custom of any Restricted Customer or Prospective Customer with a view to providing goods or services to them in competition with the Business; or (ii) induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, H.E.C. or any of its subsidiaries, or do any other thing which is reasonably likely to have such an effect;
(c)          have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to them in competition with the Business;
(d)          have any business dealings with, or solicit, entice or attempt to entice away, any person who is at the Completion Date, or has been at any time during the period of 12 months immediately preceding the Completion Date, a supplier of goods or services to H.E.C. or any of its subsidiaries, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or to reduce its supply of goods or services to, H.E.C. or any of its subsidiaries, or to vary adversely the terms upon which it conducts business with H.E.C. or any of its subsidiaries; or
(e)          offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from H.E.C or any of its subsidiaries, any Restricted Person, or procure or facilitate in relation to a Restricted Person the making of any such offer or attempt by any other person;
SECTION 6.02  Applicability.  The agreements and undertakings in Section 6.01 are intended for the benefit of, and shall be enforceable by, the Company and its subsidiaries (including H.E.C. and its subsidiaries) and shall apply to actions carried out by the relevant Shareholder and its Investor Controlled Affiliates in any capacity (including as shareholder, partner, director, principal, consultant, officer, employee, agent or otherwise) and whether directly or indirectly, on behalf of the Shareholder or its Investor Controlled Affiliates or on behalf of, or jointly with, any other person.
SECTION 6.03  Exceptions.  Nothing in Section 6.01 shall prevent any Shareholder or its Investor Controlled Affiliates from holding for investment purposes only: (i) units of any authorised unit trust; or (ii) any class of shares or securities of any company traded on the NYSE or another recognized securities exchange.
SECTION 6.04  Enforceability.  Each of the agreements and undertakings in Section 6.01 is a separate agreement and undertaking by each Shareholder in relation to itself and its interests and shall be enforceable by the Company and its subsidiaries separately and independently of their right to enforce any one or more of the other agreements and undertakings contained in that clause.
SECTION 6.05  Fair and Reasonable. The parties hereto acknowledge that the Shareholders have confidential information relating to the Business and that the Company and its subsidiaries are entitled to protect the goodwill of the Business as a result of its acquisition of H.E.C. Accordingly, each of the covenants in Section 6.01 is considered fair and reasonable by the parties.

ARTICLE VII

Miscellaneous
SECTION 7.01  Notices.  All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally or by electronic mail or facsimile, upon confirmation of receipt; (b) on the first Business Day following the date of dispatch if delivered express mail by a recognized overnight courier service; or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either party to this Agreement shall specify by notice given in accordance with this Section 7.01.
(a)          if to the Company, to
Aegean Marine Petroleum Network Inc.
10 Akti Kondili
185 45, Piraeus
Greece
Fax: +[•]
Attention:          Spyros Fokas, General Counsel
                             sfokas@ampni.com
with a copy to:
Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Fax: 212-480-8421
 Phone: 212-574-1200
Attention:          Gary J. Wolfe, Esq.

(b)          if to the Investors, to their respective addresses as set forth on Schedule A hereto with a copy to AB Management LLC, attention: Antonios Backos, abackos@abmgmtllc.com.
(c)          if to the Investor Group Members, to their respective addresses as set forth on Schedule B hereto with a copy to AB Management LLC, attention: Antonios Backos, abackos@abmgmtllc.com.
SECTION 7.02  Amendments; Waivers.  (a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Company and the Shareholders, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that no such amendment or waiver by the Company shall be effective without the approval of a majority of the Other Directors.
(a)          The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or otherwise.

SECTION 7.03  Interpretation.  When a reference is made in this Agreement to "Articles" or "Sections", such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words "date hereof" shall refer to the date of this Agreement.  The term "or" is not exclusive.  The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if". All references to "$" or "dollars" mean the lawful currency of the United States of America. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.  Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented.  Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to a Person are also to its permitted successors and assigns.
SECTION 7.04  Termination.
(a)          Automatic Termination.  Other than the termination provisions applicable to particular Sections of this Agreement that are specifically provided elsewhere in this Agreement, this Agreement shall terminate, subject to Section 7.04(b)(i), upon the mutual written agreement of the Company and the Shareholders or upon the earlier of (i) the Change of Control of the Company and (ii) at such time after the Completion Date when none of the Investor Parties beneficially owns any shares of the Voting Stock.
(b)          Survival.  In the event that this Agreement shall terminate, all provisions of this Agreement shall terminate and shall be void, except (i) Article III shall survive any such termination until the Investors no longer hold Registrable Securities and (ii) Articles I and VI and Section 3.08 shall survive any such termination indefinitely.
SECTION 7.05  Further Assurances.  Each party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
SECTION 7.06  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties hereto.  Any purported assignment without such prior written consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding anything to the contrary in this Section 7.06, the Investor may assign, in whole or in part, this Agreement and its rights, interests or obligations hereunder to (i) any of its Permitted Transferees in accordance with Section 5.01(a) or (ii) any Person who acquires, directly or indirectly, all or substantially all of its consolidated assets (including by way of merger, amalgamation or otherwise by operation of law).
SECTION 7.07  Governing Law.  This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly, shall be governed by and construed in accordance with the laws of the Republic of the Marshall Islands, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  The parties declare that it is their intention that this Agreement shall be regarded as made under the laws of the Republic of the Marshall Islands and that the laws of the Republic of the Marshall Islands shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.

SECTION 7.08  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 7.09  Consent to Jurisdiction; Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions (without the proof of actual damages) to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement and that neither party nor any of their respective Representatives shall oppose the granting of such relief, this being in addition to any other remedy to which they are entitled at law or in equity. Each party also agrees that it and its Representatives shall waive any requirement for the security or posting of any bond in connection with any such equitable relief.  In addition, each of the parties irrevocably submits to the jurisdiction of the courts of the Republic of the Marshall Islands, which jurisdiction shall be exclusive, for the purposes of any suit, action or other proceeding arising out of this Agreement.  Each party irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in any court of the Republic of the Marshall Islands or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
SECTION 7.10  Effectiveness.  This Agreement shall become effective upon the Completion Date.
SECTION 7.11  Confidentiality.  (a) The Shareholders agree to maintain, and shall cause their respective subsidiaries and Investor Controlled Affiliates, and its and their directors, officers, partners, employees, agents, counsel, advisors, consultants and other Representatives (including any Investor Director appointed pursuant to Section 2.01(a)) to maintain, the confidentiality of all information obtained by the Investor Parties and their Representatives from the Company or any of its subsidiaries or Representatives, and not to use such information for any purpose other than (i) the evaluation and protection of the investment by the Investor Parties in the Company, (ii) the exercise by the Investor Parties of any of its rights under this Agreement (including the right to acquire more Voting Stock) and (iii) the exercise by the Investor Directors of their fiduciary duties as Directors of the Company.
(a)          Notwithstanding anything to the contrary in the foregoing or the Share Purchase Agreement, the confidentiality obligations of Section 7.11(a) will not apply to information obtained other than in violation of this Agreement which:
(i)          was or becomes generally available to the public other than as a result of a breach of Section 7.11(a) or of the Share Purchase Agreement; or
(ii)          was or becomes available to the Investor Parties or their subsidiaries or Representatives on a non-confidential basis by a third-party source who obtained such information other than from any such Person; provided that such source is reasonably believed by each such Person not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the Company or any of its subsidiaries; and any of the Investor Parties, or their subsidiaries or Representatives, may disclose such information to the extent required to disclose by judicial or administrative process, or by other requirements of applicable Law or regulation or any governmental authority; provided, however, that, to the extent practicable, the disclosing party shall (A) give the Company reasonable notice of any such requirement and the opportunity to seek appropriate protective measures and (B) cooperate with the Company in attempting to obtain such protective measures.

SECTION 7.12  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, together with the Share Purchase Agreement and any other agreement expressly contemplated herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties or their Affiliates with respect to the subject matter hereof. Except as expressly set forth in Section 3.08, no provision of this Agreement shall confer upon any Person other than the parties hereto any rights or remedies hereunder.
SECTION 7.13  Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by Law, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
SECTION 7.14  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties, with the same effect as if the signatures were upon the same instrument.
SECTION 7.15  Acknowledgment of Securities Laws.  Each Shareholder hereby acknowledges that it is aware, and that it will advise its Affiliates and representatives who are provided the material non-public information that is the subject of Section 7.11, that the United States securities laws prohibit any Person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communication of such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities.
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IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the day and year first above written.

AEGEAN MARINE PETROLEUM NETWORK INC.

By:
Name:
Title:

PRECITOX HOLDINGS CO. LIMITED

By:
Name:
Title:

ORATOSIO HOLDINGS CO. LIMITED

By:
Name:
Title:

DIMITRIOS MELISANIDIS

By:

POLYXENI MELISANIDIS

By:

IOANNIS AGIOSTRATIS

By:

PRODROMOS AGIOSTRATIS

By:

SCHEDULE A

Investors

Investor	Address
Precitox Holdings Co. Limited	Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus
Oratosio Holdings Co. Limited	Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus

SCHEDULE B

Investor Group Member

Investor Group Member	Address
Dimitrios Melisanidis	c/o Precitox Holdings Co. Limited, Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus
Polyxeni Melisanidis	c/o Precitox Holdings Co. Limited, Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus
Ioannis Agiostratis	c/o Oratosio Holdings Co. Limited, Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus
Prodromos Agiostratis	c/o Oratosio Holdings Co. Limited, Vyronos, 36 Nicosia Tower Center, 8th Floor, 1096 Nicosia, Cyprus

 [End of Schedule 11]

Signed and delivered as a deed on behalf of PRECITOX HOLDINGS CO. LIMITED, a company incorporated in the Republic of Cyprus by Dimitrios Melisanidis and Andreas Kallergis being persons who, in accordance with the laws of that territory, are acting under the authority of the company pursuant to a Special Power of Attorney dated 20 February 2018
/s/ Dimitrios Melisanidis Authorised signatory /s/ Andreas Kallergis Authorised signatory

Signed and delivered as a deed on behalf of ORATOSIO HOLDINGS CO. LIMITED, a company incorporated in the Republic of Cyprus, by Ioannis Agiostratitis and Prodromos Agiostratitis, being persons who, in accordance with the laws of that territory, are acting under the authority of the company pursuant to a Special Power of Attorney dated 20 February 2018
/s/ Ioannis Agiostratitis Authorised signatory /s/ Prodromos Agiostratitis Authorised signatory

Signed and delivered as a deed on behalf of HUMBERTO FINANCE CO., a company incorporated in the Republic of the Marshall Islands, by Dimitrios Melisanidis and Ioannis Agiostratitis, being persons who, in accordance with the laws of that territory, are acting under the authority of the company pursuant to a Power of Attorney dated 20 February 2018
/s/ Dimitrios Melisanidis Authorised signatory /s/ Ioannis Agiostratitis Authorised signatory

Signed and delivered as a deed on behalf of AMPNI HOLDINGS CO. LIMITED, a company incorporated in the Republic of Cyprus, by Spyridon Gianniotis, being a person who, in accordance with the laws of that territory, is acting under the authority of the company, in the presence of:

/s/ Emmanouil Chocklakis
Witness Signature
Witness Name:  Emmanouil Chocklakis
Witness Address:  6 Farmside Dr., Freehold, NJ 07728, USA
Witness Occupation:  COO - Chief Operating Officer
/s/ Spyridon Gianniotis Authorised signatory

Signed and delivered as a deed on behalf of AEGEAN MARINE PETROLEUM NETWORK INC., a company incorporated in the Republic of the Marshall Islands, by Jonathan Mcilroy, being a person who, in accordance with the laws of that territory, is acting under the authority of the company, in the presence of:

/s/ Emmanouil Chocklakis
Witness Signature
Witness Name:  Emmanouil Chocklakis
Witness Address:  6 Farmside Dr., Freehold, NJ 07728, USA
Witness Occupation:  COO - Chief Operating Officer
/s/ Jonathan McIlroy Authorised signatory